JOINT VENTURE AGREEMENT

BY AND AMONG

ORBOTECH LTD.

AND

VALOR COMPUTERIZED SYSTEMS LTD.

DORON COHEN - DAVID COHEN	I. GORNITZKY & CO.
LAW OFFICES	ADVOCATES
14 ABBA HILLEL ROAD	45 ROTHSCHILD BLVD.
RAMAT-GAN 52506	TEL-AVIV 65784

seven hundred thirty-sixth

CONSOLIDATED AMENDMENT TO THE JOINT VENTURE AGREEMENT

This Consolidated Amendment to the Joint Venture Agreement (this “Amendment”), made and entered into as of the ___ day of September, 1999

BY AND BETWEEN

ORBOTECH LTD. with an address at New Industrial Zone, Yavne, Israel
(hereinafter: “Orbotech”)
of the one part

AND

VALOR COMPUTERIZED SYSTEMS LTD. with an address at New Industrial
Zone, Yavne, Israel
(hereinafter: “Valor”)
of the second part

AND

FRONTLINE P.C.B. SOLUTIONS LIMITED PARTNERSHIP with an address at New Industrial Zone, Yavne, Israel
(hereinafter: “Frontline”)
of the third part

AND

FRONTLINE P.C.B. SOLUTIONS (1998) LTD. with an address at New Industrial Zone, Yavne, Israel
(hereinafter: “Frontline Ltd.”)
of the fourth part
(collectively the “Parties”, each a “Party”)

WHEREAS:
Orbotech and Valor entered into a Joint Venture Agreement as of August 10, 1998 which Frontline and Frontline Ltd. subsequently became parties to and which the Parties subsequently amended and/or agreed to amend (such Joint Venture Agreement as amended, the “JV Agreement”); and

WHEREAS:	the Parties desire to consolidate the various amendments made to the JV Agreement to date and further amend the terms thereof, as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein the parties hereto agree as follows:

1.
Effective as of the date hereof, the binding version of the JV Agreement, incorporating all amendments thereto made or agreed to by the parties to date, shall be the Consolidated Version attached hereto as Exhibit A.

IN WITNESS WHEREOF, the parties hereto have executed this Consolidated Amendment as of the day and year first above written.

/s/ Jaron Lotan	/s/ S. Dolberg [COMPANY SEAL]
ORBOTECH LTD.	VALOR COMPUTERIZED SYSTEMS LTD.

By: _____________________________	By: S. Dolberg
Title:____________________________	Title: C.E.O.

Date:____________________________	Date: 8/10/99

FRONTLINE P.C.B SOLUTIONS LIMITED PARTNERSHIP	FRONTLINE P.C.B. SOLUTIONS (1998) LTD.

By: /s/ J. Lotan	By: /s/ J. Lotan
Frontline P.C.B. Solutions (1998) Ltd., general partner

By: _____________________________

Title:____________________________	Title: _________________

Date:____________________________	Date: _________________

CONSOLIDATED VERSION

JOINT VENTURE AGREEMENT

BY AND AMONG

ORBOTECH LTD.

AND

VALOR COMPUTERIZED SYSTEMS LTD.

CONSOLIDATED VERSION

CONSOLIDATED VERSION

		PAGE NO.

6.5.	Additional Developments Benefiting Orbotech or Valor.	21
6.6.	JV Development Products.	21
6.7.	Termination.	21

SECTION 7 - Sales and Customer Support		21
7.1.	Sales and Customer Support Agents.	21
7.2.	Conditions to Maintain Sales Rights.	22
7.3.	Interfaces for Other Products.	22
7.4.	JV/Orbotech Interface Products.	23
7.5.	Valor Subsidiaries.	23
7.6.	Assignment of Sales, Agency and Customer Agreements.	23
7.7.	Service Continuity.	23
7.8.	“Effective” Assignment.	23
7.9.	OEM Arrangements.	24
7.10.	Inconsistent Arrangements.	24
7.11.	Agency Agreements Warranty.	24
7.12.	Marketing Subsidiaries.	25

SECTION 8 - Representations, Warranties and Undertakings of the Parties		24

8.1.	Due Incorporation.	25
8.2.	Due Authorization.	25
8.3.	Ownership of the JV Assets.	25
8.4.	Liabilities.	25
8.5.	Actions.	26
8.6.	IP Rights.	26
8.7.	Material Assets.	27
8.8.	1997 Revenue.	27
8.9.	No Misleading Statement.	27
8.10.	Founding Shareholder Cooperation.	27
8.11.	No Assumption of Liability.	27

SECTION 9 - Governance of the JV Entities		28
9.1.	General Principles.	28
9.2.	Board of Directors; Executive Committee.	28
9.3.	Budget.	30
9.4.	General Managers.	30
9.5.	Management and Officers.	30
9.6.	Major Decisions — Shareholders.	31
9.7.	Major Decisions — Board of Directors.	32
9.8.	Reports.	33

SECTION 10 - Intellectual Property		35
10.1.	Intellectual Property Owned/Retained by Orbotech
	and Valor.	35

CONSOLIDATED VERSION

CONSOLIDATED VERSION

APPENDICES

CONSOLIDATED VERSION

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”),
made and entered into as of the 10th day of August, 1998

BY AND BETWEEN

ORBOTECH LTD. with an address at New Industrial Zone, Yavne, Israel

(hereinafter: “Orbotech”)
of the one part

AND

VALOR COMPUTERIZED SYSTEMS LTD. with an address at New Industrial
Zone, Yavne, Israel

(hereinafter: “Valor”)
of the other part
(collectively the “Parties”, each a “Party”)

WHEREAS:
Orbotech is engaged, inter alia, in the development, manufacturing, marketing, sale and after sales support of automated optical inspection (“AOI”) systems, computer aided manufacturing (“CAM”) and archiving systems, plotters and direct imaging systems for use in the manufacture of printed circuit boards (“PCBs”) and of AOI systems for use in the manufacture of multi-chip modules and flat panel displays and in the processes involved in the mounting of PCBs with electronic components; and

WHEREAS:
Valor is engaged, inter alia, in the development, manufacturing, marketing, sale and after sales support of data management and archiving systems for use in the design of PCBs, design for manufacturing, simulation and analysis tools for use in PCB layout, CAM and archiving systems for use in the manufacture of PCBs and CAM systems for use in the mounting of PCBs with electronic components; and

WHEREAS:	The Parties derive revenue from their CAM and archiving activities from sales and after sales support; and

WHEREAS:
Each Party’s CAM and archiving systems for use in the manufacture of PCBs are based on intellectual property which is subject to claims of ownership by the other Party, which claims have been brought before courts in Israel and the United States and the Parties have resolved to acknowledge that their respective CAM and archiving systems for use in the manufacture of PCBs

CONSOLIDATED VERSION

are based on intellectual property which is jointly owned and to waive and dismiss their respective claims with respect thereto, all subject and pursuant to the terms of this Agreement; and

WHEREAS:
Orbotech and Valor desire to enter into a joint venture (the “Joint Venture”) to consolidate their efforts in the development, manufacturing, marketing, sale and after sales support of CAM and archiving systems for use in the manufacture of PCBs so as to become a world leader in such field while retaining all their respective rights relating to all other uses and all other developments and products in which each of them is or may become engaged, all upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein the parties hereto agree as follows:

SECTION 1
Definitions

The following terms in this Agreement shall have the meaning ascribed to them as follows:

1.1. “Action” - as set forth in Section 8.5 hereof.

1.2. “Additional Working Capital” - as set forth in Section 3.5 hereof.

1.3. “Affiliates” - with respect to any Party, an entity controlled by, controlling, or under common control with such Party. For purposes hereof, “control” of an entity shall mean the ownership of: (1) more than 50% of the equity securities (or similar interests) of the entity; and (2) more than 50% of the right to participate in the entity’s profits and assets upon liquidation or winding-up; and (3) the right to appoint more than 50% of the members of the board of directors (or similar governing body) of such entity.

1.4. “AOI” - automated optical inspection.

1.5. “Appraiser” - as set forth in Section 16.5.3.2 hereof.

1.6. “Arbitrator” - as set forth in Section 12.2 hereof.

1.7. “Authority” - as set forth in Section 8.5 hereof.

1.8. “Beneficial Interests” - as set forth in Section 16.1.1 hereof.

1.9. “Board” - as set forth in Section 9.2.1 hereof.

CONSOLIDATED VERSION

1.10. “Budget” - as set forth in Section 9.3 hereof.

1.11. “Buy Offer” - as set forth in Section 16.7.3 hereof.

1.12. “CAM” - computer aided manufacturing.

1.13. “Change in Control” - as set forth in Section 16.6.3 hereof.

1.14. “Changed Shareholder” - as set forth in Section 16.6.1 hereof.

1.15. “Claims Affiliates” - as set forth in Section 19.3 hereof.

1.16. “Closing” - the closing of the transactions hereunder.

1.17. “Closing Date” - the seventh (7th) business day following the day in which both Founding Shareholders have confirmed in writing that all Conditions Precedent pursuant to Section 14 hereof have either been satisfied or waived.

1.18. “CMs” - contract manufacturer.

1.19. “Confidential Information” - as set forth in Section 18.2 hereof.

1.20. “Conditions Precedent” - as set forth in Section 14.1 hereof.

1.21. “Controlling Group of Valor” - as set forth in Appendix 16.6.3

1.22. “Designated Employees” - as set forth in Section 5.1 hereof.

1.23.  Deleted
1.24. “directly or indirectly” - as set forth in Section 11.5 hereof for purposes of Section 11.

1.25. “Directors” - as set forth in Section 9.2.1 hereof.

1.26. “Dispute Notice” - as set forth in Section 12.1 hereof.

1.27. “EIT” - Electronic Imaging Technologies Co. Ltd.

1.28. “Executive Committee” - as set forth in Section 9.2.3 hereof.

1.29. “Execution Date” - the date set forth above in the preamble to this Agreement.

1.30. “Exercise Notice” - as set forth in Section 16.3.2 hereof.

1.31. “First Negotiation Notice” - as set forth in Section 16.2.1 hereof.

CONSOLIDATED VERSION

1.32. “First Negotiation Period” - as set forth in Section 16.2.2 hereof.

1.33. “Founding Shareholder(s)” - as set forth in Section 2.2 hereof.

1.34. “Founding Shareholder Conditions” - as set forth in Section 14.2 hereof.

1.35. “Founding Shareholder Holding Period” - as set forth in Section 11.1 hereof.

1.36. “Founding Shareholder NC Period” - as set forth in Section 11.1 hereof.

1.37. “Independent Director” - as set forth in Section 9.2.6 hereof.

1.38. “IP Developments” - as set forth in Section 10.2 hereof.

1.39. “IP Rights” - as set forth in Section 10.1 hereof.

1.40. “Joint Venture” - as set forth in the Preamble hereof.

1.41. “JV Activities” - as set forth in Section 2.1 hereof.

1.42. “JV Assets” - as set forth in Section 4.1 hereof.

1.43. “JV Company” - as set forth in Section 2.2 hereof.

1.44. “JV Development Products” - as set forth in Section 2.1 hereof.

1.45. “JV Entities/JV/JV Entity” - as set forth in Section 2.2 hereof.

1.46. “JV Existing Products” - as set forth in Section 2.1 hereof.

1.47. “JV Future Products” - as set forth in Section 2.1 hereof.

1.48. “JVLP” - as set forth in Section 2.2 hereof.

1.49. “JV/Orbotech Formats and Interfaces” - as set forth in Section 6.2.1 hereof.

1.50. “JV Products” - as set forth in Section 2.1 hereof.

1.51. “JV/Valor Formats and Interfaces” - as set forth in Section 6.3.1. hereof.

1.52. “Minimum Distribution Amount” - as set forth in Section 3.6.3.

1.53.  Deleted

1.54. “No Sale Period” - as set forth in Section 16.1.1 hereof.

CONSOLIDATED VERSION

1.55. “OCS” - as set forth in Section 10.5 hereof.

1.56. “OEM” - original equipment manufacturer.

1.57. “Orbotech Indemnified Persons” - as set forth in Section 17.1 hereof.

1.58. “Other Founding Shareholder” - as set forth in Section 16.2.1 hereof.

1.59. “Other Shareholder” - as set forth in Section 16.6.1 hereof.

1.60. “Open Negotiation Period” - as set forth in Section 16.2.3 hereof.

1.61. “Party/Parties” - as set forth in the Preamble and Section 3.1 hereof.

1.62. “PCB” - printed circuit board.

1.63. “PCB Assembly” - the mounting of bare PCBs with electronic components and all processes involved therewith. For the removal of doubt, “PCB Assembly” does not include the assembly and/or packaging of bare wafers in the “back-end” of the semiconductor industry.

1.64. “PCB Assembly Entities” - any business, entity or division within the electronics and/or manufacturing industry, which is engaged in PCB Assembly activities and/or services, including, but not be limited to, PCB Assembly departments in electronic original equipment manufacturers (“OEMs”), PCB Assembly operations or departments of independent contract manufacturers (“CMs”), PCB Assembly departments or subsidiaries of PCB Fabrication Entities and service bureaus engaged in PCB Assembly activities and/or services such as solder paste stencil design and fabrication. However, PCB Fabrication Entities or PCB Design Entities owned by OEMs and/or PCB Assembly Entities shall not be considered PCB Assembly Entities.

1.65. “PCB Design” - the physical layout design of PCBs, commencing with the reception of PCB schematic data and ending with the generation of layout data for PCB Fabrication and PCB Assembly.

1.66. “PCB Design Entities” - any business, entity or division within the electronics and/or manufacturing industry which is engaged in PCB Design activities and/or services, including, but not limited to, PCB Design departments in electronic OEMs, independent PCB layout service bureaus, PCB Design departments of CMs and PCB Design departments or subsidiaries of PCB Fabrication Entities. However, PCB Fabrication Entities or PCB Assembly Entities owned by OEMs and/or PCB Design

CONSOLIDATED VERSION

Entities shall not be considered PCB Design Entities.

1.67. “PCB Fabrication” - all manufacturing processes of a bare PCB, commencing with preparation and optimization of the bare board production data (also known as pre-production and/or planning and/or engineering and/or CAM processes) and ending with delivery of the finished and tested bare PCB.

1.68. “PCB Fabrication Entities” - any business, entity or division within the electronics and/or manufacturing industry which is engaged in PCB Fabrication activities and/or services, including but not limited to PCB Fabrication departments in electronic OEMs, PCB Fabrication departments of CMs, PCB Fabrication departments or subsidiaries of PCB Design and/or PCB Assembly Entities or of entities which also have PCB Design and/or PCB Assembly departments or subsidiaries. In addition, any business, entity or division engaged in the provision of services to PCB Fabrication Entities, such as, film plotting service bureaus, testing or AOI service bureaus, drill and rout service bureaus, shall be considered a PCB Fabrication Entity. However, PCB Assembly Entities or PCB Design Entities owned by OEMs and/or PCB Fabrication Entities shall not be considered PCB Fabrication Entities.

1.69. “Permitted Transferee” - as set forth in Section 16.5.1 hereof.

1.70. “R&D” - research and development.

1.71. “Right of Approval” - as set forth in Section 16.4.1 hereof.

1.72. “Right of First Refusal” - as set forth in Section 16.3 hereof.

1.73. “Rights Notice” - as set forth in Section 16.3.1 hereof.

1.74. “Right to Tag Along” - as set forth in Section 16.3 hereof.

1.75. “Sale” - as set forth in Section 16.9.1 hereof.

1.76. “Secondment Agreement” - as set forth in Section 5.2 hereof.

1.77. “Sell-Buy Notice” - as set forth in Section 16.6.2 hereof.

1.78. “Selling Shareholder” - as set forth in Section 16.8 hereof.

1.79. “Terms Agreement” - as set forth in Section 16.3 hereof.

1.80. “Transferee” - as set forth in Section 16.3 hereof.

1.81. “Transferor” - as set forth in Section 16.2.1 hereof.

CONSOLIDATED VERSION

1.82. “Valor Indemnified Persons” - as set forth in Section 17.2 hereof.

1.83. “Valuation” - as set forth in Section 16.5.3.2 hereof.

SECTION 2
General

2.1.
Purpose of the Joint Venture. Subject to the provisions of this Agreement, the purpose of the Joint Venture shall be to develop, manufacture, assemble and integrate, market, distribute, service and support and provide related services (e.g., customization, consulting and audits) with respect to, (a) all of the existing (including earlier generation) CAM and archiving products of the Parties listed in Appendix 2.1(a) for use in PCB Fabrication (the “JV Existing Products”); (b) all of the CAM and archiving products of the Parties under development (including new releases and updates and additional, next generation and more advanced products) which are listed in Appendix 2.1(b) for use in PCB Fabrication (“JV Development Products”); and (c) any and all other CAM and archiving systems which may be developed in the future for use in PCB Fabrication (“JV Future Products”) (collectively, the “JV Products”) and to become a world leader in activities related to CAM and archiving systems for use by PCB Fabrication Entities in PCB Fabrication, all pursuant to the terms of this Agreement (collectively, the “JV Activities”); and (d) to engage in such other activities as may be agreed subject to Section 11.2 hereunder.

2.2.
JV Entities. The JV and the JV Activities shall be undertaken by a limited partnership (the “JVLP”) and a private limited company (the “JV Company”), each to be registered and incorporated in Israel at or prior to the Closing, as more fully described in Section 3 hereof. (The parties are sometimes referred to collectively as the “Founding Shareholders”, and each as a “Founding Shareholder”. The JV Company and the JVLP are referred to herein collectively as the “JV Entities” or the “JV”, and each as a “JV Entity”.)

SECTION 3
Formation, Ownership and Capitalization of the JV Entities

3.1.
Formation of JV Entities. At or prior to the Closing, the Parties shall form the JV Company and the JVLP by executing and registering the formation documents set forth in Section 14.4 hereof. Upon such formation, each of the JV Entities shall become a party to this Agreement by executing the JV Entities’ signature page annexed hereto, (each of the JV Entities are hereinafter sometimes referred to as a “Party”; and, collectively with the Founding Shareholders, the “Parties”).

CONSOLIDATED VERSION

3.2.	Initial Shareholdings in the JV Company. The initial shareholdings of the JV Company shall be as follows:

SHAREHOLDER	CLASS	NUMBER OF SHARES	PERCENTAGE
Orbotech	Ordinary	50	50%
Valor	Ordinary	50	50%

3.3.	Initial Interests in the JVLP. The initial partnership interests in the JVLP shall be follows:

ENTITY	STATUS	PARTNERSHIP INTEREST
JV Company	General partner	1.0%
Orbotech	Limited partner	49.5%
Valor	Limited partner	49.5%

3.4.
Equity Investments in JV Entities. At the Closing, the Founding Shareholders shall purchase shares and partnership interests in the JV Entities and the JV Company will purchase a partnership interest in the JVLP for such nominal consideration as will be agreed between the Founding Shareholders. In the event additional equity investments are required in the future in order to comply with the requirements of the Israeli Investment Center with respect to Approved Enterprises, such investments shall be made pro-rata by the Founding Shareholders.

3.5.
Additional Working Capital. To the extent that the JV Entities shall require working capital in excess of that provided from the operations of the JV (“Additional Working Capital”), the JV shall acquire such Additional Working Capital by means of a bank loan or a line of credit. If required, such bank loan or line of credit shall be secured, pro-rata, against the Founding Shareholders’ holdings in the JV. In the event that it shall not be reasonably commercially possible for the JV to acquire a bank loan or line of credit as aforesaid, Orbotech shall provide an acceptable guarantee of all of such bank loan or line of credit provided that:

3.5.1.
Orbotech shall be granted a security interest in Valor’s interests in the JV superior to and with priority over any other security interest; provided however, that Orbotech’s security interest shall not have priority over a security interest granted to a financial institution which previously provided any of Valor’s share of Additional Working Capital, or as shall otherwise be agreed upon by Orbotech and Valor;

3.5.2.
Orbotech’s obligations hereunder with respect to Additional Working Capital shall in no event exceed $3 Million in the aggregate and with respect to Valor’s pro-rata interest in the Additional Working Capital shall in no event exceed $1.5 Million in the

CONSOLIDATED VERSION

aggregate; and

3.5.3.
Valor shall repay any such loan and/or release Orbotech from any such guarantee with respect to Valor’s pro-rata interest in the Additional Working Capital on or before the earlier to occur of: (a) the third (3rd) anniversary of the Closing Date; or (b) sixty (60) days from the closing of a public offering of securities of Valor in Israel or abroad. In the event that Valor shall fail to do so, Orbotech shall be free to execute the above security interest on Valor’s interest in the JV.

In the event the JV Entities shall require working capital in excess of that provided for above (after full utilization of the bank loan or line of credit guaranteed by Orbotech), the Founding Shareholders will contribute or otherwise provide, pro-rata, the Additional Working Capital; provided however, that in the event that the amount so contributed by any Founding Shareholder pursuant to the above shall exceed $750,000 in the aggregate, such Founding Shareholder shall (notwithstanding the provisions of Section 11.9 below but subject to the next following sentence) be entitled to apply for dissolution or liquidation of the JVLP and upon such application shall not be required to make any further contributions. Such application may be made only after written notification to the other Founding Shareholder and only if such other Founding Shareholder has not agreed within 20 business days of such notice, by written notice, to make or otherwise provide for such excess contribution.

3.6.
Distributions. All of the JVLP’s revenues, profits and losses belong to the partners thereof and will be allocated among them. Cash or approved credit available for distribution will be distributed to the partners on an on-going quarterly basis subject to the following:

3.6.1.
The retention by the JVLP of sufficient cash or approved credit to cover the expenses of the JV (disregarding any expected income) through the end of the immediately succeeding three months period as set forth in the Budget;

3.6.2.	During the first six months following the Closing, a monthly distribution of $600,000 will be made, subject to the provisions of Section 3.6.1 above, as an advance on the quarterly distribution; and

3.6.3.	Any amount available for distribution in any quarter in excess of the “Minimum Distribution Amount” shall be used to repay

CONSOLIDATED VERSION

any outstanding loans or credit facilities not extended or guaranteed in equal pro-rata amounts by Orbotech and Valor.

“Minimum Distribution Amount” shall mean, $4,000,000 per quarter provided that the Minimum Distribution Amount for any quarter shall be increased (or decreased) by the excess (or deficiency) of the aggregate of all prior Minimum Distribution Amounts over all prior distributions to partners.

For the removal of doubt it is hereby clarified that the above is solely for the purpose of defining the terms of repayment of outstanding loans or credit facilities not extended or guaranteed in equal pro-rata amounts by Orbotech and Valor and is not intended to serve as an indication of the Budget of the JV or of any distribution.

SECTION 4
JV Assets

4.1.
Availability of Assets. Effective as of the Closing Date, subject to the terms and conditions herein set forth, each Party shall make available to the JV the following assets, properties and business and the following obligations with respect to the JV Existing Products and JV Development Products (the “JV Assets”), in an orderly fashion so as to enable the JV Entities to begin immediate operation and full use thereof in the JV Activities, and each Party shall retain all other rights with respect to such items subject only to its non-compete obligations set forth in Section 11 hereof:

4.1.1.
Its customer and supplier lists, records and files (including, without limitation, regulatory approvals, testing and quality assurance records, complaint and return histories, sales and marketing plans, price lists repair or service manuals, business plans, fire, safety or environmental reports).

4.1.2.	Trademarks or applications for trademarks of the JV Existing Products or JV Development Products, including names which it has a contractual right to use.

4.1.3.	Its “IP Rights”, as defined in, and to the extent and in the manner set forth in Section 10.1 hereof.

4.1.4.	Its outstanding purchase orders and warranty agreements, as more fully described in Sections 5.10 - 5.13 below.

4.1.5.	Its agency, distribution and other marketing agreements, to the extent and in the manner set forth in Sections 7.6 - 7.11

CONSOLIDATED VERSION

hereof.

4.1.6.
Its interest in any license or other agreement with respect to technology used in connection with the JV Existing Products and/or the JV Development Products, provided that if it shall be impossible or impracticable to obtain any necessary consent, then the Parties shall act with respect to any such interest in the manner described in Section 5.13 hereof.

4.2.	Cooperation. The Parties shall cooperate to obtain all the necessary licenses, permits and consents in order to make available to the JV all of the JV Assets prior to or at the Closing Date.

SECTION 5
Transfer of Employees, Equipment and
Inventory, Purchase Orders and Warranties

5.1.
Designated Employees. The Parties acknowledge that the JV will require the services of qualified employees to conduct its business. The Parties currently anticipate that between 15 to 20 research and development (“R&D”) personnel with appropriate skills will be required immediately to continue supporting the JV Existing Products and to form a development team for the JV Development Products and JV Future Products. Such number of R&D personnel does not include employees who may be transferred directly or indirectly from Electronic Imaging Technologies Co. Ltd. (“EIT”) (as set forth in Section 11.4) as may be needed by the JV to support EIT’s existing products. Accordingly, immediately after the Closing, the Parties shall jointly determine: (a) the R&D employees of each Founding Shareholder (the “Designated Employees”) to be transferred to the JV (in the manner described below) which shall number seven (7) employees of each Founding Shareholder; and (b) the salary, employment period and other terms of employment (including undertakings of confidentiality and non-competition) of each Designated Employee. Designated Employees who are officers and key employees shall be eligible to participate in option plans to purchase shares of both of the Founding Shareholders subject to applicable law and as shall be agreed between the Founding Shareholders.

5.2.
Transfer of Designated Employees. Each Founding Shareholder shall use its commercially reasonable best efforts (and each of the other Parties shall cooperate with such Founding Shareholder) to ensure that, promptly after the Closing, each of its Designated Employees shall enter into an employment agreement with the JV pursuant to the terms of employment jointly determined by the Parties. In the event that any Designated Employee shall not agree to become an employee of the JV despite the Parties’ commercially reasonable best efforts, and only in such event, such

CONSOLIDATED VERSION

Designated Employee shall remain in the employ of the relevant Party but be seconded to the JV for two years pursuant to a secondment agreement to be determined by the Parties (“Secondment Agreement”).

5.3.
Refusal of Designated Employee. In the event that a Designated Employee shall refuse to become an employee of the JV and shall also refuse to be seconded to the JV, the relevant Founding Shareholder shall terminate its employment of such Designated Employee. Any Designated Employee so terminated shall be deemed transferred by the relevant Founding Shareholder for the purposes of Section 5.1(a) above.

5.4.
Termination of Prior Employment. Upon the transfer of each Designated Employee as set forth above, the relevant Founding Shareholder shall cease to employ such Designated Employee except as otherwise provided in any applicable Secondment Agreement.

5.5.
Satisfaction and Waiver of all Prior Undertakings. Each Founding Shareholder shall: either (a) (i) pay to its Designated Employees that become direct employees of the JV: all wages and all ancillary expenses, including for accrued leave, recuperation allowance, pension (including manager’s insurance policies), commissions and bonuses and severance pursuant to existing employment agreements, custom, law or as otherwise required with respect to the period prior to the transfer; and (ii) obtain from such Designated Employee a waiver and release of the JV with respect thereto; or (b) provide full funding to the JV with respect to its Designated Employees that become direct employees of the JV of all such amounts.

5.6.
Release by Founding Shareholder. Each Founding Shareholder shall release each of its Designated Employees who shall execute employment agreements with the JV from any non-competition and confidentiality undertaking to such Founding Shareholder included in his or her current agreement to the extent such undertaking shall conflict with his employment by the JV with respect to the JV Activities and shall sign any document which is required in order to achieve the same.

5.7.
Indemnification by the Founding Shareholder. Each Founding Shareholder shall fully indemnify the JV Entities and the other Founding Shareholder against any and all claims, proceedings and liabilities imposed upon any of the JV Entities or the other Founding Shareholder in relation to the employment by the JV of its Designated Employee (or other former employee), previously employed by it or in relation to any employees seconded by it to the JV, the cause of action of which is in respect to the period prior to their transfer.

5.8.
Indemnification by the JV. The JV Entities shall fully indemnify each Founding Shareholder against any and all claims, proceedings and liabilities imposed upon any Founding Shareholder in relation to any

CONSOLIDATED VERSION

Designated Employee (or other former employee) employed by the JV, the cause of action of which is in respect of the period after their transfer.

5.9.
Transfer of Equipment and Other Inventory. Immediately after the Closing, the Founding Shareholders and the JV shall jointly determine the equipment and other inventory of each Founding Shareholder currently used in its CAM and archiving operations to be transferred or leased to the JV. Promptly thereafter, the relevant Founding Shareholder shall transfer or lease the relevant equipment and other inventory to the JV in consideration for payment by the JV of the fair market value of such equipment or the lease thereof.

5.10.
Purchase Orders and Warranty Commitments. As of the Closing Date, each Founding Shareholder shall assign, and shall cause its subsidiaries to assign, to the JVLP, to the extent related to the JV Existing Products and the JV Development Products, all purchase orders and outstanding warranty commitments which were accepted and/or made prior to the Closing Date with respect to which delivery, service or other fulfillment remains outstanding. All receivables shall be allocated between the JVLP and such assigning Party based on the delivery, service or other fulfillment remaining to be performed under such agreement. To the extent necessary, any such receivables which are received by the JVLP or such Founding Shareholder will be transferred to the JVLP or such Founding Shareholder so entitled.

5.11.
Transferred Warranties - Local Service Provider and Transfer of Purchase Price. Notwithstanding the provisions of Section 5.10 above, the local service provider which provided warranty service on behalf of the transferring Founding Shareholder with respect to any warranty commitment shall continue to provide such service (and receive a commission with respect thereto) until the expiration of such commitment. In connection with each warranty obligation transferred, the transferring Party shall also transfer a portion of the sales price of the applicable JV Existing Product to the JV at a rate of 0.83% of the sales price for each remaining month of the warranty (e.g., 10% of the sales price in the case of 12 months).

5.12.
Bundled Purchase Orders. To the extent that fulfillment of any transferred order shall require bundling with other products of such Founding Shareholder which are not JV Existing Products, such Founding Shareholder shall remain liable for the fulfillment of such order. In such event, the relevant Founding Shareholder shall pay the JV for the JV Existing Product included in the bundle the price therefor as set forth in the order or, if no price is stated therein, a portion of the sale price pro-rata to the Founding Shareholder’s list prices for the items included in the bundle or as otherwise agreed between the JV and such Party.

CONSOLIDATED VERSION

5.13.
“Effective” Transfer or Assumption. For purposes of the foregoing Section 5.10 and as otherwise applicable in this Agreement, if it is impossible or impracticable to obtain the consent of a third party, or the Parties shall otherwise agree not to seek such consent, which is necessary in connection with: (a) the effective transfer of an asset to be transferred hereunder; (b) the effective assumption of a liability or obligation to be assumed hereunder; or (c) the effective transfer of a contractual relationship or contractual offer; then the JV and the other relevant Party will, for the purposes of their internal relationship, behave and conduct themselves as if the transfer or assumption had effectively taken place on the Closing Date. In any such case, (i) the other relevant Party will, in respect of its external relationships, remain the party to the relevant liability, obligation or contractual relationship but will hold and be responsible for the relevant contract in the internal relationship between the other relevant Party and the JV for the account of the JV; and (ii) each of the JV and the other relevant Party shall indemnify and hold harmless the other with respect to its conduct hereunder.

SECTION 6
JV Development Principles

6.1.	General Principles. The JV will, (a) continue to provide development support for the JV Existing Products; (b) determine, according to its best interests, whether to continue to develop the JV Development Products; (c) invest significant research and development resources in the development of JV Future Products; and (d) promote the concept of open systems to PCB Fabrication Entities, PCB Design Entities and PCB Assembly Entities. The format and the interface to the database of the JV’s Products will be open to all PCB Fabrication Entities PCB Design Entities and PCB Assembly Entities and their suppliers. Any format changes shall be subject to the prior approval of the Executive Committee. The JV shall provide the Founding Shareholders with prior notice of these changes and full early access to the details thereof.

6.2.	Support for Orbotech’s Products.

6.2.1.
The Parties acknowledge that the interfaces between the JV Products and Orbotech’s AOI and other PCB Fabrication products, including interfaces to plotters and direct imaging and electrical testing products manufactured or sold by Orbotech and the formats defined by Orbotech for these interfaces (“JV/Orbotech Formats and Interfaces”) are strategic to Orbotech’s PCB Fabrication business. Therefore, all JV Products will support the JV/Orbotech Formats and Interfaces as the preferred interface formats between the JV’s Products and AOI and such other PCB Fabrication products,

CONSOLIDATED VERSION

including plotters and direct imaging and electrical testing products.

6.2.2.
The JV will give priority to development of, and improvements in, JV/Orbotech Formats and Interfaces, both in terms of timing and functionality, compared to other interface products that the JV may develop or sell. These priorities will not be subject to the 10% special allocation set forth in Section 6.5 below.

6.3.	Support for Valor’s Products.

6.3.1.
The Parties acknowledge that the promotion of the ODB++ format and the development of interfaces between the JV Products to Valor’s Enterprise 3000, Star 1000 and Universal Viewer products (“JV/Valor Formats and Interfaces”) are strategic to Valor’s PCB Design business. Therefore, all JV Products will support the JV/Valor Formats and Interfaces as the preferred transfer format and interface between PCB Design and PCB Fabrication.

6.3.2.
The JV will give priority to development of, and improvements in, the JV/Valor Formats and Interfaces both in terms of timing and functionality, compared to the JV’s support for other data transfer formats and interfaces between PCB Design and PCB Fabrication. These priorities will not be subject to the 10% special allocation set forth in Section 6.5 below.

6.4.
Interfaces for Other Products. Subject to the foregoing priorities, the JV may, according to its best interests, develop, promote and support formats and software interfaces, including CAD translators (i.e., transfer formats and solutions between design and manufacturing), interfaces to archiving systems and interfaces to AOI systems, plotters and direct imaging and electrical testing products of other entities, including interfaces to products which compete with Valor’s PCB Design products and Orbotech’s PCB Fabrication products provided that the JV shall give prior written notice to the Founding Shareholders of any such developments.

6.5.
Additional Developments Benefiting Orbotech or Valor. In addition to the priorities set forth above, each Founding Shareholder may request the JV to allocate up to 10% (in equal parts between them (5% each)) of the JV’s research and development resources for development of JV Products which support the products of such Founding Shareholder. The rights to such developments shall be deemed “IP Developments” as set forth in Section 10.2 hereof.

CONSOLIDATED VERSION

6.6.
JV Development Products. In the event that a Founding Shareholder has undertaken or promised (including by way of a promise or other understanding and whether or not a legally enforceable obligation) to any customer to develop and/or supply a customization, update, interface, future version or other development related to any JV Existing Product or JV Development Product and the JV will determine, according to its best interests, not to (continue to) develop such item, the JV shall assume and undertake such obligation and the Parties shall cooperate and use all reasonable commercial efforts to satisfy such obligation by providing a software substitute or other solution available to the JV in the minimum acceptable to such customer, it being agreed that such cooperation will include providing the responsible Founding Shareholder with reasonable access to the relevant customer together with the agent who otherwise services such customer pursuant to Section 7 below. Notwithstanding the above, any monetary penalty which may nevertheless be payable by the JV in connection with such undertaking shall remain the obligation of the responsible Founding Shareholder.

6.7.
Termination. Each Founding Shareholder’s rights under Sections 6.2 - 6.5 hereof as well as its right to enforce the performance of the JV pursuant to Sections 6.1 and 6.6 hereof, shall terminate upon the date that it together with its Permitted Transferees shall no longer hold at least 30% of the interests in the JV.

SECTION 7
Sales and Customer Support

7.1.
Sales and Customer Support Agents. The JV shall determine, which of the JV Existing Products and which of the JV Development Products to sell and to offer for sale and the respective marketing and distribution channels and procedures therefor, all in its own best interests. Subject to the provisions of this Section 7, the JV Entities shall initially employ directly or through their marketing subsidiaries (as provided below) the agents set forth below in the manner and in the territories provided for marketing, sales, installation, training and service (including warranty service) of the JV Products:

In Europe, Orbotech SA, as exclusive agent;

In Far East, not including Japan, Orbotech Far East Ltd., as exclusive agent;

In Japan, Valor Japan will act as exclusive agent with respect to certain specified accounts, as will be determined by the Parties, and Orbotech Japan will act as exclusive agent with respect to all other accounts in Japan.

CONSOLIDATED VERSION

In North America, Orbotech Inc. will act as exclusive agent with respect to the accounts listed in Appendix 7.1(i), and Valor Inc. will act as exclusive agent with respect to all other accounts in the North America.

The principal terms and conditions of the JV’s arrangements with such agents including commissions payable to them shall be as set forth in Appendix 7.1(ii).

7.2.
Conditions to Maintain Sales Rights. The Board shall determine performance criteria for all of the JV’s sales and customer support agents, such as defined annual revenue, annual market share, maintaining of captive accounts using JV Products, etc. The Board may, in accordance with the best interests of the JV, replace any agent which shall not meet the defined performance criteria, with another agent or sales channel, including a subsidiary of another Founding Shareholder, a third party distributor, agent or VAR (Value Added Reseller), etc. or an independent sales department within the JV Entity. The replacement of any Founding Shareholder’s subsidiary pursuant to this Section 7.2 shall be without charge and the Founding Shareholder shall cause its subsidiary to give its consent to such replacement. Such Founding Shareholder shall indemnify the other Founding Shareholder and the JV from and against any claims made by any of its subsidiaries in this respect.

7.3.
Interfaces for Other Products. Notwithstanding the provisions of Section 7.1, the JV may, according to its best interests, sell the software interfaces described in Section 6.4 hereof on an OEM basis provided that the JV shall in all events give prior written notice to the Founding Shareholders of all such arrangements such that a Founding Shareholder may have the opportunity to request that such agreement be approved by the Founding Shareholders in accordance with the provisions of Section 9.6.9.

However, for the purpose of Section 9.6.9 the mere fact that a third party OEM is a competitor of one of the Founding Shareholders shall not in and of itself be considered reasonable grounds for withholding approval of the transaction with such third party OEM, as set forth in Section 9.6.9.

7.4.
JV/Orbotech Interface Products. Notwithstanding the provisions of Sections 7.1 and 7.2, Orbotech (directly or through its Affiliates) shall be the exclusive worldwide agent (or other reseller) for the JV/Orbotech Formats and Interface products.

7.5.
Valor Subsidiaries. It is the expectation of the Parties that by the year 2001 Valor’s PCB Design and PCB Assembly businesses shall develop to a level such that Valor, in its discretion, may cease the business of marketing the JV Products. In such event, the JV shall: (a) terminate the sales, agency and customer support agreements with Valor’s subsidiaries without charge to the JV (and Valor shall cause such subsidiaries to give

CONSOLIDATED VERSION

their consent thereto and shall indemnify Orbotech and the JV from and against any claims made by any of its subsidiaries in this respect); and (b) enter into exclusive arrangements with Orbotech’s subsidiaries whereby such subsidiaries shall serve as the JV’s exclusive worldwide sales and customer support agents, subject to the provisions of Section 7.2 hereof. For the removal of doubt, it is hereby clarified that the provisions of this Section 7.5 are not intended to create a binding obligation upon Valor to cease the marketing of the JV Products but are meant to serve as a general declaration of intent only.

7.6.
Assignment of Sales, Agency and Customer Agreements. Except as otherwise set forth below or in Section 5 above or as may be agreed between the Parties, as of the Closing Date, each Party shall assign and shall cause its subsidiaries to assign, to the JVLP, to the extent related to the JV Existing Products and the JV Development Products, all sales, agency and customer support agreements (including the undertakings and other understandings described in Section 6.6 hereof) which were accepted and/or made prior to the Closing Date with respect to which service or other fulfillment remains outstanding. A list of all sales, agency and customer support agreements of each Founding Shareholder shall be provided at the Closing and attached hereto as Appendix 7.6.

7.7.
Service Continuity. Notwithstanding the foregoing, the local service provider which provided service on behalf of the transferring Founding Shareholder with respect to any service contract shall be engaged to continue providing such service for the remainder of the term thereof; it being understood that each of the Founding Shareholders shall use all reasonable efforts, including all legal or contractual remedies available, to cause such agreements to be terminated at the earliest possible date and/or renewed with the JV.

7.8.
“Effective” Assignment. If it is impossible or impracticable to obtain the consent of an agent or other third party to an assignment hereunder, or the Parties shall otherwise agree not to seek such consent, the provisions of Section 5.13 shall apply.

7.9.
OEM Arrangements. The Parties acknowledge that, as of the Closing Date, each of the Founding Shareholders and/or its subsidiaries shall have OEM agreements in effect as set forth in a list to be attached hereto at the Closing as Appendix 7.9 with respect to JV Existing Products. The provisions of Sections 7.6 and 7.8 hereof shall apply to such OEM agreements as well. To the extent not assigned, the relevant Founding Shareholder shall use all reasonable efforts, including all legal or contractual remedies available, to cause such agreements to be terminated at the earliest possible date and/or renewed with the JV. A Founding Shareholder (or its subsidiary) shall in no event renew any such OEM agreement without the consent of the other Founding Shareholder.

CONSOLIDATED VERSION

7.10.
Inconsistent Arrangements. The Parties acknowledge that, as of the Closing Date, Valor shall have agency agreements in effect in Europe and North America which are not consistent with the territorial or account assignments set forth in this Section 7 above. The JV and Valor shall take such steps as are necessary to terminate such inconsistent agreements as soon as possible (taking into account any active negotiations), at the JV’s expense, by making termination payments to the relevant agent against commissions which would otherwise have been payable following the termination date. The JV may also make lump sum termination payments with the consent of both of the Parties. Such payments shall not affect the commissions otherwise payable to the JV’s agents.

7.11.
Agency Agreements Warranty. Each Party represents and warrants that all of its agency agreements with respect to the JV Existing Products: (a) expire on or before December 31, 1999 (or are cancellable prior to such date without penalty); and (b) are non-exclusive except for Valor’s agreements with AMS and Carl Britz Associates which are exclusive with respect to certain geographical areas in the United States. Valor will take such steps as are necessary to terminate these agreements immediately following the Execution Date in the manner set forth in Section 7.10 above.

7.12.
Marketing Subsidiaries. Following the Closing, as and when the JVLP determines it advisable, taking into account legal, financial and other business considerations, the JVLP shall form and incorporate wholly-owned subsidiaries in the following jurisdictions: the United States, Europe, Far East (excluding Japan) and Japan.

SECTION 8
Representations, Warranties and Undertakings of the Parties

Without derogating from the representations, warranties and undertakings of the parties contained elsewhere in this Agreement, each of Valor and Orbotech hereby represents, warrants and undertakes to the other, and acknowledges that the other is entering into this Agreement in reliance thereon, that, except as otherwise specified in the Schedule of Exceptions annexed hereto as Appendix 8:

8.1.
Due Incorporation. It is a corporation duly organized and validly existing under the laws of Israel, has all requisite corporate power and authority to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement. It is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, and has all powers, authorities, licenses, authorizations and approvals necessary to carry on its business

CONSOLIDATED VERSION

as now conducted other than in such jurisdictions where the failure to be so qualified and other than for such powers, authorities, licenses, authorizations and approvals the absence of which, would not have a material adverse effect on the JV, the JV Activities or the ability of the JV or such Founding Shareholder to perform its obligations and consummate the transactions provided for herein.

8.2.
Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, have been duly authorized by all necessary corporate action of such Founding Shareholder. This Agreement constitutes a valid and legally binding obligation of such Founding Shareholder, enforceable in accordance with its terms. The execution and delivery by such Founding Shareholder of this Agreement, and the consummation by it of the transactions contemplated hereby in accordance with the terms of this Agreement, do not and shall not as of the Closing Date contravene or conflict with (or constitute a violation of or breach of or default under or give to others any rights, including rights of termination, cancellation or acceleration): (i) its Memorandum or Articles of Association or other incorporating or corporate documents; (ii) any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Founding Shareholder; or (iii) any agreement, contract, lease or commitment to which it is a Founding Shareholder.

8.3.
Ownership of the JV Assets. Other than such assets which are owned jointly by the Founding Shareholders and subject to claims of ownership of the other Founding Shareholder, it is the sole legal owner of the JV Assets being made available by it hereunder. The JV Assets being made available by it hereunder are free and clear of any liens, claims, restrictions, encumbrances or any other rights in favor of third parties, and there is no legal or other impediment to making available its rights in, and possession of, the JV Assets to the JV in such state, pursuant to this Agreement.

8.4.
Liabilities. Other than undertakings or promises as set forth in this Agreement, it has no liabilities, debts or obligations, whether accrued, absolute or contingent, which could in any way adversely affect the JV Activities or hinder or adversely affect the consummation of the transactions provided for herein.

8.5.
Actions. There is no action, claim, proceeding or governmental inquiry or investigation (collectively, “Action”) either pending or, to the best of its knowledge, threatened in connection with the JV Activities or the JV Assets being made available by it and/or its Designated Employees before any court, arbitration board or tribunal or administrative or other governmental or local authority (collectively, “Authority”), nor is it or any of its directors or officers aware that there is any basis for any such Action. Neither it nor any Affiliate, director or officer, is a party to or

CONSOLIDATED VERSION

subject to the provisions of any order, writ, injunction, judgment or decree of any Authority which is connected to the JV Activities, the JV Assets and/or its Designated Employees nor are any of them aware of any pending or threatened Action (or of any basis for same) against any of them by any Authority which is connected to the JV Activities, the JV Assets and/or its Designated Employees. To its best knowledge, there is no Action by it or by any Affiliate, director or officer, currently pending or that any such entity or person intends to initiate which is connected to the JV Activities, the JV Assets and/or its Designated Employees.

8.6.
IP Rights. With respect to the IP Rights being made available by such Founding Shareholder or the use thereof, including the rights of manufacture, sale and/or use of the JV Existing Products and JV Development Products of such Founding Shareholder:

8.6.1.	the above are, to the best of its knowledge, free from the infringement of patents and any and all other intellectual property rights of third parties;

8.6.2.
the above are exclusive and free and clear of all liens, claims, royalty obligations, licenses, encumbrances, security interests or other rights of, or granted to, third parties (other than the right to use granted to end users in the ordinary course of business), and it is not and the JV Entities will not be obliged, under any liability whatsoever to make any payments by royalties, fees or otherwise to any owner or licensee of, or other claimant with respect thereto;

8.6.3.
its current business operations relating to the JV Existing Products do not require the use of any intellectual property rights (other than the rights of, or claimed by, the other Founding Shareholder in such know-how or off-the-shelf software) not included in the above nor is it dependent thereon. None of such IP Rights is being challenged by third parties or, to the best of its knowledge, infringes any third party rights. The conduct of its current business operations relating to the JV Existing Products does not, to the best of its knowledge, violate the intellectual property rights or copyrights of any third party.

8.6.4.
it has not received any communication, and is not aware that there is any basis for any such communication, alleging that by conducting the JV Activities, the JV Entities will violate any intellectual property rights of any other person or entity.

8.6.5.	it has taken reasonable measures to maintain the confidentiality of the intellectual property and processes and formulas, research and development results and other

CONSOLIDATED VERSION

know-how underlying such IP Rights.

8.7.
Material Assets. The JV Assets, including the IP Rights, made available by such Founding Shareholder, constitute all of the material assets and rights upon which its business with respect to the JV Existing Products and the JV Development Products functions, other than such assets and rights which are readily commercially available (e.g., off-the-shelf software). Following the consummation of the transactions contemplated by this Agreement and the execution of all documents contemplated by this Agreement, the JV shall have full use of the JV Assets for use in the JV Activities, free and clear of any liens, claims, restrictions, encumbrances or any other rights in favor of third parties and without incurring any penalty or other adverse consequence, and without payment of any fee or royalties.

8.8.	1997 Revenue. The 1997 revenue figures with respect to sales of JV Existing Products and related services by such Founding Shareholder is as set forth in Appendix 8.8 attached hereto.

8.9.
No Misleading Statement. Its representations contained herein contain no untrue or misleading statement of a material fact and do not omit to state a material fact required to be stated herein or necessary to make the statements herein not misleading, in light of the circumstances under which they were made and the nature of the transactions anticipated by this Agreement.

8.10.
Founding Shareholder Cooperation. Each Founding Shareholder shall cooperate with the JV and the other Founding Shareholder in the performance of this Agreement and do every act and sign every document reasonably necessary or desirable to perform this Agreement, and to consummate the transactions contemplated herein.

8.11.
No Assumption of Liability. It acknowledges and agrees that other than as expressly provided herein, the JV Entities are not assuming and shall bear no liability with respect to any responsibilities and/or liabilities of either Founding Shareholder to any third parties.

SECTION 9
Governance of the JV Entities

9.1.
General Principles. The JV Company shall oversee, administer and manage the JVLP in its capacity as general partner, and the JVLP shall carry out the JV Activities. Except as otherwise agreed by the Parties, the administration and R&D activities of the JV Entities shall initially be conducted at premises located and leased by the JV Entities in proximity to Valor’s location.

CONSOLIDATED VERSION

9.2.	Board of Directors; Executive Committee.

9.2.1.
Board of Directors. The Board of Directors of the JV Company (the “Board”) shall initially consist of four directors (“Directors”). For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV Entities are equal, each Founding Shareholder shall have the right to appoint (and shall have right to remove and replace) two Directors. Directors shall be appointed, removed and replaced by the Founding Shareholders by written notice to the JV Company. Any Founding Shareholder entitled to appoint more than one Director hereunder shall also have the right to designate that a Director appointed by it shall have more than one vote provided that the aggregate number of votes held by all Directors appointed by any such Founding Shareholder shall not exceed the aggregate number of Directors that such Founding Shareholder is entitled to appoint hereunder.

9.2.2.
Chairman. The Chairman of the Board shall be elected by the Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV Entities are equal, there shall be two Co-Chairmen, one elected by the Directors appointed by Orbotech from among themselves and one elected by the Directors appointed by Valor from among themselves.

9.2.3.
Executive Committee. The Board shall appoint an executive committee to define the strategic business direction of the JV Entities, which committee shall consist of four members (the “Executive Committee”). For as long as the holdings of the Founding Shareholders (together with the holdings their respective Permitted Transferees) in the JV Entities are equal, two of the members of the Executive Committee shall be appointed by the Directors appointed by Orbotech from among themselves and two shall be appointed by the Directors appointed by Valor from among themselves. In the event the Executive Committee is unable to reach a decision on any matter, such matter shall revert to the Board.

9.2.4.
Committees and Boards of Subsidiaries. The composition of all committees of the Board and all boards of directors (and committees thereof) of any subsidiaries of the JV Entities and the management of any other entity in which the JV Entities hold or will hold an equity or partnership interest, shall resemble that of the Board.

9.2.5.	Quorum. The quorum for meetings of the Board shall be

CONSOLIDATED VERSION

at least two Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV Entity are equal, such quorum must include at least one Director appointed by each Founding Shareholder. In the event that none of the Directors appointed by a Founding Shareholder is present, the meeting shall automatically be postponed 3 days to the same time and place (or in the event such day is not a business day in Israel, the first business day thereafter). At such postponed meeting, any two of the Directors then in office shall constitute a quorum, whether or not Directors appointed by both Founding Shareholders are present.

9.2.6.
Majority; Independent Director. Resolutions shall be passed by a simple majority of Directors present and voting at a meeting of the Board at which a quorum is present, and it is the intention of the Parties that the Board function with an even number of Directors as aforesaid. However, at any time after the first (1st) anniversary of the Closing provided that the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) are equal, each of the Founding Shareholders shall be entitled to request the appointment of an additional, independent, Director in the event it believes that the proper functioning of the Board requires such appointment. Any such request shall be made in writing. In the event the other Founding Shareholder agrees with such request then a fifth member of the Board (the “Independent Director”) will be appointed by both of the Founding Shareholders acting jointly. In the event the other Founding Shareholder disagrees it shall so notify the requesting Founding Shareholder in writing within seven (7) days of receipt of the request and the Founding Shareholders shall meet to discuss the matter. In the event that the requesting Founding Shareholder has not withdrawn such request in writing within thirty (30) days of such request, then the Independent Director will be appointed effective as of the termination of such thirty day period. The making of any request and/or the withdrawal of any such request by a Founding Shareholder shall not preclude such Founding Shareholder (or the other Founding Shareholder) from making any further or subsequent request. A person recommended by the requesting Founding Shareholder and reasonably acceptable to the other Founding Shareholder shall serve as the Independent Director. Any Independent Director appointed may be removed at any time by the Founding Shareholders, acting jointly, and another may be appointed in his or her place.

CONSOLIDATED VERSION

9.3.
Budget. The Board shall prepare a budget for the JV on a yearly basis prior to October 31 of each year (the “Budget”). All of the JV Activities (including those implemented by each of the JV Entities), shall be conducted pursuant to the Budget as shall be in effect from time to time. Until such time as a new Budget has been adopted, the prevailing Budget shall remain in force. The initial Budget (i.e., through December 31, 1998) of the JV, which shall include a projected balance sheet for the JVLP, shall be determined jointly by the Parties immediately after the Closing.

9.4.
General Managers. The General Manager(s) shall be appointed by the Board. Initially, and for as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV Entities are equal, the JV shall be managed by two joint General Managers, one of whom shall be appointed by the Directors appointed by Orbotech, and one of whom shall be appointed by the Directors appointed by Valor (who may thereafter remove such General Manager and appoint another in his or her place) provided such appointees are reasonably acceptable to both of the Founding Shareholders. The initial General Manager to be nominated by Orbotech shall be Mr. Uri Feldman and the initial General Manager to be nominated by Valor shall be Mr. Shlomo Almog. At such time as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) are not equal or the Founding Shareholders shall mutually agree upon a suitable candidate, the two General Managers shall be replaced with a single General Manager. Such General Manager shall be empowered with all the same rights and authorizations, and subject to the same duties, as the two General Managers. Subject to the provisions of Sections 9.6 and 9.7 below, the General Managers shall have full authority to manage and execute all day-to-day business decisions relating to the JV Entities.

9.5.
Management and Officers. The internal management structure of the JV Company and the JVLP shall be reflected in a management plan and organizational chart to be prepared by the Parties prior to or immediately after the Closing, in accordance with the principles set forth in the Budget. The General Managers will recommend internal rules of procedure to be approved by the Board. The Board shall nominate and appoint personnel to fill senior managerial functions. Initially, such senior functions shall be equally apportioned between personnel recommended by each of the Founding Shareholders. It is hereby agreed that Mr. Bini Elhanan shall be the initial Vice President, Research and Development of the JV and that Mr. Hezy Rotman or another candidate to be nominated by Orbotech, shall be the initial Vice President, Marketing and Sales of the JV.

9.6.
Major Decisions — Shareholders. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV are equal, any of the following matters

CONSOLIDATED VERSION

in respect of the JV Entities may only be determined with the approval of both of the Founding Shareholders regardless of whether such matter might otherwise be deemed to be part of the day-to-day management of either of the JV Entities and regardless of whether such matter might otherwise be deemed to be within the competence of the Board:

9.6.1.	Any change in the number or composition of the Board or the method prescribed for appointing the members to the Board.

9.6.2.	Any addition to, amendment, revision or other change of or to the organizational or charter documents of any of the JV Entities.

9.6.3.
Any change in the capital structure of either of the JV Entities, including, but not limited to, any split or subdivision of stock, the creation of new stock or separate classes of stock, the alteration of rights associated with any class of stock, or the issue of any debenture or loan stock of either of the JV Entities and any recapitalization or reduction in capital structure of either of the JV Entities or any changes in the authorized capital stock of either of the JV Entities and/or any increase in the issued and outstanding shares of capital stock of either of the JV Entities, issuance of any new or additional shares in the JV Company, issuance or authorization for issuance or sale of any of the capital stock of either of the JV Entities. For purposes hereof, the term “stock” shall also mean “partnership interest” as applicable, mutatis mutandis.

9.6.4.
The merger, reorganization, or consolidation of either of the JV Entities or the sale or other transfer of all or substantially all of the assets of the JV or obligating itself to do so with or into any other entity.

9.6.5.
The making, entry into, or agreement to make or enter into, or amendment of any contract or arrangement between either of the JV Entities or their subsidiaries and any shareholder, officer or director or any entity controlled by, controlling, or under common control with any shareholder, officer or director (other than as provided for in this Agreement).

9.6.6.	The appointment and removal of the auditors of any of the JV Entities and the fixing of their remuneration.

9.6.7.	The formal approval of the actions by the Board and General Managers as shall be required pursuant to the applicable Articles of Association or Limited Partnership Agreement of the JV Entities.

CONSOLIDATED VERSION

9.6.8.	The approval of a Budget or change thereto which shall allocate to annual marketing or research and development amounts which are more than 20% or 30% of annual forecasted sales, respectively.

9.6.9.
The JV shall give prior notice to the Founding Shareholders of any agreements with an entity which competes, directly or indirectly, with either Founding Shareholder (other than an agreement solely for the sale, license and/or service of the JV Products to or by such entity as an end user) and the key terms thereof. In the event a Founding Shareholder so requests by written notice to the JV and the other Founding Shareholder within 15 days of the JV’s notice, such agreement shall not be effective unless approved by both Founding Shareholders, which approval will not be unreasonably withheld.

9.6.10.
Any matter which if not approved, or any matter which if approved, would result in a freeze of either of the JV Entities’ business or lead to a cessation or termination of either of the JV Entities’ business.

9.6.11.
The taking by either of the JV Entities of any loan, or the granting by either of the JV Entities of any security in any of the assets of either of the JV Entities, which, in the aggregate, shall be in excess of 20% of the revenues of the JV for the previous year. For the removal of doubt, this provision shall not derogate from Orbotech’s obligations with respect to Additional Working Capital as set forth in Section 3.5 above.

9.6.12.	Entering into any contract, agreement, arrangement or commitment relating to the JV which provides for a cost or obligation to the JV in excess of US$1,000,000.

9.7.
Major Decisions — Board of Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the JV Entities are equal, any of the following matters in respect of the JV may only be determined by the Board regardless of whether such matter might otherwise be deemed to be part of the day-to-day management of the JV Entities:

9.7.1.	The entry by any of the JV Entities into any business not described in, or any material deviation from, the Budget.

9.7.2.	Any sale of any substantial asset of any of the JV Entities, or contract or agreement to sell, or removal, abandonment, or other disposition of, any substantial asset of any of the JV Entities.

CONSOLIDATED VERSION

9.7.3.
The making and/or effecting of any change in any accounting principles or practices of either of the JV Entities or the method in which the books and records of either of the Joint Entities are maintained.

9.7.4.	The taking by either of the JV Entities of any loan, or the granting by either of the JV Entities of any security in any of the assets of either of the JV Entities if not approved in the Budget.

9.7.5.
Entering into any contract, agreement, arrangement or commitment relating to either of the JV Entities which provides for a cost or obligation to either of the JV Entities in excess of US$200,000, if not included in the Budget.

9.7.6.	The approval, amendment or modification of the Budget, or the adoption of an annual plan and budget for either of the JV Entities (apart from the Budget).

9.8.	Reports.

The Parties acknowledge the existing reporting requirements of Orbotech as a company whose shares are publicly traded on the Nasdaq National Market System and of the potential reporting requirements of Valor, which intends to conduct an initial public offering in the United States (and/or Israel) and to list its shares for trading on the Nasdaq National Market System, the Tel-Aviv Stock Exchange or any other recognized stock exchange. Accordingly, the following shall apply:

9.8.1.
Each of the JV Entities shall maintain a system of accounting established and administered in accordance with Israeli and United States Generally Accepted Accounting Principles consistently applied, shall keep full and complete financial records, and shall furnish to the Parties the following reports in NIS and in U.S. Dollars and in the English language:

9.8.1.1.
within 15 days after the end of each month, an unaudited profit and loss statement, balance sheet and schedule as to cash flow, in reasonable detail, and a report by management with respect to the previous month (which report shall include any other statements produced for internal managerial purposes and events of importance to the JV Entity’s business activities).

9.8.1.2.	within 20 days after the end of each fiscal quarter, an income statement through the end of such quarter

CONSOLIDATED VERSION

and a balance sheet as at the end of such quarter (prepared on a consolidated basis, if applicable), and related statements of changes in shareholder’s equity, together with a cash flow statement, all for each such quarter and for that part of the fiscal year of the JV Entity then ended, reviewed by the independent certified public accountants of the JV.

9.8.1.3.
within 20 days after the end of each fiscal year, an income statement for such fiscal year, a balance sheet of the JV Entity and statement of shareholder’s equity as of the end of such year, and a statement of cash flow for such year, including notes and disclosure according to United States securities regulations and, if requested by one of the Founding Shareholders, according to Israeli securities regulations as well, such year-end financial reports to be audited by the independent certified public accountants of the JV.

9.8.1.4.
as soon as reasonably practicable, such other information relating to the financial condition, business, prospects or corporate affairs of the JV Entity, or material developments related thereto, as a Party may from time to time reasonably request.

9.8.2.
The obligation of any JV Entity to provide monthly reports as aforesaid shall expire from the date such JV Entity becomes subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended, or the Israeli Securities Law, 5728-1968, as amended, or any other comparable securities laws in other jurisdictions.

9.8.3.
After the Closing and upon request, each of Orbotech and Valor shall use reasonable efforts to provide the other with proforma information concerning its prior revenue performance with respect to the JV Existing Products and prior direct R&D expenses with respect to JV Existing Products and JV Development Products to the extent required by the U.S. Securities and Exchange Commission or the Israel Securities Authority.

SECTION 10
Intellectual Property

10.1.	Intellectual Property Owned/Retained by Orbotech and Valor. Each of Orbotech and Valor shall as of the Closing Date, jointly make available

CONSOLIDATED VERSION

the IP Rights to the JV, subject to their retaining an irrevocable, perpetual, non-exclusive, right to use and develop the IP Rights in other fields of operations, all subject to the non-competition provisions of Section 11 of this Agreement. “IP Rights” of the Founding Shareholders shall mean all of their intellectual property rights to CAM and archiving systems for PCB Fabrication (including the graphical part of software interfaces between AOI and CAM systems for PCB Fabrication), including but not limited to source codes, documentation, database formats and trade names.

Neither of the Founding Shareholders will be making available to the JV any right whatsoever in any other intellectual property right belonging to it other than as expressly specified in this Section 10.1. Without derogating from the foregoing, all intellectual property rights for all current products of Valor and of Orbotech (other than with respect to the JV Existing Products and the JV Development Products) will remain the sole property of the respective Founding Shareholder. No intellectual property rights are granted hereunder by one Founding Shareholder to the other.

10.2.
Intellectual Property Developed by the JV. Any and all intellectual property developed by the JV (“IP Developments”) shall be the property of the JV, and subject to the following sentence, of the Founding Shareholders, but shall be subject to the non-competition undertakings provided in Section 11 below. For so long as each of the Founding Shareholders and/or its Permitted Transferees shall hold at least a 30% interest in the JV, IP Developments shall be available to such Founding Shareholder for the use by it or its Affiliates subject to the non-competition undertakings provided in Section 11 below, such use to be without charge.

10.3.
Enforcement of Rights. If any Party becomes aware of any product or activity of any third party that involves infringement or violation of the IP Rights or the IP Developments, it shall promptly notify the other Parties of such infringement or violation. The restraining or enjoining of any infringement or violation of any IP Rights or IP Developments shall be the sole responsibility and expense of the JV (and any amounts awarded by way of judgment, settlement, or compromise shall be paid to the JV), and the JV shall promptly take all such actions as the Board shall determine to protect such rights. However, in the event that the JV decides not to pursue or defend an action relating to such intellectual property, either of the Founding Shareholders shall have the right to pursue or defend such action at its own cost in order to protect such rights for itself or the JV and, unless the JV’s determination not to protect such rights derives only from such Founding Shareholder’s vote or the vote of the directors nominated by such Founding Shareholder, any amounts awarded by way of judgment, settlement or compromise shall be paid to such Founding Shareholder. The Founding Shareholders and the JV shall provide all reasonable cooperation in any action hereunder.

CONSOLIDATED VERSION

10.4.
Further Agreements. Each of the Parties shall, promptly upon the request of any other Party, execute and deliver such documents or agreements (including, without limitation, powers-of-attorney and licenses) as such Party shall reasonably request to implement the provisions of this Section 10 from time to time.

10.5.
Chief Scientist Funding. Orbotech represents that the research and development of the IP Rights (with respect to both JV Existing Products and JV Development Products) to be made available by Orbotech were funded through the Office of the Chief Scientist at the Ministry of Industry and Trade of the State of Israel (the “OCS”) and that the products and intellectual property of EIT which will be made available to the JV pursuant to Section 11.4 below were also funded by the OCS. Valor represents that none of the IP Rights made available by Valor were so funded. Accordingly, the availability and use of such IP Rights and other rights shall be subject to the approval of the OCS and the terms and conditions thereof and of the Law for the Encouragement of Industrial Research and Development, 5744-1984 and the Regulations promulgated thereunder. Orbotech shall apply to the OCS for its approval to the transactions contemplated herein, and the Parties shall cooperate as may reasonably be required with respect thereto. The receipt of the approval of the OCS in form and substance satisfactory to the Founding Shareholders shall be a condition to Closing. Subject to the Closing, the JV shall pay all royalties due to the OCS with respect to the JV Products with respect to the period subsequent to the Closing and shall indemnify the other Parties against any failure by the JV to pay such royalties.

SECTION 11
Non-Competition, Corporate Opportunities

Each of the Parties hereby undertakes to each of the other Parties as follows:

11.1.
Non-Competition of Founding Shareholders with the Joint Venture. Unless otherwise set forth herein, each of the Founding Shareholders shall not, anywhere in the world, engage either “directly or indirectly” (as defined in Section 11.5 below), in any activity which is one of the JV Activities or one of the activities approved pursuant to Section 11.2 below: for (a) a period which shall commence upon the Closing and shall continue for the period that such Founding Shareholder and/or its Permitted Transferees shall hold an interest in the JV (the “Founding Shareholder Holding Period”); and (b) an additional period equal to the Founding Shareholder Holding Period provided that such additional period shall not be more than thirty-six (36) months or less than eighteen (18) months (the Founding Shareholder Holding Period together with such additional period, with respect to each Founding Shareholder, is hereinafter called the “Founding Shareholder NC Period”).

CONSOLIDATED VERSION

Notwithstanding the above, no Founding Shareholder may use any IP Developments in any activity which is one of the JV Activities whether during its Founding Shareholder NC Period or thereafter.

11.2.
Non-Competition of the JV Entities with Founding Shareholders. For as long as both Founding Shareholders and/or their respective Permitted Transferees hold interests in the JV, none of the JV Entities shall engage, anywhere in the world, directly or indirectly in any activity which is not one of the JV Activities without the consent of both Founding Shareholders. Thereafter, the JV will not compete with any of the products or services which were provided by a Founding Shareholder upon termination of its Founding Shareholder Holding Period, for the remainder of its Founding Shareholder NC Period.

11.3.	Deleted

11.4.	Purchase of EIT and other CAM Opportunities by the Parties.

11.4.1.
Orbotech has represented that it has entered into an agreement with EIT and Toyo Ink. Mfg., Co. Ltd. (“Toyo”) for the purchase of EIT’s assets and with respect to certain commitments to support Toyo and its customers. Upon the later of the closing of such purchase or the Closing, Orbotech shall make available to the JV all rights and intellectual property acquired from EIT with respect to the JV Activities, including but not limited to, products, source codes, documentation and the like, as well as the obligations to EIT and Toyo undertaken pursuant to such agreement against: (a) an immediate payment of US$*; and (b) additional quarterly payments equal to *% * derived from the sales of EIT products (not including support or service income) during the * years following the date that such assets become available to the JV, payable within 30 days of the end of each quarter, provided that such additional consideration shall not exceed US$*, in the aggregate (i.e., US$* in all). V.A.T. shall be added by the JV to all payments hereunder. Unless otherwise specified, the provisions of this Agreement shall also apply mutatis mutandis to the above rights and obligations made available to the JV as aforesaid. Notwithstanding anything to the contrary contained herein (other than as set forth in Section 10.5 hereof and in Appendix 11.4.1 attached hereto), Orbotech makes no representation or warranty, express or implied, with respect to any rights or assets of EIT made available in accordance with the provisions hereof, all of which are provided “as is”. Orbotech shall indemnify and hold harmless the JV from and against any damages resulting from any breach by Orbotech of the agreement with EIT and Toyo and the JV shall indemnify

* Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

CONSOLIDATED VERSION

and hold harmless Orbotech from and against any damages resulting from any non compliance by the JV with any obligation to EIT or Toyo assumed or to be performed hereunder by the JV.

11.4.2.
In the event any of the Founding Shareholders or their Permitted Transferees will otherwise purchase or receive rights with respect to CAM or archiving products for use by PCB Fabrication Entities during their respective Founding Shareholder Holding Period, then such Founding Shareholder shall give the JV and the other Founding Shareholder prompt notice thereof and if the JV or the other Founding Shareholder shall so request, then: the acquiring Founding Shareholder shall transfer and sell such purchased rights, business or products to the JV at cost (or if the same shall not be permitted, behave with respect thereto in the manner set forth in Section 5.13 hereof). In the event that such transfer (including in the manner set forth in Section 5.13 hereof) is prohibited by any law or agreement, or in the event rights as aforesaid with respect to CAM or archiving products for use by PCB Fabrication Entities are purchased or acquired by a Founding Shareholder or its Permitted Transferee after the Founding Shareholder Holding Period, then for the remainder of such Founding Shareholder’s Founding Shareholder NC Period the relevant Founding Shareholder shall not use such assets in a manner which shall violate its non-competition obligations set forth in Section 11 hereof or sell such assets (or otherwise make such assets available) to a competitor of the JV Entities without the prior written consent of the other Founding Shareholder.

11.5.
“directly or indirectly”. Defined. For purposes of this Section 11, “directly or indirectly” shall mean - either as principal, agent, contractor, director, manager, shareholder, investor, guarantor, consultant or partner in any business, firm, partnership or corporation, either individually or in partnership or in conjunction with any person or persons, firm, business, association or corporation, in any way or manner, or any interest in or concern with or the assisting of any person or persons, firm, association, business or corporation engaged which has as an objective, partial or otherwise, or is engaged with, in any manner of activity, in any of the activities specified in the relevant subsection of this Section 11.

11.6.
Corporate Opportunities. In addition to their obligations under Sections 11.1 through 11.5 above, each of the Founding Shareholders shall notify the other Founding Shareholder and the JV Company of any matter that might create a potential conflict with its obligations pursuant to this Agreement. The Founding Shareholders and the JV Company will discuss the consequences and implications of such issues or matters and

CONSOLIDATED VERSION

attempt to resolve them amicably.

11.7.
Remedies. The Founding Shareholders and the JV expressly agree and acknowledge that the detriment caused by any violation of any provision of Section 10 above and this Section 11, among other sections of this Agreement, could be so severe and fundamental as to be impossible to quantify in monetary damages. Accordingly, the Founding Shareholders agree that the JV Company and each Founding Shareholder shall be entitled to obtain an order for specific performance, by a temporary or permanent injunction against a violation, of any and all provisions of Section 10 above and this Section 11 or any other appropriate equitable relief. Nothing in this Section 11.7 shall be interpreted to limit in any way any other legal or equitable remedies which may be or become available as a result of a breach of any portion of Section 10 above and this Section 11, including monetary damages.

11.8.
Employees. Until the first to expire of the Founding Shareholder NC Periods with respect to either Founding Shareholder, neither of the Founding Shareholders shall solicit for employment, or hire, until the lapse of one year from the termination of the employment of such employee by the JV or the other Founding Shareholder, whether directly or indirectly, any of the Designated Employees or any other employee of the JV or of the other Founding Shareholder or of any of its Affiliates, and, in the event this Agreement is signed but the Closing does not occur, neither Founding Shareholder shall, for a period of one (1) year following the date hereof, hire or solicit for employment, whether directly or indirectly, any of the employees of the other Founding Shareholder or its Affiliates without its written consent.

11.9.
Termination upon Liquidation: Notwithstanding anything contained in this Section 11 to the contrary, the Founding Shareholders’ obligations under this Section 11 shall terminate upon completion of the dissolution or liquidation of the JVLP pursuant to the Partnerships Ordinance (New Version) 1975. The Founding Shareholders hereby agree and undertake not to take any action including applying to any competent court or judicial body, for the liquidation or dissolution of the JVLP prior to the expiration of 18 months from the Closing, other than as set forth in Section 3.5.3 above. Furthermore, upon such dissolution or liquidation, each of the Founding Shareholders shall be free to employ any of the Designated Employees or any other employee of JV regardless of any undertaking of non-competition any such employee may have to the other Founding Shareholder, and no claim may be made by such other Founding Shareholder against such employee or the first Founding Shareholder.

SECTION 12
Dispute Resolution

CONSOLIDATED VERSION

12.1.
Dispute. In the event of a dispute that arises between the Parties based on an alleged breach or default of this Agreement, any question of interpretation relating to this Agreement, or any other question, conflict, or dispute relating hereto or to the Parties’ rights or obligations hereunder, the disputing Parties shall meet and negotiate in good faith to settle the matter amicably. If the disputing Parties are unable to settle such matter within 3 days after either Party has given the other written notice of the dispute, either disputing Party may initiate the arbitration procedure set forth below by notice in writing to the other Party (the “Dispute Notice”). The Dispute Notice shall set forth the subject matter of the dispute, the notifying Party’s proposed resolution of the dispute and, to the best of the notifying Party’s knowledge and understanding, the other Party’s proposed resolution of the dispute.

12.2.
Appointment of Arbitrator. Within thirty (30) days following delivery of the Dispute Notice, the Parties in dispute shall appoint a single arbitrator (the “Arbitrator”) to finally resolve issues hereunder. The Arbitrator shall resolve disputes within 60 days of receipt of the Dispute Notice or within a time frame as shall otherwise be agreed by the disputing Parties. The governing law which the Arbitrator shall apply shall be the laws of the State of Israel, the Arbitrator shall be exempt from the rules of civil procedure and evidence, but shall be required to make his or her decision in accordance with substantive law and shall be required to give reasons for his decision. The decision of the Arbitrator shall legally bind the disputing Parties and may be enforced by a court of competent jurisdiction. The arbitration proceedings shall be conducted in Hebrew.

12.3.
Court Jurisdiction. Should the disputing Parties be unable to agree upon the Arbitrator or neither disputing Party shall elect to initiate arbitration within 30 days following the Dispute Notice, then the matter shall be subject to the sole and exclusive jurisdiction of the competent courts of Tel-Aviv and each disputing Party shall have the right to file and submit their claims with such court against the other disputing Party.

SECTION 13
Term

13.1.	Term. The term of this Agreement shall expire at such time in which none of the Founding Shareholders (or their Permitted Tranferees) shall hold any Beneficial Interests.

13.2.
Breach. It is the intention of the Founding Shareholders that none of the Parties shall have the right to terminate this Agreement and that the sole remedies for a violation by any party hereto of any of its obligations under the terms of this Agreement or if any representation or warranty made by

CONSOLIDATED VERSION

either Party shall no longer be correct shall be specific enforcement or damages. Notwithstanding the foregoing, in the event that a Party shall commit a violation such that a court shall determine that the Parties would not have intended that this Agreement remain in effect, then, any other Party shall have the right to terminate this Agreement upon 90 days’ prior written notice, and such notice of termination shall become effective unless the violation shall be completely remedied in the 90 day period (or, in case of violations which may not be cured within 90 days, if the defaulting Party shall not within such 90 day period undertake to cure such violation and to complete such cure within an additional 90 days).

13.3.
Survival. Without derogating from the effect of specific provisions in this Agreement regarding term or survival of certain Sections, the following provisions shall survive the expiration or other termination of this Agreement: Sections 1, 5.6-5.8, 11.7, 12, 17 (other than indemnification of the JV), 19 and 20.

SECTION 14
Closing

14.1.
Conditions Precedent. The Founding Shareholders’ obligations to consummate their obligations hereunder are contingent upon the receipt of the following documents in form and substance acceptable to the Founding Shareholders (“Conditions Precedent”), on or before the Closing Date (the receipt of any or all of which may be waived by agreement between the Founding Shareholders):

14.1.1.	Approval of the transactions contemplated hereunder by the Israel Restrictive Trade Practices Commissioner.

14.1.2.	The pre-ruling of the Israel Income Tax Authorities, stating that the transactions contemplated hereunder and the establishment of the JV may be executed without any detrimental tax result.

14.1.3.	The approval of the Investment Center to the transactions contemplated hereunder.

14.1.4.	The approval of the OCS.

14.1.5.
The approval by the United States Securities and Exchange Commission confirming and approving the presentation of Valor’s interests in the JV (including the proportionate JV sales turnover), in Valor’s financial statements and in a prospectus for an IPO of Valor, in the “proportionate consolidation” method.

CONSOLIDATED VERSION

14.2.	Each Founding Shareholder’s Conditions to the Closing.

Valor’s obligation to consummate its obligations hereunder is subject to the fulfillment, prior to or at the Closing Date, of each of the conditions set forth in Sections 14.2.1 and 14.2.2 below and Orbotech’s obligation to consummate its obligation hereunder is subject to the fulfillment, prior to or at the Closing Date, of each of the conditions set forth in Sections 14.2.1 - 14.2.3 below (collectively the “Founding Shareholder Conditions”) (any or all of which may be waived by the relevant Founding Shareholder):

14.2.1.	all representations and warranties of the other Founding Shareholder contained herein are true and correct in all material respects at the Closing Date.

14.2.2.
all obligations, representations, warranties, covenants, agreements and conditions contained in this Agreement to be made, performed or complied with by the other Founding Shareholder at or prior to the Closing Date shall have been made, performed or complied with in all material respects.

14.2.3.	Receipt of the written consent of the banks set forth in Appendix 8 hereto in form and substance acceptable to Orbotech to the consummation of the transactions contemplated herein.

14.3.
Closing. The Closing shall take place at the offices of Doron Cohen-David Cohen, 14 Abba Hillel Road, Ramat Gan, at 12:00 on the Closing Date, or at such other date, time or place as the Parties hereto shall mutually agree upon in writing.

14.4.
Transactions at Closing. Subject in each case to the terms and conditions contained in this Agreement, the following documents shall be executed and delivered by the Parties prior to or concurrently with the Closing, except as otherwise expressly stated; such documents shall be deemed to have been executed and delivered simultaneously and no documents shall be deemed to have been executed or delivered until all such documents have been executed and delivered:

14.4.1.	The JVLP Agreement, in the form attached hereto as Appendix 14.4.1.

14.4.2.	Notification to Registrar of Partnerships, in the form attached hereto as Appendix 14.4.2.

14.4.3.	Memorandum of Association of the JV Company, in the form attached hereto as Appendix 14.4.3.

CONSOLIDATED VERSION

14.4.4.	Articles of Association of the JV Company, in the form attached hereto as Appendix 14.4.4.

14.4.5.	Notification to Companies Registrar, in the form attached hereto as Appendix 14.4.5.

14.4.6.	Nomination of Directors, in the form attached hereto as Appendix 14.4.6.

14.4.7.	Share Certificates in the form attached hereto as Appendix 14.4.7.

14.5.
Outside Closing Date. In the event that as of October 31, 1998, any of the Conditions Precedent or Founding Shareholder Conditions shall not have occurred and the same shall not have been expressly waived by the Founding Shareholders, then the Founding Shareholders shall discuss the extension of such date as well as their conduct during any such extension period provided that this Agreement may be cancelled at any time after October 31, 1998 upon written notice by either Founding Shareholder to the other. In the event that this Agreement shall be so cancelled, this Agreement shall be null and void and none of the declarations, representations, warranties or undertakings set forth herein (including the Preamble and the Appendices hereto), other than that set forth in Section 11.8 hereof, shall be of any force or effect and, except as aforesaid, no Party shall have any further obligation to the other.

SECTION 15
Post Closing Covenants

15.1.
Transition. During the Founding Shareholder’s NC Period, (a) such Founding Shareholder shall refrain from taking any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Founding Shareholders from maintaining the same business relationships with the JV Entities (or their sales channels) after the Closing Date as it maintained with the Founding Shareholders (or their sales channels) prior to the date hereof or is otherwise reasonably expected to have a detrimental effect on the JV Activities; and (b) during the Founding Shareholder’s Holding Period, such Founding Shareholder will refer to the JV Entities (or their sales channels) all inquiries by its current or former customers (as of the Closing Date) relating to the JV Activities.

15.2.
Access to Information. Until the eighth (8th) anniversary of the Closing, each Founding Shareholder shall: (a) retain or otherwise provide for the retention and safe keeping of all of its books and records that are not transferred to the JV Entities pursuant to this Agreement and which relate to the JV Existing Products or JV Development Products during

CONSOLIDATED VERSION

periods prior to the Closing Date; and (b) upon reasonable notice, afford or otherwise provide or enable the officers, employees and authorized agents and representatives of the JV Entities reasonable access (including the right to make photocopies at JV Entities’ expense), during normal business hours, to such books and records.

SECTION 16
Transfer of Shares; Exit Arrangements

16.1.	Transfer of Shares.

16.1.1.
Except as otherwise provided in this Section 16 below, no shareholder or partner shall be permitted to transfer any shares or other equity or partnership interest in any of the JV Entities (but not including the right to distributions from the JV) (the “Beneficial Interests”) without the prior written permission of both Founding Shareholders for a period of 5 years from the Closing (the “No Sale Period”). The provisions of this Section 16 shall also be set forth in the respective Articles of Association and Limited Partnership Agreement of the JV Entities. Additionally, the JV Company shall not transfer any of its partnership interests in the JVLP without the consent of the holders of seventy-five percent (75%) the outstanding shares of the JV Company.

16.1.2.
Except as otherwise expressly provided herein, at no time during the term of this Agreement shall any shareholder or partner of any of the JV Entities pledge, charge, hypothecate, encumber, grant any security interest in, or otherwise grant any rights to any third party concerning any Beneficial Interests without the prior written permission of both Founding Shareholders unless: (i) the pledgee is a “bank” (as such term is used in the Israel Banking (Licensing) Law 1981-5741); and (ii) the pledgee undertakes and agrees, in writing, that its rights in such Beneficial Interests shall be subject to all the restrictions regarding transfer of Beneficial Interests contained in this Section 16.

16.1.3.	Subsequent to the No Sale Period, any transfer of Beneficial Interests shall be in accordance with the provisions set forth in this Section 16.

16.1.4.
Unless otherwise agreed by the Founding Shareholders, a Founding Shareholder may not, at any time, transfer any Beneficial Interest in any JV Entity unless it transfers at the same time and to the same Transferee the corresponding Beneficial Interest in all JV Entities.

CONSOLIDATED VERSION

16.1.5.	A Permitted Transferee may not transfer its Beneficial Interests other than in connection with a transfer by a Founding Shareholder or as set forth in Section 16.5 hereof.

16.2.	Right of First Negotiation; Open Negotiation Period.

16.2.1.
At any time after the No Sale Period, either Founding Shareholder (the “Transferor”) desiring to transfer all or any portion of its Beneficial Interests (other than pursuant to the Permitted Transferee or Forced Exit provisions set forth in Sections 16.5 and 16.6 below) shall send to the JV Entities and to the other Founding Shareholder (the “Other Founding Shareholder”) a written notice (the “First Negotiation Notice”) stating the Transferor’s intention to transfer its Beneficial Interests.

16.2.2.
For a period of up to thirty (30) business days after the delivery of the First Negotiation Notice (the “First Negotiation Period”), the Transferor shall negotiate exclusively with the Other Founding Shareholder with respect to the Other Founding Shareholder’s purchase of all of the Transferor’s Beneficial Interests offered for transfer, subject to any restrictions in law, free of any charge, pledge, lien or any other third party right.

16.2.3.
In the event that the Founding Shareholders do not execute a definitive agreement with respect to the Other Founding Shareholder’s purchase of all of the Transferor’s Beneficial Interests offered for transfer within the First Negotiation Period, then, the Transferor may, within ninety (90) days after the First Negotiation Period, offer for sale such Beneficial Interests (the “Open Negotiation Period”) (subject to the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

16.2.4.
In the event that the Transferor shall not execute an agreement with a bona fide purchaser upon the terms of the transfer of its Beneficial Interests during the Open Negotiation Period, the Transferor shall not continue to offer or otherwise seek to transfer its Beneficial Interests without again complying with the first negotiation procedure set forth above (and the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

16.3.	Right of First Refusal; Right to Tag Along. At any time during the Open Negotiation Period, the Transferor may enter into an agreement (the “Terms Agreement”) with a bona fide proposed purchaser (the

CONSOLIDATED VERSION

“Transferee”) with respect to the terms of sale of all or such portion of the Transferor’s Beneficial Interests offered for transfer during the First Negotiation Period provided the Transferor shall first offer to the Other Founding Shareholder: (a) the right to purchase all or such portion of the Transferor’s Beneficial Interests, pursuant to the Terms Agreement (“Right of First Refusal”); and (b) the right to join the Transferor in its sale of Beneficial Interests to the Transferee, such that if the other Founding Shareholder so elects (as an alternative to the Right of First Refusal), the Transferor may not sell its Beneficial Interests unless the Transferee agrees to purchase the same percentage of Beneficial Interests from the Other Founding Shareholder as it is purchasing from the Transferor, pursuant to the Terms Agreement (“Right to Tag Along”). Any transfer of Beneficial Interests by the Transferor to the Transferee shall also be subject to the Right of Approval set forth in Section 16.4 below.

16.3.1.
Rights Notice. The Transferor shall offer the Right of First Refusal and the Right to Tag Along to the other Founding Shareholder pursuant to a written notice to the JV Entities and to the Other Founding Shareholder providing details of the Transferee and a copy of the Terms Agreement (the “Rights Notice”).

16.3.2.
Exercise Notice. The Other Founding Shareholder may exercise its Right of First Refusal or Right to Tag Along by giving the Transferor and the JV Entities a written notice to that effect within thirty (30) days after being served with the Rights Notice subject to an additional 90 day period to permit the Other Founding Shareholder to obtain all necessary approvals in connection with such purchase (and the other Parties shall provide all reasonable assistance to the Other Founding Shareholder in connection therewith) (the “Exercise Notice”).

16.3.3.
Purchase by the Other Founding Shareholder. If the Other Founding Shareholder shall timely exercise its Right of First Refusal, then the Transferor’s Beneficial Interests will be sold and transferred to the Other Founding Shareholder, in accordance with the provisions of the Terms Agreement and this Section 16.

16.3.4.
Purchase by Transferee; Tag Along. If, (a) the Transferor shall properly give the First Negotiation Notice and the Rights Notice, as set forth above; and (b) the Other Founding Shareholder shall not timely exercise its Right of First Refusal, then: (i) none of the Transferor’s Beneficial Interests will be

CONSOLIDATED VERSION

sold to the Other Founding Shareholder; and (ii) subject to the Other Founding Shareholder’s Right of Approval, the Transferor shall, within sixty (60) days after the last date on which the Exercise Notice may be submitted, sell to the Transferee, all of the Transferor’s Beneficial Interests pursuant to the Terms Agreement provided that if the Other Founding Shareholder shall have timely exercised its Right of Tag Along, then none of the Transferor’s Beneficial Interests will be sold unless the Transferee purchases (pursuant to the Terms Agreement) all of the Beneficial Interests offered by the Other Founding Shareholder pursuant to its Right to Tag Along.

16.3.5.
In the event that the Transferor’s Beneficial Interests are not sold by the Transferor as set forth in Section 16.3.4 above (including by reason of the Transferee’s refusal to satisfy the Other Founding Shareholder’s exercise of its Right to Tag Along) within such sixty (60) day period, then the Transferor’s Beneficial Interests may not be offered or otherwise transferred unless the Transferor shall again comply with all of the provisions of Section 16.2 and this Section 16.3.

16.4.	Right of Approval.

16.4.1.
Notwithstanding the foregoing provisions of this Section 16, any transfer of Beneficial Interests to a Transferee which is not a Permitted Transferee of the Transferor shall also be subject to the approval of the identity of the Transferee by the Other Founding Shareholder, which approval may not be unreasonably withheld and without providing a written detailed explanation (“Right of Approval”) provided that: (a) in the event that the Transferee is a competitor of the Other Founding Shareholder, then the Other Founding Shareholder may refuse to grant such approval, in its sole discretion, by giving written notice of such competitive relationship and without further explanation; and (b) no such approval shall be required in the event that the Other Founding Shareholder shall exercise its Right to Tag Along.

16.4.2.
The Transferor may at any time request the Other Founding Shareholder’s approval of the identity of the Transferee by giving written notice of name of the Transferee (including by providing written notice thereof in the Rights Notice). The Other Founding Shareholder shall respond to the Transferor’s request within ten (10) days after delivery of the Transferor’s notice and such other information as the Other Founding Shareholder may reasonably request. Such approval shall

CONSOLIDATED VERSION

be deemed granted in the event that the Other Founding Shareholder shall fail to respond within such 10 day period.

16.4.3.
If the Transferor believes that the other Founding Shareholder is unreasonably withholding its approval, then, within 10 days of delivery of the Other Founding Shareholder’s written explanation, the Transferor may submit the matter to the dispute resolution procedure set forth in Section 12 above.

16.5.	Certain Permitted Transfers.

16.5.1.
Notwithstanding the foregoing provisions of this Section 16, each of the Founding Shareholders may transfer a portion of its Beneficial Interests to an entity in which the Founding Shareholder beneficially holds, directly or indirectly (including through other such wholly-owned entities), all of the voting and equity interests in such entity (each, a “Permitted Transferee”) and Permitted Transferees may transfer Beneficial Interests to other Permitted Transferees and the Founding Shareholders in the manner set forth in Section 16.5.2 below, and the Other Founding Shareholder’s Right of First Refusal, Right to Tag Along and Right of Approval shall not apply, provided, however, that all such Beneficial Interests transferred by a Founding Shareholder or its Permitted Transferee shall continue to be subject to such rights as if such Beneficial Interests were still owned by the transferring Founding Shareholder.

16.5.2.
A Founding Shareholder or a Permitted Transferee may transfer all or any portion of its Beneficial Interests to one or more Permitted Transferees provided, however, that as a condition to the validity of any such transfer:

16.5.2.1.
the Founding Shareholder or transferring Permitted Transferee shall have given written notice to the JV Entities and the Other Founding Shareholder of details of the transfer, including the Founding Shareholder’s certification that the transferee is a Permitted Transferee and that all necessary approvals in connection with such transfer have been obtained and providing appropriate supporting documents;

16.5.2.2.	such Permitted Transferee shall agree in writing to be bound by all the terms and provisions of this Agreement and to assume all of the obligations hereunder to the same extent as the transferring

CONSOLIDATED VERSION

Founding Shareholder; and

16.5.2.3.
the transferring Founding Shareholder shall acknowledge in writing that it is not released from any of its obligations hereunder and that it shall be liable for and guarantees the performance by the Permitted Transferee of its obligations and undertakings hereunder.

16.5.3.	Change in Permitted Transferee Relationship.

16.5.3.1.
Notwithstanding any provision of this Agreement to the contrary, in the event that a transferee of Beneficial Interests pursuant to Sections 16.5.1 and 16.5.2 ceases to be a “Permitted Transferee” of a Founding Shareholder during the term of this Agreement, then: (i) the transferring Founding Shareholder (or if such transferring Founding Shareholder shall no longer hold any Beneficial Interests, the Permitted Transferee thereof) shall notify the Other Founding Shareholder (or the Permitted Transferee thereof) and the JV Entities of the change within ten (10) business days thereof.

16.5.3.2.
Within 7 days of delivery of the foregoing notice, the Other Founding Shareholder and the Founding Shareholder (or if any of the Founding Shareholders shall no longer hold any Beneficial Interests, such Permitted Transferee) shall appoint a mutually agreed professional third party appraiser (the “Appraiser”) to determine the value of the Permitted Transferee’s Beneficial Interests (the “Valuation”). In the event that the Founding Shareholders (and/or their Permitted Transferees) shall fail to agree upon an appraiser, the same shall be appointed by the District Court in Tel-Aviv upon the application of either Founding Shareholder (or its Permitted Transferee). The Founding Shareholder whose transferee ceased to be a Permitted Transferee (or if the Founding Shareholder shall no longer hold any Beneficial Interests, such Permitted Transferee) shall pay the expenses of the Appraiser.

16.5.3.3.	The Appraiser shall complete the Valuation and shall provide both Founding Shareholders with a signed written original thereof. The Valuation shall be final for purposes of this Section 16.5.3.

CONSOLIDATED VERSION

16.5.3.4.
The Other Founding Shareholder shall have 30 days from the date of receipt of the Valuation to purchase the Beneficial Interests of such transferee who ceased to be a Permitted Transferee at a price which shall be equal to 80% of the value of such Beneficial Interests set forth in the Valuation.

16.6.	Change in Control.

16.6.1.
In the event that there is a “Change in Control” (as defined below) of either Founding Shareholder (herein, “Changed Shareholder”) during the period in which such Founding Shareholder and its Permitted Transferees holds any Beneficial Interests, the Changed Shareholder shall give written notice thereof to the other Founding Shareholder (the “Other Shareholder”) within 10 days thereof provided the Other Shareholder (together with its Permitted Transferees) holds at such time, at least a 30% interest in the JV. Within 30 days of the Changed Shareholder’s notice, the Other Shareholder may give written demand to the Changed Shareholder to negotiate exclusively with the Other Shareholder for a period of thirty (30) business days with respect to the Other Shareholder’s purchase of all of the Changed Shareholder’s Beneficial Interests.

16.6.2.
In the event that the Founding Shareholders do not execute a definitive agreement with respect to the Other Shareholder’s purchase of all of the Changed Shareholder’s Beneficial Interests within such negotiation period, then, the Other Shareholder may, within 15 days thereafter, give written notice to the Changed Shareholder invoking the “Sell-Buy Procedure” set forth in Section 16.7 below (the “Sell-Buy Notice”.)

16.6.3.
Change of Control of a Founding Shareholder. For purposes of this Section 16.6, a “Change in Control” of a Founding Shareholder shall be deemed to have occurred: (i) with respect to Valor, until the closing of the initial public offering of its shares to the public pursuant to a prospectus or similar document in Israel or abroad, if the “Controlling Group of Valor” (as defined in Appendix 16.6.3), directly or indirectly, owns beneficially or of record less than 50.01% of the combined voting power of the outstanding voting securities of Valor; or (ii) with respect to either Founding Shareholder if the board of directors of such Founding Shareholder (or, if approval of the shareholders is required, the shareholders of the Founding Shareholder) shall approve: (a) any

CONSOLIDATED VERSION

consolidation or merger of the Founding Shareholder in which the Founding Shareholder is not the continuing or surviving corporation or pursuant to which shares of such Founding Shareholder would be converted into cash, securities or other property, other than a merger of the Founding Shareholder in which the holders of shares of such Founding Shareholder immediately prior to the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger; or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Founding Shareholder; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire board of directors of such Founding Shareholder cease for any reason to constitute a majority thereof unless the election, or the nomination for election by such Founding Shareholder’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) if a competitor of the other Founding Shareholder shall acquire, directly or indirectly, beneficially or of record, 10% or more of the combined voting power of the outstanding voting securities of such Founding Shareholder.

16.7.	Sell-Buy Procedure.

16.7.1.
In the event that the Other Shareholder shall give the Sell Buy Notice as set forth above then within 7 days of delivery of such notice, the Founding Shareholders shall appoint an Appraiser to provide a Valuation of all of the Beneficial Interests of both Founding Shareholders and their Permitted Transferees pursuant to the procedures set forth in Sections 16.5.3.2 and 16.5.3.3 except that the JV shall pay the expenses of the Appraiser.

16.7.2.	The Valuation shall be final for purposes of the remainder of this Section 16.7.

16.7.3.
Each of the Founding Shareholders shall have 30 days from the date of receipt of the Valuation to make an offer to the other Founding Shareholder to purchase the other Founding Shareholder’s Beneficial Interests at a price which shall at least equal the value of such Beneficial Interests as set forth in the Valuation (a “Buy Offer”).

16.7.4.
In the event only one of the Founding Shareholders makes a Buy Offer, the other Founding Shareholder shall be obliged to sell its Beneficial Interests to the offering Founding Shareholder at the price offered.

CONSOLIDATED VERSION

16.7.5.
In the event that both Founding Shareholders wish to buy the other Founding Shareholder’s Beneficial Interests, the Founding Shareholders shall bid against each other by means of sending Buy Offers and counter Buy Offers to each other. The Founding Shareholder offering the highest amount shall be entitled to buy all of the other Founding Shareholder’s Beneficial Interests and such other Founding Shareholder shall be obliged to sell the same at the price offered. Counter Buy Offers shall be made within 15 days of receipt of a Buy Offer. If an offeree Founding Shareholder fails to respond to a Buy Offer (i.e., to give a counter Buy Offer) within 15 days of receipt of the Buy Offer, the Buy Offer shall be deemed to have been accepted by the offeree Founding Shareholder for all purposes herein.

16.7.6.
In the event that neither of the Founding Shareholders makes a Buy Offer within 30 days of receipt of the Valuation or neither Founding Shareholder agrees to purchase the other Founding Shareholder’s Beneficial Interests based upon a price at least equal to that reflected in the Valuation, the Parties shall dissolve the JV Entities and all subsidiaries thereof pursuant to applicable law.

16.8.
Closing; Directors. Once it is determined which Founding Shareholder will be transferring its Beneficial Interests in the JV to the other Founding Shareholder or another purchaser (the “Selling Shareholder”), the Founding Shareholders shall negotiate a closing date for the transfer of such Beneficial Interests to the purchasing Founding Shareholder or its designee for a date no later than 45 days from the date of the acceptance (or deemed acceptance) of the Buy Offer. All members of the Board of Directors of the JV Entities who were designated by virtue of the Beneficial Interests so transferred shall be deemed to be dismissed from their positions as of the date of the closing of such transfer, and such open directorships shall be filled by the remaining Founding Shareholder.

16.9.	Selling Shareholder’s Obligations. The Selling Shareholder shall comply with the following provisions:

16.9.1.
For a period of one (1) year following the sale of all of its Beneficial Interests in the JV Entities in accordance with the provisions of Sections 16.1 - 16.6 (the “Sale”), each of the Selling Shareholder and the JV shall continue to supply the other with the type of goods and services that it supplied in the six month period prior to the Sale under a supply agreement to be entered into at arms length prices. The Selling Shareholder and the JV shall also continue to provide any support for the products it provided prior to the Sale, and shall, for the same

CONSOLIDATED VERSION

period of time, continue to provide the same type and level of support, if any, that it previously provided to the other for the products produced by it. Notwithstanding the foregoing, the JV shall have the right to terminate any sales, agency or customer support agreement with any subsidiary of the Selling Shareholder without charge and the Selling Shareholder shall cause its subsidiary to give its consent to any such termination. The Selling Shareholder shall indemnify the other Founding Shareholder and the JV from and against any claims made by any of its subsidiaries in this respect.

16.9.2.
The Selling Shareholder and/or the JV shall provide to the other a list of the suppliers of goods and services used and/or utilized by it in the procurement of raw or finished goods and materials that it sold to the other prior to the Sale.

16.9.3.
All rights to IP Rights or other intellectual property granted by the Selling Shareholder to the JV Entities hereunder, and granted by the JV Entities to the Selling Shareholder, under and during the course of this Agreement, including rights to IP Developments granted under Section 10.2 shall remain in effect after the Sale.

16.9.4.	The Buying Shareholder shall be obliged to assume all outstanding loans which were granted by the Selling Shareholder to the JV Entities.

SECTION 17
Indemnification

17.1.
Indemnification by Orbotech. Orbotech will indemnify Valor and the JV Entities and each of their officers, directors, employees, and agents (collectively, “Orbotech Indemnified Persons”) against, and hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) incurred or suffered by any Orbotech Indemnified Person arising out of any breach of any representation, warranty, undertaking or agreement made or to be performed by Orbotech pursuant to this Agreement.

17.2.
Indemnification by Valor. Valor will indemnify Orbotech and the JV Entities, and each of their officers, directors, employees, and agents (collectively, “Valor Indemnified Persons”) against, and hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit

CONSOLIDATED VERSION

or proceeding) incurred or suffered by any Valor Indemnified Person arising out of any breach of any representation, warranty, undertaking or agreement made or to be performed by Valor pursuant to this Agreement.

SECTION 18
Confidentiality

18.1.
Publicity. None of the Parties shall release any information or issue or cause the publication of any press release, other than the press release annexed hereto as Appendix 18.1 and at such time as shall be agreed by the Founding Shareholders, with respect to the JV or the subject matter of this Agreement without the consent of the other Parties, except as required by regulatory bodies having jurisdiction over such Party, and except as deemed necessary by a Party, in connection with reporting requirements applicable to its status as a publicly-traded company, or by the JV in connection with the business of the JV or as required pursuant to applicable securities laws and regulations for the purposes of preparing or filing a prospectus with respect to the offering to the public of shares of either Founding Shareholder, provided that such Founding Shareholder shall request, and use reasonable efforts to procure, that this Agreement be kept confidential and not made available for public inspection or review. For so long as Valor’s shares are not publicly traded, all press releases with respect to the JV or this Agreement as aforesaid will be made by Orbotech, and, at such time as both Founding Shareholders’ shares are publicly traded, will be coordinated and made by both Founding Shareholders.

18.2.
Confidentiality. Each of the Founding Shareholders shall hold in strict confidence and shall cause its directors, shareholders, employees, consultants and advisors to hold in strict confidence, all documents and information concerning the JV Entities and the JV Products furnished to it or its representatives at any time (collectively, the “Confidential Information”) and will use the Confidential Information only in connection with its capacity as a shareholder of the JV Company; except as deemed necessary by such Founding Shareholder, in connection with reporting requirements applicable to its status as a publicly-traded company, or to protect its rights hereunder or as otherwise required by law or as required pursuant to applicable securities laws and regulations for the purposes of preparing or filing a prospectus with respect to the offering to the public of shares of either Founding Shareholder, provided that such Founding Shareholder shall request, and use reasonable efforts to procure, that this Agreement be kept confidential and not made available for public inspection or review.

SECTION 19
Waiver of Claims

CONSOLIDATED VERSION

19.1.
Waiver by Founding Shareholders. Provided that all Conditions Precedent and Founding Shareholder Conditions specified in Section 14 have been fully met or waived in writing, (a) the Founding Shareholders hereby release and forever discharge each other and any Claims Affiliates (as defined in Section 19.3 hereof), of and from any and all claims, debts, liabilities, damages, lost profits, property damages, losses of services, expenses, compensation, demands, obligations, costs, actions and causes of action of every nature, character and description, known and unknown, vested and contingent, which they now own or hold, or have at any time owned or held, against each other arising from any of the Founding Shareholders’ activities, lack of activities or from any reason whatsoever prior to the Closing; and (b) each Founding Shareholder shall cancel and withdraw, immediately after the Closing, all proceedings, complaints etc., initiated by it (and shall cause the same with respect to proceedings initiated by its Claims Affiliates) against the other Founding Shareholder or its Claims Affiliates pending before any Authority, person or corporation, whether in Israel or anywhere in the world.

19.2.
No Claims Assigned. Each of the Founding Shareholders represents and warrants that it has not assigned or transferred or purported to assign or transfer to any person, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released. If there is any claim, debt, liability, demand, obligation, cost, expense, action or cause of action based on or arising out of or in connection with any such transfer or assignment or purported transfer or assignment, the transferring or assigning Founding Shareholder agrees to indemnify and hold the other Founding Shareholder and the JV harmless against such assigned or purportedly assigned claim, debt, liability, demand, obligation, cost, expense, action or cause of action, including reasonable attorneys’ fees and costs incurred in connection therewith.

19.3.
Claims Affiliates Defined. For the purpose of this Section 19 only, “Claims Affiliates” of a Founding Shareholder shall mean its direct and indirect shareholders, subsidiaries, representatives, agents, employees, attorneys, officers and directors.

SECTION 20
General Provisions

20.1.
Relationship of the Parties. The Parties are strictly independent contractors and shall so represent themselves to all third parties. No Party has the right to bind any other in any manner whatsoever and nothing in this Agreement shall be interpreted to make any Party the agent or legal representative of any other.

20.2.	Assignment. This Agreement and its appendices shall not be assigned by

CONSOLIDATED VERSION

any Party without the prior written consent of the other Parties.

20.3.
Taxes. Each Party shall be solely responsible for any income, sales, use, service or other tax levied or incurred on account of the Agreement or the activities hereunder. If required by law, each Party may withhold at the source any withholding tax based on the income received by the other Party under this Agreement.

20.4.
Force Majeure. No Party shall be held responsible for any delay or failure in performance hereunder caused in whole or in part by fires, strikes, floods, embargoes, labor disputes, acts of sabotage, riots, accidents, voluntary or mandatory compliance with any governmental act, regulation or request, acts of God or public enemy, war acts, or omissions or other causes beyond its control and without its fault or negligence.

20.5.	Notice. Notice as required herein shall be delivered by courier service with receipt of delivery at the address stated above. A notice shall be effective as of the date so delivered.

20.6.
Entire Agreement and Amendment. This Agreement and the Preamble and Appendices hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and contain all of the promises, undertakings, and other representations made by the Parties to each other prior to its execution, all of which are merged herein.

This Agreement and the Appendices hereto override and supersede any prior agreement, understanding, promise or undertaking of the Parties with respect to the subject matter hereof, all of which are merged herein. No subsequent amendment to this Agreement shall be of any effect unless executed in writing and signed by the Parties.

20.7.
Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or

CONSOLIDATED VERSION

applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision, provided that the Parties would have entered into this Agreement as so amended.

20.8.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Israel.

20.9.
Non-waiver of Rights. A waiver by a Party hereto of a breach or non performance of one or more of the other Party’s obligations pursuant hereto, shall not constitute a precedent and shall not be used as an inference for another case. The failure to exercise any right available to a Party pursuant to this Agreement or by law shall not be construed as a waiver of such rights in any other instance and this behavior shall not be seen as any waiver of rights and obligations pursuant to this Agreement.

20.10.	Headings. The headings, titles and subtitles contained in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

20.11.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

20.12.
Further Assurances. Each Party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other Party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

20.13.
Expenses. Each of the Parties shall be solely responsible for all of its respective costs and expenses incurred, either directly or indirectly, with respect to this Agreement and the transactions contemplated hereby. In the event that the Parties agree to use the same consultant with respect to an agreed matter relating to this Agreement, the costs of such consultant shall be shared equally between the Parties.

20.14.	No Third Party Beneficiary. This Agreement is made solely for the benefit of the Parties and no other party shall acquire any right hereunder.

CONSOLIDATED VERSION

APPENDICES

Appendix 2.1(a)	JV Existing Products

Appendix 2.1(b)	JV Development Products

Appendix 7.1(i)	Sales and Customer Support Agents in North America

Appendix 7.1(ii)	Basic Terms of Sales and Customer Support Arrangements

Appendix 7.6	List of Sales, Agency and Customer Support Agreements.

Appendix 7.9	List of OEM Agreements

Appendix 8	Schedule of Exceptions

Appendix 8.8	Revenues of JV Existing Products and Related Services for 1997

Appendix 11.3.2(1)	Deleted

Appendix 11.3.2(2)	Deleted

Appendix 11.4.1	Certain Representations with Respect to EIT

Appendix 14.4.1	The JVLP Agreement

Appendix 14.4.2	Notification to Registrar of Partnerships

Appendix 14.4.3	Memorandum of Association

Appendix 14.4.4	Articles of Association of the JV Company

Appendix 14.4.5	Notification to Companies Registrar

Appendix 14.4.6	Nomination of Directors

Appendix 14.4.7	Share Certificates

Appendix 16.6.3	Controlling Group of Valor

Appendix 18.1	Press Release

APPENDIX 2.1(a)

JV Existing Products

All existing (and prior generation) CAM and archiving software products for use in PCB Fabrication now being offered and sold, namely:

STAR 1000

Genesis 2000 (including all options and interface packages, such as interfaces to AOI, direct imaging and electrical testing systems but excluding direct read from CAD/EDA data bases)

Genesis 1800 (including all options and interface packages as set forth above)

VUV (Valor Universal Viewer)

Xpert 1000 (including all options and interface packages as set forth above)

Xpert 1700 (including all options and interface packages as set forth above)

Xplan

Xplore

CDR - graphic component only (specifically excluding all non-CAM aspects and interfaces (e.g., Ref Manager))

APPENDIX 2.1(b)

JV Development Products

All CAM and archiving software products or features for use in PCB Fabrication now being developed, including:

NGC

New versions and options of JV Existing Products

APPENDIX 7. (i)

Sales and Customer Support Agents in North America

Orbotech Inc. will act as the JV's exclusive agent with respect to the following accounts in North America:

1. *
2. *
3. *
4. *
5. *
6. *
7. *
8. *
9. *
10. *
11. *
12. *
13. *
14. *
15. *
16. *
17. *
18. *
19. *
20. *
21. *
22. *
23. *
24. *
25. *
26. *

The assignment of      *     and its subsidiary      *      to a specific agent will be mutually agreed after the Closing.

Valor Inc. will act as the JV's exclusive agent with respect to all other accounts in North America.
* Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC

Orbotech Frontline Accounts

Northwest:
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*

Southwest:
-	*
-	*

Central:
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*

Eastern:
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*
-	*

*Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Frontline P.C.B. Solutions (1998) LTD.

The undersigned, all of the members of the Board of Directions of Frontline P.C.B. Solutions (1998) Ltd. (the “Company”), hereby adopt the following resolutions in writing:

Marketing and Sales in North America

It was resolved, unanimously, that it being in the best interests of the Company and of Frontline P.C.B. Solutions Limited Partnership (the “Partnership”) to do so, to designate Orbotech Inc. as the exclusive agent/distributor of the Partnership's products in North America with respect to the accounts listed in the attached schedule as of  May 15th , 1999, in place of Valor Inc.

In witness whereof, we affix our signatures hereto this  7th  day of June, 1999.

/s/ Arie Weisberg	/s/ Schmil Dolberg
Arie Weisberg	Schmil Dolberg

/s/ Jaron Lotan	/s/ Moshe Kovarski
Jaron Lotan	Moshe Kovarski

The undersigned, all of the shareholders of the Company, approve and agree to the above.

/s/ Jaron Lotan	/s/ Schmil Dolberg
Orbotech Ltd.	Valor Computerized Systems Ltd.

APPENDIX 7.1 (ii)

Basic Terms of Sales and Customer Support Arrangements

In order to ensure efficient sales of the JV Products and related services, the JVLP, its subsidiaries and agents will provide for the following standard/basic terms of sales and customer support arrangements with agents.

1.	The commission percentage will be identical in all territories and will be as follows:

(a)	Sales -* % of the purchase price, after reduction for any warranty at a rate of* % of the purchase price for each year of warranty; and

(b)
Service - * % of the service fee, for the first year after the Closing; and thereafter, on a "cost" basis as agreed by the Parties. In the case of a warranty, the "service fee" shall be equal to the purchase price reduction set forth above.

Installation, training and automation projects shall be on a fee (not commission) basis at fixed cost basis rates to be agreed between the JV and the agents.

2.	All marketing communication (advertising, trade shows, etc.) will be planned, budgeted and paid by the JV.

3.	Each agent will establish an internal business unit for the purpose of CAM sales and service. The business unit will be able to show a profit and loss report.

4.
During a transition period of 6 months from the date of Closing, each agent may require assistance or training from the other Founding Shareholder or its subsidiary or agent or previous representative for that territory or account. The JV will compensate the assisting Founding Shareholder, agent or representative on a cost basis.

5.
To ensure efficient sales and services, the JV shall provide specific training courses for the sales personnel of the relevant agents of the JV. The agents will be obligated to send their relevant sales personnel to participate in these courses.

6.	The compensation structure of agents to sales people will include increased incentives for achievements in PCB CAM areas, such as over achievement on specific quotas, new account sales etc.

7.	Each agent will have to employ at least one full time marketing/sales support person for sales and sales support of the JV Products.

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed seperately with the SEC.

8.	If needed, an agent may be required to dedicate a minimum agreed upon number of sales and support personnel to sales and/or support of JV Products only.

APPENDIX 8

Schedule of Exceptions

Valor
1.	Floating charges in favor of:

1.1.	The Bank for the Development of Industry
1.2.	Bank Leumi Le'Israel
1.3.	Bank Hapoalim B.M.

2.	Valor's CAM and archiving activities have been recognized as an Approved Enterprise by the Investment Center at the Ministry of Industry and Trade of the State of Israel.

3.
Valor's source codes in respect of certain CAM and archiving software licensed by Valor to some of its customers have been placed in escrow with such customers' attorneys as trustees, for the purpose of securing such customers license in the event that Valor shall cease to operate its business or shall be liquidated.

Orbotech

1.
Orbotech has received funding from the OCS with respect to the JV Existing Products and the JV Development Products to be made available by it to the JV and has certain obligations with respect thereto. See Section 10.5 of the Agreement and Appendix 11.4.1 with respect to EIT.

2.	Orbotech's CAM and archiving activities have been recognized as an Approved Enterprise, by the Investment Center at the Ministry of Industry and Trade of the State of Israel.

Orbotech and Valor

Orbotech and Valor are parties of various legal proceedings between them and/or their subsidiaries both in Israel and U.S.A.

APPENDIX 8.8

Revenues of JV Existing Products and Related Services for 1997
(in thousands of U.S. Dollars)

	Valor	Orbotech
North America
Sales	5,135	2,800
Services	1,349	1,900

Europe
Sales	1,682	2,400
Services	212	2,000

Far East
Sales	2,870	3,900
Services	0	1,900

Japan
Sales	1,036	800
Services	0	0

TOTAL
Sales	10,723	9,900
Services	1,561	5,200

APPENDIX 11.3.2(1)

Deleted

APPENDIX 11.3.2(2)

Deleted

APPENDIX 11.4.1

Certain Representations with Respect to EIT

1.	Revenues of EIT (sales and service) for the years 1997 and 1996 pursuant to its audited financial statements for such years were as follows:

1997: US$2,006,749
1996: US$2,299,003

2.
EIT has received approximately US$1,087,649 as of December 31, 1997, as participation from the OCS in research and development costs and EIT is committed to pay royalties to the OCS at a rate of 3% of the revenues derived from products in which development the OCS participated up to 150% of the participation received. With respect to the period through December 31, 1997, EIT has paid cumulative royalties of approximately US$432,500.

3.
Subject to the closing of the transaction with EIT and Toyo, Orbotech has undertaken to provide certain support and maintenance services with respect to EIT's Solio software product. These services include providing Toyo with two (2) updated versions per year of Solio as they generally become available to other customers. The term of the agreement is for a period of 2 years from the closing of the transaction and is thereafter renewed automatically for additional periods of one year each, unless either party notifies the other in writing that it does not wish to renew, such notice to be given at least three (3) months prior to the termination of the relevant period.

APPENDIX 14.4.1

 The JVLP Agreement

AGREEMENT FOR THE ESTABLISHMENT OF A
LIMITED PARTNERSHIP

Made and entered into in  on this   1   day of November 1998

BY AND BETWEEN:	Orbotech Ltd.
Public Company no. 52-003521-3 having its registered address at New Industrial Zone, Yavne, Israel (hereinafter: “Orbotech”)

on the first part;

AND:	Valor Computerized Systems (Israel) Ltd.
Private Company no. 51-166672-9 having its registered address at New Industrial Zone, Yavne (hereinafter: “Valor”)

on the second part;

(Orbotech and Valor shall hereafter be referred to collectively as the “Limited Partners” and individually as the “Limited Partner”)

AND:	Scopus Ltd. (in formation) Private Company no. having its registered address at Ha Movil Park, Yavne (hereinafter the “Company” or the “General Partner”)

on the third part;

(Orbotech, Valor and the Company shall hereafter be referred to collectively as the “Parties” or individually as the “Party”)

WHEREAS
Orbotech and Valor are both engaged, inter alia, in the development, manufacturing, marketing, sale and after sales support of computer aided manufacturing (“CAM”) and archiving systems for use in the manufacture of printed circuit boards (“PCBs”); and

WHEREAS
Orbotech and Valor entered into a joint venture (hereinafter: the “Joint Venture” or the “JV”) through a joint venture agreement dated August 10, 1998 in accordance with which, inter alia, Orbotech and Valor agreed to establish a limited partnership (hereinafter: the “JV Agreement”). The

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Company is currently in the process of formation and following registration shall serve as the general partner of the limited partnership; and

WHEREAS
Orbotech and Valor wish to consolidate their efforts in developing, manufacturing, assembling and integrating, marketing, distributing, servicing, supporting and providing related services with respect to, inter alia, the JV Existing Products, JV Development Products, JV Future Products and the JV Activities, as these terms are defined and more fully detailed in the JV Agreement, while retaining all their respective rights relating to all other developments and products in which each of them is or may become engaged, all subject to the terms and conditions set forth in the JV Agreement and in this Agreement; and

WHEREAS
Orbotech and Valor wish to consolidate their efforts in the aforesaid field and to cooperate in the framework of a limited partnership, in which they shall be the limited partners and the Company, which is jointly owned by them, shall be the general partner; and

WHEREAS
the Parties wish to determine and record in writing their mutual rights and duties, as well as the areas of liability and the functions of each of the Parties in the framework of the limited partnership, subject to and without derogating from the provisions of the JV Agreement.

Therefore, it was declared, stipulated and agreed by the Parties as follows:

1.	Preamble and Interpretation

1.1	The preamble and the Appendices to this Agreement constitute integral parts hereof.

1.2	The headings, titles and sub-titles of the sections in this Agreement are for the convenience of the Parties only and shall not affect the construction or interpretation of any provision hereof.

1.3	The terms in this Agreement shall have the meaning which was ascribed to them in the JV Agreement, unless expressly indicated otherwise.

2.	Establishment of the Partnership

2.1
The Parties hereby establish a limited partnership which shall bear the name Scopus Limited Partnership or any other name which shall be decided upon by the Parties and which shall be approved for registration by the Registrar of Partnerships (hereinafter: the “Partnership”) and hereby undertake to one another to procure the registration of the Partnership pursuant to the Israeli Partnership Ordinance [New Version], 5735-1975 (the “Ordinance”) forthwith. Orbotech and Valor shall be the initial limited partners and the Company shall be the general partner of the Partnership.

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2.2
The Partnership shall engage in the following activities: the development, manufacturing, assembly and integration, marketing, distribution, service, support and provision of related services with respect to the JV Existing Products, the JV Development Products, JV Future Products, and the JV Activities, as more fully described in the JV Agreement, and in any other areas of activity as shall be decided upon by the General Partner, subject to the provisions of Section 11.2 of the JV Agreement.

2.3	The initial partnership interests in the Partnership (percentage and status) and the capital contribution therefor shall be as follows:

Orbotech -	49.5%	limited partner	NIS 4,950
Valor -	49.5%	limited partner	NIS 4,950_
The Company -	1.0%	general partner	NIS 100

The initial capital of the Partnership shall be NIS 10,000

All items of income, gain, loss, expense and deduction shall be allocated, and all distributions shall be made, among the partners in the Partnership (“Partners”) in accordance with the percentage interests set forth above.

2.4	The administration of the JV Entities shall initially be conducted at premises located and leased by the JV Entities in proximity to Valor’s location.

2.5
Upon or prior to the registration hereof, the Parties shall purchase partnership interests in the Partnership as set forth in Section 2.3 hereof. To the extent that the Partnership shall require working capital in excess of that provided from the operations of the JV (“Additional Working Capital”) the Partnership shall acquire such Additional Working Capital in the manner and under the terms set forth in the JV Agreement. In the event any additional equity investments are required in the future in order to comply with the requirements of the Israeli Investment Center with respect to Approved Enterprises, such investments shall be made pro-rata by Orbotech and Valor and in accordance with the JV Agreement.

2.6
No partner may withdraw any portion of its capital contribution or capital account balance. No partner shall be entitled to the return of such partner’s capital contribution or to a distribution in respect of such partner’s capital account balance.

2.7
The Partnership shall commence its operation from the date of its registration and it shall subsist for the term hereof, as provided pursuant to Section 17 below. The provisions of this Agreement shall apply to the Partnership subject to the provisions of the Ordinance.

2.8	All the costs involved in registering and establishing the Partnership shall be borne by and discharged by the Partnership.

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2.9	The provisions of this Agreement shall constitute the Articles of Association of the Partnership.

3.	Transfer of Assets to the Partnership

Effective as of the Closing Date, the Limited Partners shall make available to the Partnership the assets, properties and business and the obligations with respect to the JV Assets, as specified in the JV Agreement and in the manner and subject to the terms and conditions set forth therein. The Parties shall cooperate to obtain all the necessary licenses, permits and consents towards this purpose.

4.	Transfer of Employees, Equipment and Inventory, Purchase Order and Warranties

The transfer of the Designated Employees to the Partnership, the salary, employment period and other terms of employment of such Designated Employees or the terms applying to the termination of their employment, the terms of transfer of Equipment and Other Inventory, Purchase Orders and Warranty Commitments to the Partnership, shall be governed by the provisions of the JV Agreement.

5.	Assignment of Sales, Agency and Customer Agreements

Subject to the provisions of the JV Agreement, the Limited Partners shall assign and shall cause their subsidiaries to assign to the Partnership, to the extent related to the JV Existing Products and the JV Development Products, all sales, agency and customer support agreements, in accordance with the provisions of the JV Agreement.

6.	Addition of Partners; Restriction on Transfer of Interests in the Partnership

6.1	The addition of any partner to the Partnership (which is not a transferee of a partnership interest) shall require the written consent of the General Partner.

6.2
Any transfer of interests in the Partnership by any of the partners in the Partnership shall be subject to the terms, restrictions and provisions set forth in Annex A of this Agreement, which is attached hereto as an integral part hereof.

7.	Financing of the Partnership’s Operations; Liability

7.1
Except as expressly provided in Section 2.5 of this Agreement and the JV Agreement, no Limited Partner shall be required to make a contribution to the capital of the Partnership, lend any money to the Partnership or guarantee any Partnership indebtedness.

7.2	Except as otherwise required by law, a Limited Partner shall have no personal liability for the debts and obligations of the Partnership.

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8.	Records, Reports, Distribution of Profits

8.1
The Partnership shall maintain a system of accounting established and administered in accordance with Israeli and United States Generally Accepted Accounting Principles consistently applied, shall keep full and complete financial records, and shall furnish to the Parties reports as provided in the JV Agreement.

8.2
All of the Partnership’s revenues, profits and losses belong to the Parties and shall be allocated among them. Cash or approved credit available for distribution shall be distributed to the Parties on an on-going quarterly basis subject to and in the manner prescribed by the provisions of the JV Agreement

8.3
The Partnership shall withhold taxes from distributions to [and allocations among,] the Partners to the extent required by law (as determined by the General Partner in its reasonable discretion). Except as otherwise provided in this Section 8.3, any amount so withheld by the Partnership with regard to a Partner shall be treated for purposes of this Agreement as an amount actually distributed to such Partner pursuant to Section 8.2. An amount shall be considered withheld by the Partnership if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the General Partner as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

8.4
Each Limited Partner hereby agrees to indemnify the Partnership and the other Partners for any liability they may incur for failure to properly withhold taxes in respect of such Limited Partner; moreover, each Limited Partner hereby agrees that neither the Partnership nor any other Partner shall be liable for any excess taxes withheld in respect of such Limited Partner’s interest in the Partnership and that, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

9.	Governance of the Partnership

9.1
The Company shall oversee, administer and manage the Partnership in its capacity as general partner and the Partnership shall carry out the JV Activities, all subject to the provisions of the JV Agreement.

9.2
Except as specifically set forth in this Agreement, the Limited Partners shall take no part in the management, control or operation of the Partnership or its business and shall have no power or authority to act for the Partnership, bind the Partnership under agreements or arrangements with third parties, or vote on Partnership matters.

6

9.3
Subject to the provisions of [this Agreement and] the JV Agreement, and in accordance with the purpose of the Partnership as set forth in Section 2.2, the General Partner shall have the exclusive power and authority to perform acts associated with the management and control of the Partnership and its business, including the power and authority, in the name and on behalf of the Partnership, to:

(a)	Receive, buy, sell, exchange, trade and otherwise deal in and with the JV Assets and other property of the Partnership;

(b)	Engage in the JV Activities;

(c)	Sign agreements, checks, bills of exchange, invoices and other documents;

(d)
Borrow money or property on behalf of the Partnership, encumber Partnership property for the purpose of obtaining financing for the Partnership’s business, and extend or modify any obligations of the Partnership;

(e)	Employ or retain any Designated Employee or other qualified person to perform services or provide advice on behalf of the Partnership and pay reasonable compensation therefor;

(f)	Form and incorporate subsidiaries;

(g)
Compromise, arbitrate or otherwise adjust claims in favor of or against the Partnership, and commence or defend litigation with respect to the Partnership or any assets of the Partnership, at the Partnership’s expense; and

(h)	Assume and exercise all of the authority, rights and powers of a general partner under the laws of the State of Israel.

9.4
Any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Partnership by the General Partner shall be deemed to have been duly executed. No other Partner shall have the authority to bind the Partnership and third parties shall be entitled to rely upon the General Partner’s power and authority to bind the Partnership without otherwise ascertaining that the requirements of this Agreement have been satisfied.

10.	Budget

All of the JV Activities shall be conducted pursuant to a budget which shall be prepared by the Company on a yearly basis prior to October 31 of each year, (the “Budget”), as shall be in effect from time to time. Until such time as a new budget has been adopted, the prevailing Budget shall remain in force. The initial Budget (i.e., through December

7

31, 1998), which shall include a projected balance sheet for the Partnership, shall be determined by the General Partner after the Closing.

11.	Management

The internal management structure of the Partnership shall be reflected in a management plan and organizational chart to be prepared by the General Partner in accordance with the principles set forth in the Budget.

12.	Intellectual Property

The rights and obligations of the Parties with respect to the ownership/retaining of intellectual property rights, the terms and conditions governing the making of such IP Rights available to the JV, the scope of the IP Rights, the terms applying to any intellectual property developed by the JV, infringement or violation of the IP Rights, etc. shall be governed by the provisions of the JV Agreement.

13.	Non-competition and Confidentiality

In all aspects relating to non-competition of the Limited Partners with the JV, non-competition of the JV Entities with the Limited Partners, non-competition between the Limited Partners, the purchase of EIT and other CAM opportunities by the Parties, corporate opportunities, the remedies available to the Parties in the event of a breach of their obligations relating to IP Rights, non-competition and confidentiality, the restrictions applying to any solicitation of employees, publicity relating to the JV, undertakings of confidentiality by the Parties with respect to Confidential Information, etc., the provisions of the JV Agreement shall apply.

14.	Dispute Resolution; Arbitrator

In the event of a dispute arising between the Parties to this Agreement based on an alleged breach or default of this Agreement, any question of interpretation relating thereto, or any other question, conflict or dispute relating thereto or to the Parties’ rights or obligations hereunder, the mechanism prescribed in Section 12 of the JV Agreement for the resolution of disputes shall apply, mutatis mutandis.

15.	Court Jurisdiction

Subject to the provisions of Section 14 above, the competent court in Tel-Aviv-Jaffa shall have exclusive jurisdiction in connection with or deriving from this Agreement.

16.	Breach

It is the intention of the Parties that none of the Parties shall have the right to terminate this Agreement and that the sole remedies for a violation by any party hereto of any of its obligations under the terms of this Agreement shall be specific enforcement or damages. Notwithstanding the foregoing, in the event that a Party shall commit a violation such that a court shall determine that the Parties would not have intended that

8

this Agreement remain in effect, then, any other Party shall have the right to terminate this Agreement upon 90 days’ prior written notice, and such notice of termination shall become effective unless the violation shall be completely remedied in the 90 day period (or, in case of violations which may not be cured within 90 days, if the defaulting Party shall not within such 90 day period undertake to cure such violation and to complete such cure within an additional 90 days).

17.	Term

The term of this Agreement shall expire at the earlier of: (a) such time in which none of the Limited Partners (or their Permitted Transferees) shall hold any Beneficial Interests; or (b) a termination of the JV Agreement.

Notwithstanding the above, the Parties hereby agree and undertake not to take any action, including applying to any competent court or judicial body, for the liquidation or dissolution of the Partnership prior to the expiration of 18 months from the Closing Date, other than as set forth in Section 3.5.3 of the JV Agreement.

17.A	Survival

The following provisions shall survive the expiration or other termination of this Agreement: Sections 12,13, 14, 15 and 18.

17B.	Dissolution

The Partnership shall be dissolved upon the first to occur of the following events:

(a)	Expiration of the term pursuant to Section 17 above;

(b)	Permanent cessation of the Partnership’s business;

(c)	The withdrawal, removal, bankruptcy or dissolution of the General Partner; or

(d)	The event described in Section 7.6 of Annex A hereof.

Notwithstanding the foregoing, the Partnership may be continued upon the election of the General Partner and all of the Limited Partners (or their Permitted Transferees) then holding any Beneficial Interests.

18.	Miscellaneous

18.1	Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties.

18.2	Notice. Notice as required herein shall be delivered by courier with receipt of delivery at the address stated above. A notice shall be effective as of the date so delivered.

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18.3
Entire Agreement and Amendment. This Agreement, the JV Agreement and the Appendices hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and contain all of the promises, undertakings, and other representations made by the parties to each other prior to their execution, all of which are merged therein.

This Agreement, the JV Agreement and the Appendices hereto override and supersede any prior agreement, understanding, promise or undertaking of the parties with respect to the subject matter hereof, all of which are merged therein. No subsequent amendment to this Agreement shall be of any effect unless executed in writing and signed by all of the Parties.

18.4
Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable term or provision, or respectively, to fill the omission by inserting such term or provision which the parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted by applicable law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision, provided that the Parties would have entered into this Agreement as so amended.

18.5	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Israel.

18.6
Non-waiver of Rights. A waiver by a Party hereto of a breach or non performance of one or more of the other Party’s obligations pursuant hereto, shall not constitute a precedent and shall not be used as an inference for another case. The failure to exercise any right available to a party hereto pursuant to this Agreement or by law shall not be construed as a waiver of such rights in any other instance and this behavior shall not be seen as any waiver of rights and obligations pursuant to this Agreement.

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18.7	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

18.8
Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

18.9
Expenses. Each of the Parties shall be solely responsible for all of its respective costs and expenses incurred, either directly or indirectly, with respect to this Agreement and the transactions contemplated hereby.

18.10	JV Agreement. In the event of a discrepancy between this Agreement and the JV Agreement, the provisions of the JV Agreement shall prevail.

18.11
Taxes. Each Party shall be solely responsible for any income, sales, use, service or other tax levied or incurred on account of the Agreement or the activities hereunder. If required by law, each Party may withhold at source any withholding tax based on the income received by the other Party under this Agreement.

18.12	No Third Party Beneficiary. This Agreement is made solely for the benefit of the Parties and no other party shall acquire any right hereunder.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

/s/ Arie Weisberg	/s/ Almog Shlmo
ORBOTECH LTD.	VALOR COMPUTERIZED SYSTEMS (ISRAEL) LTD.	SCOPUS LTD.

By: Arie Weisberg	By: Almog Shlomo	By: _______________________

Title: CFO	Title: V.P. Operations	Title: ______________________

Date: 1/11/98	Date: 1/11/98	Date: ______________________

11

ANNEX A
To the Partnership Agreement

Transfer of Partnership Interest; Exit Arrangements

1.	Transfer of Partnership Interest.

1.1.
Except as otherwise provided in this Annex “A”, a partner in the Partnership (“Partner”) shall not be permitted to transfer any interest in the Partnership (but not including the right to distributions from the Partnership) (the “Beneficial Interests”) without the prior written permission of both Limited Partners for a period of 5 years from the Closing (the “No Sale Period”). Additionally, the Company shall not transfer any of its interests in the Partnership without the consent of the holders of seventy-five percent (75%) of the outstanding shares of the Company.

1.2.
Except as otherwise expressly provided herein, at no time during the term of the Partnership Agreement shall any Partner pledge, charge, hypothecate, encumber, grant any security interest in, or otherwise grant any rights to any third party concerning any Beneficial Interests without the prior written permission of both Limited Partners unless: (i) the pledgee is a “bank” (as such term is used in the Israel Banking (Licensing) Law 1981-5741; and (ii) the pledgee undertakes and agrees, in writing, that its rights in such Beneficial Interests shall be subject to all the restrictions regarding transfer of Beneficial Interests contained in this Annex “A”.

1.3	Subsequent to the No Sale Period, any transfer of Beneficial Interests shall be in accordance with the provisions set forth in this Annex “A”.

1.4
Unless otherwise agreed by the Limited Partners, a Limited Partner may not, at any time, transfer any Beneficial Interest in the Partnership unless it transfers at the same time and to the same Transferee the corresponding Beneficial Interest in all JV Entities.

1.5	A Permitted Transferee may not transfer its Beneficial Interests other than in connection with atransfer by a Limited Partner or as set forth in Section 5 hereof.

2.	Right of First Negotiation; Open Negotiation Period.

2.1
At any time after the No Sale Period, either Limited Partner (the “Transferor”) desiring to transfer all or any portion of its Beneficial Interests (other than pursuant to the Permitted Transferee or Forced Exit provisions set forth in Sections 5 and 6 below) shall send to the JV Entities and to the other Limited Partner (the “Other Limited Partner”) a written notice (the “First Negotiation Notice”) stating the Transferor’s intention to transfer its Beneficial Interests.

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2.2
For a period of up to thirty (30) business days after the delivery of the First Negotiation Notice (the “First Negotiation Period”), the Transferor shall negotiate exclusively with the Other Limited Partner with respect to the Other Limited Partner’s purchase of all of the Transferor’s Beneficial Interests offered for transfer, subject to any restrictions in law, free of any charge, pledge, lien or any other third party right.

2.3.
In the event that the Limited Partners do not execute a definitive agreement with respect to the Other Limited Partner's purchase of all of the Transferor’s Beneficial Interests offered for transfer within the First Negotiation Period, then, the Transferor may, within ninety (90) days after the First Negotiation Period, offer for sale such Beneficial Interests (the “Open Negotiation Period”) (subject to the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

2.4
In the event that the Transferor shall not execute an agreement with a bona fide purchaser upon the terms of the transfer of its Beneficial Interests during the Open Negotiation Period, the Transferor shall not continue to offer or otherwise seek to transfer its Beneficial Interests without again complying with the first negotiation procedure set forth above (and the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

3.
Right of First Refusal; Right to Tag Along. At any time during the Open Negotiation Period the Transferor may enter into an agreement (the “Terms Agreement”) with a bona fide proposed purchaser (the “Transferee”) with respect to terms of sale of all or such portion of the Transferor’s Beneficial Interests offered for transfer during the First Negotiation Period provided the Transferor shall first offer to the Other Limited Partner: (a) the right to purchase all or such portion of the Transferor’s Beneficial Interests, pursuant to the Terms Agreement (“Right of First Refusal”); and (b) the right to join the Transferor in its sale of Beneficial Interests to the Transferee, such that if the other Limited Partner so elects (as an alternative to the Right of First Refusal), the Transferor may not sell its Beneficial Interests unless the Transferee agrees to purchase the same percentage of Beneficial Interests from the Other Limited Partner as it is purchasing from the Transferor, pursuant to the Terms Agreement (“Right to Tag Along”). Any transfer of Beneficial Interests by the Transferor to the Transferee shall also be subject to the Right of Approval set forth in Section 4 below.

3.1
Rights Notice. The Transferor shall offer the Right of First Refusal and the Right to Tag Along to the other Limited Partner pursuant to a written notice to the TV Entities and to the Other Limited Partner providing details of the Transferee and a copy of the Terms Agreement (the “Rights Notice”).

3.2
Exercise Notice. The Other Limited Partner may exercise its Right of First Refusal or Right to Tag Along by giving the Transferor and the TV Entities a written notice to that effect within thirty (30) days after being served with the Rights Notice subject to an additional 90 day period to permit the Other Limited Partner to obtain all necessary approvals in connection with such purchase (and the other Parties shall provide all reasonable assistance to the Other Limited Partner in connection therewith) (the “Exercise Notice”).

13

3.3
Purchase by the Other Limited Partner. If the Other Limited Partner shall timely exercise its Right of First Refusal, then the Transferor’s Beneficial Interests will be sold and transferred to the Other Limited Partner, in accordance with the provisions of the Terms Agreement and this Annex “A”.

3.4
Purchase by Transferee; Tag Along. If (a) the Transferor shall properly give the First Negotiation Notice and the Rights Notice, as set forth above; and (b) the Other Limited Partner shall not timely exercise its Right of First Refusal, then: (i) none of the Transferor’s Beneficial Interests will be sold to the Other Limited Partner; and (ii) subject to the Other Limited Partner's Right of Approval, the Transferor shall, within sixty (60) days after the last date on which the Exercise Notice may be submitted, sell to the Transferee, all of the Transferor’s Beneficial Interests pursuant to the Terms Agreement provided that if the Other Limited Partner shall have timely exercised its Right of Tag Along, then none of the Transferor’s Beneficial Interests will be sold unless the Transferee purchases (pursuant to the Terms Agreement) all of the Beneficial Interests offered by the Other Limited Partner pursuant to its right to Tag Along.

3.5
In the event that the Transferor’s Beneficial Interests are not sold by the Transferor as set forth in Section 3.4 above (including by reason of the Transferee’s refusal to satisfy the Other Limited Partner's exercise of its Right to Tag Along) within such sixty (60) day period, then the Transferor’s Beneficial Interests may not be offered or otherwise transferred unless the Transferor shall again comply with all of the provisions of Section 2 and this Section 3.

4.	Right of Approval.

4.1
Notwithstanding the foregoing provisions of this Annex “A”, any transfer of Beneficial Interests to a Transferee which is not a Permitted Transferee of the Transferor shall also be subject to the approval of the identity of the Transferee by the Other Limited Partner, which approval may not be unreasonably withheld and without providing a written detailed explanation (“Right of Approval”) provided that: (a) in the event that the Transferee is a competitor of the Other Limited Partner, then the Other Limited Partner may refuse to grant such approval, in its sole discretion, by giving written notice of such competitive relationship and without further explanation; and (b) no such approval shall be required in the event that the Other Limited Partner shall exercise its Right to Tag Along.

4.2
The Transferor may at any time request the Other Limited Partner’s approval of the identity of the Transferee by giving written notice of name of the Transferee (including by providing written notice thereof in the Rights Notice). The Other Limited Parmer shall respond to Transferor’s request within ten (10) days after delivery of the Transferor's notice and such other information as the Other Limited Partner may reasonably request. Such approval shall be deemed granted in the event that the Other Limited Partner shall fail to respond within such 10 day period.

14

4.3
If the Transferor believes that the other Limited Party is unreasonably withholding its approval, then, within 10 days of delivery of the Other Limited Partner’s written explanation, the Transferor may submit the matter to the dispute resolution procedure set forth in Section 14 of the Partnership Agreement.

5.	Certain Permitted Transfers.

5.1
Notwithstanding the foregoing provisions of this Annex “A”, each of the Limited Partners may transfer a portion of its Beneficial Interests to an entity in which the Limited Partner beneficially holds, directly or indirectly (including through other such wholly-owned entities), all of the voting and equity interests in such entity (each, a “Permitted Transferee”) and Permitted Transferees may transfer Beneficial Interests to other Permitted Transferees and the Limited Partners in the manner set forth in Section 5.2 below, and the Other Limited Partner’s Right of First Refusal, Right to Tag Along and Right of Approval shall not apply, provided, however, that all such Beneficial Interests transferred by a Limited Partner or its Permitted Transferee shall continue to be subject to such rights as if such Beneficial Interests were still owned by the transferring Limited Partner.

5.2
A Limited Partner or a Permitted Transferee may transfer all or any portion of its Beneficial Interests to one or more Permitted Transferees provided, however, that as a condition to the validity of any such transfer:

5.2.1
the Limited Partner or transferring Permitted Transferee shall have given written notice to the JV Entities and the Other Limited Partner of details of the transfer, including the Limited Partner’s certification that the transferee is a Permitted Transferee and that all necessary approvals in connection with such transfer have been obtained and providing appropriate supporting documents.

5.2.2
such Permitted Transferee shall agree in writing to be bound by all the terms and provisions of the Partnership Agreement and the JV Agreement and to assume all of the obligations hereunder to the same extent as the transferring Limited Partner; and

5.2.3
the transferring Limited Partner shall acknowledge in writing that it is not released from any of its obligations hereunder and that it shall be liable for and guarantees the performance by the Permitted Transferee of its obligations and undertakings hereunder.

5.3	Change in Permitted Transferee Relationship.

15

5.3.1
Notwithstanding any provision of the Partnership Agreement [and the JV Agreement] to the contrary, in the event that a transferee of Beneficial Interests pursuant to Section 5.1 and 5.2 ceases to be a “Permitted Transferee” of a Limited Partner during the term of the Partnership Agreement, then: (i) the transferring Limited Partner (or if such transferring Limited Partner shall no longer hold any Beneficial Interests, the Permitted Transferee thereof) shall notify the Other Limited Partner (or the Permitted Transferee thereof) and the JV Entities of the change within ten (10) business days thereof.

5.3.2
Within 7 days of delivery of the foregoing notice, the Other Limited Partner and the Limited Partner (or if any of the Limited Partners shall no longer hold any Beneficial Interests, such Permitted Transferee) shall appoint a mutually agreed professional third party appraiser (the “Appraiser”) to determine the value of the Permitted Transferee's- Beneficial Interests and its interest in the General Partner (the “Valuation”). In the event that the Limited Partners (and/or their Permitted Transferees) shall fail to agree upon an appraiser, the same shall be appointed by the District Court in Tel-Aviv upon the application of either Limited Partner (or its Permitted Transferee). The Limited Partner whose transferee ceased to be a Permitted Transferee (or if the Limited Partner shall no longer hold any Beneficial Interests, such Permitted Transferee) shall pay the expenses of the Appraiser.

5.3.3	the Appraiser shall complete the Valuation and shall provide both Limited Partners with a signed written original thereof. The Valuation shall be final for purposes of this Section 5.3.

5.3.4
the Other Limited Partner shall have 30 days from the date of receipt of the Valuation to purchase the Beneficial Interest of such transferee who ceased to be a Permitted Transferee at a price which shall be equal to 80% of the value of such Beneficial Interests set forth in the Valuation.

6.	Change in Control.

6.1
In the event that there is a “Change in Control” (as defined below) of either Limited Partner (“Changed Partner”) during the period in which such Limited Partner and its Permitted Transferees holds any Beneficial Interests, the Changed Partner shall give written notice thereof to the other Limited Partner (the “Other Partner”) within 10 days thereof provided the Other Partner (together with its Permitted Transferees) holds at such time, at least a 30% interest in the Partnership. Within 30 days of the Changed Partner’s notice, the Other Partner may give written demand to the Changed Partner to negotiate exclusively with the Other Partner for a period of thirty (30) business days with respect to the Other Partner’s purchase of all of the Changed Partner’s Beneficial Interests.

16

6.2
In the event that the Limited Partners do not execute a definitive agreement with respect to the Other Partner’s purchase of all of the Changed Partner’s Beneficial Interests within such negotiation period, then, the Other Partner may, within 15 days thereafter, give written notice to the Changed Partner invoking the “Sell-Buy Procedure” set forth in Section 7 below (the “Sell-Buy Notice”).

6.3
Change of Control of a Limited Partner. For the purpose of this Section 6, a “Change of Control”of a Limited Partner shall be deemed to have occurred: (i) with respect to Valor, until the closing of the initial public offering of its shares to the public pursuant to a prospectus or similar document in Israel or abroad, if the “Controlling Group of Valor”(as defined in Appendix 16.6.3 of the JV Agreement), directly or indirectly, owns beneficially or of record less than 50.01% of the combined voting power of the outstanding voting securities of Valor; or (ii) with respect to either Limited Partner if the board of directors of such Limited Partner (or, if approval of the shareholders is required, the shareholders of the Limited Partner) shall approve: (a) any consolidation or merger of the Limited Partner in which the Limited Partner is not the continuing or surviving corporation or pursuant to which shares of such Limited Partner would be converted into cash, securities or other property, other than a merger of the Limited Partner in which the holders of shares of such Limited Partner immediately prior to the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger; or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Limited Partnership: or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire board of directors of such Limited Partner cease for any reason to constitute a majority thereof unless the election, or the nomination for election by such Limited Partner's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) if a competitor of the other Limited Partner shall acquire, directly or indirectly, beneficially or of record, 10% or more of the combined voting power of the outstanding voting securities of such Limited Partner.

7.	Sell-Buy Procedure.

7.1
In the event that the Other Partner shall give the Sell Buy Notice as set forth above, then within 7 days of delivery of such notice, the Limited Partners shall appoint an Appraiser to provide a Valuation of all of the Beneficial Interests of both Limited Partners and their Permitted Transferees pursuant to the procedures set forth in Sections 5.3.2 and 5.3.3 except that the Partnership shall pay the expenses of the Appraiser.

7.2	The Valuation shall be final for purposes of the remainder of this Section 7.

7.3
Each of the Limited Partners shall have 30 days from the date of receipt of the Valuation to make an offer to the other Limited Partner, to purchase the other Limited Partner’s Beneficial Interests at a price which shall at least equal the value of such Beneficial Interest as set forth in the Valuation (a “Buy Offer”).

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7.4	In the event only one of the Limited Partners makes a Buy Offer, the other Limited Partner shall be obliged to sell its Beneficial Interests to the offering Limited Partner at the price offered.

7.5
In the event that both Limited Partners wish to buy the other Limited Partner’s Beneficial Interests, the Limited Partners shall bid against each other by means of sending Buy Offers and counter Buy Offers to each other. The Limited Partner offering the highest amount shall be entitled to buy all of the other Limited Partner’s Beneficial Interests and such other Limited Partner shall be obliged to sell the same at the price offered. Counter Buy Offers shall be made within 15 days of receipt of a Buy Offer. If an offeree Limited Partner fails to respond to a Buy Offer (i.e., to give a counter Buy Offer) within 15 days of receipt of the Buy Offer, the Buy Offer shall be deemed to have been accepted by the offeree Limited Partner for all purposes herein.

7.6
In the event that neither of the Limited Partners makes a Buy Offer within 30 days of receipt of the Valuation or neither Limited Partners agrees to purchase the other Limited Partner’s Beneficial Interests based upon a price at least equal to that reflected in the Valuation, the Parties shall dissolve the Partnership and all subsidiaries thereof pursuant to applicable law.

8.
Closing. Once it is determined which Limited Partners will be transferring its Beneficial Interests in the Partnership to the other Limited Partner or another purchaser (the “Selling Partner”), the Limited Partners shall negotiate a closing date for the transfer of such Beneficial Interests to the purchasing Limited Partner or its designee for a date no later than 45 days from the date of the acceptance (or deemed acceptance) of the Buy Offer.

APPENDIX 14.4.2

Notification to Registrar of Partnerships

APPENDIX 14.4.3

Memorandum of Association

COMPANIES ORDINANCE
(NEW VERSION) 5743-1983

MEMORANDUM OF ASSOCIATION

of

CRSOFT LTD.

A COMPANY LIMITED BY SHARES

1.	The name of the Company is:

“CRSOFT Ltd.”

The name in Hebrew is: [illegible]

2.	The objects for which the Company is established are:

(a)
To develop, manufacture, assemble and integrate, market, sell and offer for sale, directly or through third parties, distribute, install, service, provide training, support and related services with respect to, computer aided manufacturing and archiving systems for use in the manufacture of printed circuit boards and in general to engage in all other activities as may be agreed.

(b)	To serve as the general partner of a limited partnership with purposes similar to those set forth in Section 2(a) above.

(c)	To conduct any activities which are not prohibited by law.

The Company shall have the legal capacity for any right or obligation and for the execution of any act.

3.	The liability of the members is limited.

4.	The share capital of the Company is NIS. 36,000 divided into 36,000 shares par value NIS.l.- per share.

The rights of the holders of the shares will be in accordance with the provisions of the Company’s Articles of Association and the Company may modify them from time to time as provided in the Companies Ordinance (New Version).

2

We the undersigned wish to form a company pursuant to this Memorandum of Association and we agree to take the number of shares in the Company’s share capital set opposite our respective names.

Names, Addresses &description of subscribers	Number of shares taken by each subscriber	Signature

Orbotech Ltd. New Industrial Zone, Yavne Public company	50	/s/ Arie Weisberg 52-003521-3

Valor Computerized Systems Ltd., New Industrial Zone Yavne Private company	50	/s/ Shlomo Almog 51-166672-9

Dated this  1  day of November, 1998

Witness to signatures: /s/ David Cohen

APPENDIX 14.4.4

Articles of Association of the JV Company

COMPANIES ORDINANCE
(NEW VERSION) - 5743-1983

ARTICLES FOR THE MANAGEMENT OF A
COMPANY LIMITED BY SHARES

(Name of Company):

FRONTLINE P.C.B. SOLUTIONS LTD. (the “Company”)

INTERPRETATION

1.	The sample Articles which appear in the Second Schedule to the Companies Ordinance (New Version) 5743-1983 will not apply to this company.

2.
Other than as expressly provided herein, the terms in these articles (hereinafter “Articles”) have the meaning that they have in the Companies Ordinance (New Version) 5743-1983 (hereinafter the “Ordinance”), as amended from time to time.

PRIVATE COMPANY

3.	The Company shall be a private company. Therefore:

(a)
The number of Members of the Company is limited to fifty (50), excluding employees of the Company and former employees of the Company who were Members of the Company while they were employees and continue to be Members of the Company even after their employment was terminated.

Two or more shareholders who together hold one or more shares in the Company, shall be treated, for purposes of this paragraph, as a single member.

(b)	A public offering to subscribe for shares or debentures of the Company is hereby prohibited.

(c)	The right to transfer shares shall be restricted in the manner hereinafter provided.

CAPITAL OF THE COMPANY

4.	The share capital of the Company is 36,000 New Israeli Shekels (“NIS”) consisting of 36,000 (thirty six thousand) Ordinary Shares of a nominal value of NIS 1.- each (the “Shares”).

The Ordinary Shares shall have equal rights including voting rights and rights to dividends. They shall confer upon the owners thereof the right to receive, upon the winding up of the Company, a sum equal to their nominal value, and if a surplus remains, to receive such surplus in proportion to the nominal value of the shares held by them respectively and in respect of which such distribution is being made and to receive a portion of the Company’s profits, when distributed, in proportion to the nominal value of the shares held by them respectively and in respect of which such distribution is being made.

SHARES

5.
The Company may issue shares that are preferred, or redeemable or with any other special right, or restricted in respect of dividend distributions, voting rights, the return of share capital or other matters, all as determined by the Company by special resolution, subject to the provisions of its memorandum and without infringing on any special right previously granted to a shareholder.

6.
The Company may pay any person a commission for subscribing or getting others to subscribe, or for agreeing or getting others to agree to subscribe to the Company’s shares, whether conditionally or unconditionally, provided that the rate or amount of the commission does not exceed 10% of the value of those shares, and the commission may be paid in cash or in the Company’s shares paid up in full or in part, or partly in cash and partly in shares as aforesaid.

7.
Subject to the provisions of these Articles, the Company may change the rights of a certain class of shares, provided that the same is effected by a special general meeting of the holders of those shares.

The provisions of these Articles relating to general meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every separate general meeting as mentioned above.

Unless otherwise provided by these Articles, the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class or unification with another class shall not be deemed to modify or alter the rights attached to the previously issued shares of such class or of any other class.

8.	The Company’s funds shall not be expended for the purchase of its own shares, other than as allowed in accordance with applicable law.

9.
Subject to the provisions of these Articles, the shares of the Company shall be at the disposal of the Board of Directors of the Company (the “Board”) which may allot them to such persons, at such times and on such conditions as the Board may determine, whether at par or at a premium or at a discount (subject to the provisions of the Companies Ordinance).

10.
The Company is entitled to regard the registered owner of any share as its absolute owner and shall not be required to recognize any shareholding by way of trust, and shall not be required to recognize any equitable, contingent, future or partial interest in any share or any claim or right with respect to any share, other than the right to entirety thereof in the registered owner.

11.
If by the terms of issue of any share the payment for the share is to be made wholly or partly in installments, then each such installment shall be paid to the Company when due, by the registered owner for the time being of the share.

LIEN

12.
The Company shall have a lien on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether the time for payment has arrived or not; the Company shall also have a lien on shares registered in the name of an individual that were not fully paid up in respect of money due to it from him or from his estate, but the Board may exempt any share, in full or in part, from the provisions of this section; the lien on a share shall also apply to dividends payable on it.

13.
The Company may sell any share on which it has a lien in any manner the Board sees fit, but it shall not be sold before the date of payment of the amount in respect of which the lien exists, and until 14 days have passed after notification in writing has been made to whoever is at that time registered as the share’s owner, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists and the time of payment of which has arrived.

14.
Any balance from the sale, left after the amount the date of payment of which has arrived, shall be paid to whoever is entitled to the share on the day of the sale, subject to the lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale; the purchaser shall be registered as the share’s owner, and it is not his responsibility to see to the use of the purchase price, and his right to the share shall not be affected by any fault or error in the procedure of sale.

15.
The provisions of Article 29 of these Articles relating to the affidavit of a Director regarding a share that was forfeited shall apply mutatis mutandis, to a share which has been sold pursuant to a lien as described above, and the Company shall deliver such affidavit to the purchaser who requests it.

CALLS ON SHARES

16.
The Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares which are not made payable at a date fixed by the terms of issue. Each member shall pay to the Company, at the time and place specified by the Board the amount called on his shares. A call made by the Board may be made payable by installments and shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed.

17.
A notice regarding any call shall be given not less than 14 days in advance and shall specify to whom the required amount should be paid, and the time and place of payment, provided that the Directors may, prior to the time of payment, by a written notice, revoke or postpone the call.

18.	The Board may, upon the issue of any shares, differentiate between the shareholders as to the amount of calls to be paid and the terms of payment.

19.
If, by the terms of issue of a share or otherwise, any sum becomes payable at any fixed date or in fixed installments, whether on account of the nominal amount of the share or by way of premium, such sum shall be paid as if it were a call duly made by the Board with proper notice, and all the relevant provisions of these Articles as to calls on shares shall apply to any such sum or installment.

20.	The joint holders of a share shall be jointly and severally liable to pay all calls and installments in respect thereof.

21.
If the sum called in respect of a share, or an installment or a sum payable on a specific date under the terms of issue, shall not be paid until the day appointed for payment thereof, then the holder for the time being of the share shall pay interest from the day appointed for payment thereof to the time of actual payment at a rate established by the Board, which will approximate the current rate of interest applicable to bank overdrafts, or at a lower rate, or to demand either linkage differentials based on any cost of living index published by any official governmental agency, or linkage differentials based on foreign exchange rates, in addition to the prevailing rate of interest for loans linked to the index or to foreign exchange rates (such interest to include linkage differentials as aforesaid) as the Board may determine. Such interest shall be payable for the period commencing on the day payment was due, until the date such payment was actually made. The Board shall be at liberty to waive payment of such interest wholly or in part.

22.
No Member shall be entitled to receive any dividend or to exercise any privileges as a Member until he shall have paid all calls for the time being due and payable in every share held by him whether alone or jointly with any other person, together with interest and expenses (if any, pursuant to section 21 above).

23.
The Board may, if it deems fit, receive from any Member willing to advance all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would but for such advance, become presently payable) pay interest at a rate, as may be agreed upon between the Board and the Member paying such sum in advance.

FORFEITURE OF SHARES

24.
If a Member fails to pay in full any call or installment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid, serve written notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

25.
The notice shall name a further day (not being less than fourteen days from the date of the notice) on or before which, and the place or places where the payment together with the interest required by the notice is to be made and shall state that in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call was made or installment is payable will be liable to be forfeited.

26.
If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, be forfeited by a resolution of the Board to that effect. Any forfeiture as aforesaid shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

27.
Any share so forfeited shall become the property of the Company, and subject to these Articles may be sold, re-allotted or otherwise disposed of as the Board may deem fit. The Board may, at any time before the sale, re-allotment or disposition of a forfeited share, revoke such forfeiture under such terms and conditions as the Board determined.

28.
Any person whose shares have been forfeited shall thereupon cease to be a Member in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares. Such obligation shall be discharged when the Company shall have received all amounts due for the forfeited shares.

29.
An affidavit containing a statement by a Director affirming that a specified share has been properly forfeited as of the date of such affidavit, will constitute conclusive proof against any person claiming an interest in such share. Such affidavit together with a receipt from the Company for consideration, if any, for the sale or transfer of such share, shall transfer title of such share, and the purchaser or transferee of such share will be registered as the owner of the share and he shall not be liable for any sales proceeds, if any, and further his right in such share shall not be affected by any defect resulting from the mechanism of the forfeiture, sale, or transfer.

30.	(a)
The provisions of these Articles with regards to forfeiture shall also apply to any non payment of an amount payable, under the terms of the issue of a share, at a fixed date, whether for the nominal value of the share or as premium, as if such amount was payable by reason of a duly made and notified call.

(b)
Nothing contained within these Articles regarding forfeiture of shares shall in any way diminish the relief available to the Company from a member by virtue of the Contracts Law (Remedies for Breach of Contract) 5731-1970, or by virtue of any other statute.

TRANSFER OF SHARES AND RIGHTS OF FIRST REFUSAL

31.	Notwithstanding any other provisions in these Articles, the following provisions shall apply:

31.1.	Transfer of Shares.

31.1.1.	Except as otherwise provided in this Article 31, no shareholder shall be permitted to transfer any shares in the Company without the prior written permission of both Orbotech Ltd. (“Orbotech”) and Valor Computerized Systems Ltd. (“Valor”) (each, a “Founding Shareholder”) for a period of 5 years from November 4, 1998 (the “No Sale Period”).

31.1.2.
Except as otherwise expressly provided herein, no shareholder shall pledge, charge, hypothecate, encumber, grant any security interest in, or otherwise grant any rights to any third party concerning the shares without the prior written permission of both Founding Shareholders unless: (i) the pledgee is a “bank” (as such term is used in the Israel Banking (Licensing) Law 1981-5741); and (ii) the pledgee undertakes and agrees, in writing, that its rights in such shares shall be subject to all the restrictions regarding transfer of shares contained in Article 31.

31.1.3.	Subsequent to the No Sale Period, any transfer of shares shall be in accordance with the provisions set forth in this Article 31 and Article 32.

31.1.4.
Unless otherwise agreed by the Founding Shareholders, a Founding Shareholder may not, at any time, transfer any shares in the Company unless it transfers at the same time and to the same Transferee the corresponding partnership interest in FrontLine PCB Solutions Limited Partnership (the “Limited Partnership”).

31.1.5.
An entity in which a Founding Shareholder beneficially holds, directly or indirectly (including through other such wholly-owned entities) all of the voting and equity interests in such entity (a “Permitted Transferee”) may not transfer its shares other than in connection with a transfer by a Founding Shareholder or as set forth in Article 31.5 hereof.

31.2.	Right of First Negotiation; Open Negotiation Period.

31.2.1.
At any time after the No Sale Period, either Founding Shareholder (the “Transferor”) desiring to transfer all or any of its shares (other than pursuant to the Permitted Transferee or Forced Exit provisions set forth in Articles 31.5 and 31.6 below) shall send to the Company and to the other Founding Shareholder (the “Other Founding Shareholder”) a written notice (the “First Negotiation Notice”) stating the Transferor’s intention to transfer its shares.

31.2.2.
For a period of up to thirty (30) business days after the delivery of the First Negotiation Notice (the “First Negotiation Period”),the Transferor shall negotiate exclusively with the Other Founding Shareholder with respect to the Other Founding Shareholder’s purchase of all of the Transferor’s shares offered for transfer, subject to any restrictions in law, free of any charge, pledge, lien or any other third party right.

31.2.3.
In the event that the Founding Shareholders do not execute a definitive agreement with respect to the Other Founding Shareholder’s purchase of all of the Transferor’s shares offered for transfer within the First Negotiation Period, then, the Transferor may, within ninety (90) days after the First Negotiation Period, offer for sale such shares (the “Open Negotiation Period”) (subject to the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

31.2.4.
In the event that the Transferor shall not execute an agreement with a bona fide purchaser upon the terms of the transfer of its shares during the Open Negotiation Period, the Transferor shall not continue to offer or otherwise seek to transfer its shares without again complying with the first negotiation procedure set forth above (and the Right of First Refusal, Right to Tag Along and Right of Approval set forth below).

31.3.
Right of First Refusal; Right to Tag Along. At any time during the Open Negotiation Period, the Transferor may enter into an agreement (the “Terms Agreement”) with a bona fide proposed purchaser (the “Transferee”) with respect to the terms of sale of all or such portion of the Transferor’s shares offered for transfer during the First Negotiation Period provided the Transferor shall first offer to the Other Founding Shareholder: (a) the right to purchase all or such portion of the Transferor’s shares, pursuant to the Terms Agreement (“Right of First Refusal”); and (b) the right to join the Transferor in its sale of shares to the Transferee, such that if the other Founding Shareholder so elects (as an alternative to the Right of First Refusal), the Transferor may not sell its shares unless the Transferee agrees to purchase the same percentage of shares from the Other Founding Shareholder as it is purchasing from the Transferor, pursuant to the Terms Agreement (“Right to Tag Along”). Any transfer of shares by the Transferor to the Transferee shall also be subject to the Right of Approval set forth in Article 31.4.

31.3.1.
Rights Notice.The Transferor shall offer the Right of First Refusal and the Right to Tag Along to the other Founding Shareholder pursuant to a written notice to the Company and to the Other Founding Shareholder providing details of the Transferee and a copy of the Terms Agreement (the “Rights Notice”).

31.3.2.
Exercise Notice.The Other Founding Shareholder may exercise its Right of First Refusal or Right to Tag Along by giving the Transferor and the Company a written notice to that effect within thirty (30) days after being served with the Rights Notice subject to an additional 90 day period to permit the Other Founding Shareholder to obtain all necessary approvals in connection with such purchase (and the Company and the Transferor shall provide all reasonable assistance to the other Founding Shareholder in connection therewith) (the “ExerciseNotice”).

31.3.3.
Purchase by the Other Founding Shareholder. If the Other Founding Shareholder shall timely exercise its Right of First Refusal, then the Transferor’s shares will be sold and transferred to the Other Founding Shareholder, in accordance with the provisions of the Terms Agreement and this Article 31.

31.3.4.
Purchase by Transferee; Tag Along. If, (a) the Transferor shall properly give the First Negotiation Notice and the Rights Notice, as set forth above; and (b) the Other Founding Shareholder shall not timely exercise its Right of First Refusal, then: (i) none of the Transferor’s shares will be sold to the Other Founding Shareholder; and (ii) subject to the Other Founding Shareholder’s Right of Approval, the Transferor shall, within sixty (60) days after the last date on which the Exercise Notice may be submitted, sell to the Transferee, all of the Transferor’s shares pursuant to the Terms Agreement provided that if the Other Founding Shareholder shall have timely exercised its Right of Tag Along, then none of the Transferor’s shares will be sold unless the Transferee purchases (pursuant to the Terms Agreement) all of the shares offered by the Other Founding Shareholder pursuant to its Right to Tag Along.

31.3.5.
In the event that the Transferor’s shares are not sold by the Transferor as set forth in Article 31.3.4 above (including by reason of the Transferee’s refusal to satisfy the Other Founding Shareholder’s exercise of its Right to Tag Along) within such sixty (60) day period, then the Transferor’s shares may not be offered or otherwise transferred unless the Transferor shall again comply with all of the provisions of Article 31.2 and this Article 31.3

31.4.	Right of Approval.

31.4.1.
Notwithstanding the foregoing provisions of this Article 31, any transfer of shares to a Transferee which is not a Permitted Transferee of the Transferor shall also be subject to the approval of the identity of the Transferee by the Other Founding Shareholder, which approval may not be unreasonably withheld and without providing a written detailed explanation (“Right of Approval”) provided that: (a) in the event that the Transferee is a competitor of the Other Founding Shareholder, then the Other Founding Shareholder may refuse to grant such approval, in its sole discretion, by giving written notice of such competitive relationship and without further explanation; and (b) no such approval shall be required in the event that the Other Founding Shareholder shall exercise its Right to Tag Along.

31.4.2.	The Transferor may at any time request the Other Founding Shareholder’s approval of the identity of the Transferee by giving written notice of name of the Transferee (including by providing written notice thereof in the Rights Notice). The Other Founding Shareholder shall respond to the Transferor’s request within ten (10) days after delivery of the Transferor’s notice and such other information as the Other Founding Shareholder may reasonably request. Such approval shall be deemed granted in the event that the Other Founding Shareholder shall fail to respond within such 10 day period.

31.4.3.
If the Transferor believes that the other Founding Shareholder is unreasonably withholding its approval, then, within 10 days of delivery of the Other Founding Shareholder’s written explanation, the Transferor may submit the matter to the dispute resolution procedure set forth in Section 12 of the Joint Venture Agreement entered into by Orbotech and Valor on 10 August, 1998, as amended (the “Joint Venture Agreement”).

31.5.	Certain Permitted Transfers.

31.5.1
Notwithstanding the foregoing provisions of this Article 31, each of the Founding Shareholders may transfer a portion of its shares to a Permitted Transferee and Permitted Transferees may transfer shares to other Permitted Transferees and the Founding Shareholders in the manner set forth in Article 31.5.2 below, and the Other Founding Shareholder’s Right of First Refusal, Right to Tag Along and Right of Approval shall not apply, provided, however, that all such shares transferred by a Founding Shareholder or its Permitted Transferee shall continue to be subject to such rights as if such shares were still owned by the transferring Founding Shareholder.

31.5.2.
A Founding Shareholder or a Permitted Transferee may transfer all or any portion of its shares to one or more Permitted Transferees provided, however, that as a condition to the validity of any such transfer:

31.5.2.1.
the Founding Shareholder or transferring Permitted Transferee shall have given written notice to the Company and the Other Founding Shareholder of details of the transfer, including the Founding Shareholder’s certification that the transferee is a Permitted Transferee and that all necessary approvals in connection with such transfer have been obtained and providing appropriate supporting documents;

31.5.2.2.
such Permitted Transferee shall agree in writing to be bound by all the terms and provisions of the Joint Venture Agreement and to assume all of the obligations thereunder to the same extent as the transferring Founding Shareholder; and

31.5.2.3.
the transferring Founding Shareholder shall acknowledge in writing that it is not released from any of its obligation hereunder and/or under the Joint Venture Agreement and that it shall be liable for and guarantees the performance by the Permitted Transferee of its obligations and undertakings hereunder and thereunder.

31.5.3.	Change in Permitted Transferee Relationship.

31.5.3.1.
Notwithstanding any provision of these Articles to the contrary, in the event that a transferee of shares pursuant to Articles 31.5.1 and 31.5.2 ceases to be a “Permitted Transferee” of a Founding, then: (i) the transferring Founding Shareholder (or if such transferring Founding Shareholder shall no longer hold any shares, the Permitted Transferee thereof) shall notify the Other Founding Shareholder (or the Permitted Transferee thereof) and the Company of the change within ten (10) business days thereof.

31.5.3.2.
Within 7 days of delivery of the foregoing notice, the Other Founding Shareholder and the Founding Shareholder (or if any of the Founding Shareholders shall no longer hold any shares, such Permitted Transferee) shall appoint a mutually agreed professional third party appraiser (the “Appraiser”) to determine the value of the Permitted Transferee’s shares in the Company and its interests in the Limited Partnership (the “Valuation”). In the event that the Founding Shareholders (and/or their Permitted Transferees) shall fail to agree upon an appraiser, the same shall be appointed by the District Court in Tel-Aviv upon the application of either Founding Shareholder (or its Permitted Transferee). The Founding Shareholder whose transferee ceased to be a Permitted Transferee (or if the Founding Shareholder shall no longer hold any shares, such Permitted Transferee) shall pay the expenses of the Appraiser.

31.5.3.3.	The Appraiser shall complete the Valuation and shall provide both Founding Shareholders with a signed written original thereof. The Valuation shall be final for purposes of this Article 31.5.3.

31.5.3.4.
The Other Founding Shareholder shall have 30 days from the date of receipt of the Valuation to purchase the shares in the Company and the interests in the Limited Partnership of such transferee who ceased to be a Permitted Transferee at a price which shall be equal to

80% of the value of such shares in the Company and its interests in the Limited Partnership set forth in the Valuation.

31.6.	Change in Control.

31.6.1.
In the event that there is a “Change in Control” (as defined below) of either Founding Shareholder (hereinafter, “Changed Shareholder”) during the period in which such Founding Shareholder and its Permitted Transferees holds any shares, the Changed Shareholder shall give written notice thereof to the other Founding Shareholder (the “Other Shareholder”) within 10 days thereof provided the Other Shareholder (together with its Permitted Transferees) holds at such time, at least a 30% interest in the Company. Within 30 days of the Changed Shareholder’s notice, the Other Shareholder may give written demand to the Changed Shareholder to negotiate exclusively with the Other Shareholder for a period of thirty (30) business days with respect to the Other Shareholder’s purchase of all of the Changed Shareholder’s shares in the Company and its interests in the Limited Partnership.

31.6.2.
In the event that the Founding Shareholders do not execute a definitive agreement with respect to the Other Shareholder’s purchase of all of the Changed Shareholder’s shares within such negotiation period, then, the Other Shareholder may, within 15 days thereafter, give written notice to the Changed Shareholder invoking the “Sell-Buy Procedure” set forth in Article 31.7 below (the “Sell-Buy Notice”.)

31.6.3.
Change of Control of a Founding Shareholder. For purposes of this Article 31.6, a “Change in Control” of a Founding Shareholder shall be deemed to have occurred: (i) with respect to Valor, until the closing of the initial public offering of its shares to the public pursuant to a prospectus or similar document in Israel or abroad, if the “Controlling Group of Valor” (as defined in Appendix 16.6.3 of the Joint Venture Agreement), directly or indirectly, owns beneficially or of record less than 50.01% of the combined voting power of the outstanding voting securities of Valor; or (ii) with respect to either Founding Shareholder if the board of directors of such Founding Shareholder (or, if approval of the shareholders is required, the shareholders of the Founding Shareholder) shall approve: (a) any consolidation or merger of the Founding Shareholder in which the Founding Shareholder is not the continuing or surviving corporation or pursuant to which shares of such Founding Shareholder would be converted into cash, securities or other property, other than a merger of the Founding Shareholder in which the holders of shares of such Founding Shareholder immediately prior to the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger; or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Founding Shareholder; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire board of directors of such Founding Shareholder cease for any reason to constitute a majority thereof unless the election, or the nomination for election by such Founding Shareholder’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) if a competitor of the other Founding Shareholder shall acquire, directly or indirectly, beneficially or of record, 10% or more of the combined voting power of the outstanding voting securities of such Founding Shareholder.

31.7.	Sell-Buy Procedure.

31.7.1.
In the event that the Other Shareholder shall give the Sell Buy Notice as set forth above then within 7 days of delivery of such notice, the Founding Shareholders shall appoint an Appraiser to provide a Valuation of all of the shares in the Company and the partnership interests in the Limited Partnership of both Founding Shareholders and their Permitted Transferees pursuant to the procedures set forth in Sections 31.5.3.2 and 31.5.3.3 except that the Company shall pay the expenses of the Appraiser.

31.7.2.	The Valuation shall be final for purposes of the remainder of this Article 31.7.

31.7.3.
Each of the Founding Shareholders shall have 30 days from the date of receipt of the Valuation to make an offer to the other Founding Shareholder to purchase all of the other Founding Shareholder’s (and its Permitted Transferees’) shares in the Company and partnership interests in the Limited Partnership at a price which shall at least equal the value thereof as set forth in the Valuation (a “Buy Offer”).

31.7.4.
In the event only one of the Founding Shareholders makes a Buy Offer, the other Founding Shareholder and its Permitted Transferees shall be obliged to sell their shares in the Company and their partnership interests in the Limited Partnership to the offering Founding Shareholder at the price offered.

31.7.5.
In the event that both Founding Shareholders wish to buy the other Founding Shareholder’s (and its Permitted Transferees’) shares in the Company and partnership interests in the Limited Partnership, the Founding Shareholders shall bid against each other by means of sending Buy Offers and counter Buy Offers to each other. The Founding Shareholder offering the highest amount shall be entitled to buy all of the other Founding Shareholder’s (and its Permitted

Transferees) shares in the Company and partnership interests in the Limited Partnership and such other Founding Shareholder and its Permitted Transferees shall be obliged to sell the same at the price offered. Counter Buy Offers shall be made within 15 days of receipt of a Buy Offer. If an offeree Founding Shareholder fails to respond to a Buy Offer (i.e., to give a counter Buy Offer) within 15 days of receipt of the Buy Offer, the Buy Offer shall be deemed to have been accepted by the offeree Founding Shareholder and its Permitted Transferees for all pherein.

31.7.6.
In the event that neither of the Founding Shareholders makes a Buy Offer within 30 days of receipt of the Valuation or neither Founding Shareholder agrees to purchase the other Founding Shareholder’s (and its Permitted Transferees’) shares in the Company and partnership interests in the Limited Partnership based upon a price at least equal to that reflected in the Valuation, the Members shall dissolve the Company, the Limited Partnership and all subsidiaries thereof pursuant to applicable law.

31.8.
Closing; Directors. Once it is determined which Founding Shareholder will be transferring its shares in the Company to the other Founding Shareholder or another purchaser (the “Selling Shareholder”), the Founding Shareholders shall negotiate a closing date for the transfer of such shares to the purchasing Founding Shareholder or its designee for a date no later than 45 days from the date of the acceptance (or deemed acceptance) of the Buy Offer. All members of the Board of Directors of the Company who were designated by virtue of the shares so transferred shall be deemed to be dismissed from their positions as of the date of the closing of such transfer, and such open directorships shall be filled by the remaining Founding Shareholder.

32.
Any transfer of shares other than transfers pursuant to Article 31 above requires the approval of the Board and the Board may, in its discretion, refuse to register any transfer of shares of the Company. In the case of a deadlocked vote on this matter at a meeting of the Board, the application for the registration of transfer shall be deemed to be declined.

33.
Subject to the restrictions contained in these Articles, shares shall be transferable. Every transfer must be in writing, and shall not be registered unless a duly executed instrument of transfer is lodged with the Company. The instrument of transfer shall be signed by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Members Register as the owner of the transferred share.

34.	The instrument of transfer shall be in the following form or as close to it as possible, or in such other form as the Board shall approve:

I (We) (name(s)) of (address(es), etc.) in consideration of the sum of ________ paid to me (us) by ________ of  (address(es), etc.) (hereinafter called the transferee(s)) do hereby transfer to the transferee(s) the share(s) numbered ______ in the Company called __________ Limited, to hold unto the transferee(s) the administrator of his estate, and the holder of his power of attorney, subject to the several conditions on which I (We) held the same immediately before the execution hereof; and I (We) the transferee(s), do hereby agree to accept and take the said shares subject to the conditions aforesaid.

In Witness on the _____(day) of (month) _____ of _____ (year).

(TRANSFEROR’S SIGNATURE)	WITNESS

(TRANSFEROR’S SIGNATURE)	WITNESS

35.
Notwithstanding any other limitation on the transfer of shares contained in these Articles, the Board may decline to register the transfer of a share not being a fully paid up share, and it may decline to register the transfer of a share on which the Company has a lien. The Board may also suspend the register of transfer during the 14 days immediately preceding every annual ordinary General Meeting.

36.	The Board may also decline to recognize any instrument of transfer unless and until:

(a)	The instrument of transfer, accompanied by the certificate of the shares to which it relates is lodged at the office for registration; and

(b)	Such evidence is given as may reasonably be required by the Directors to show the right of the transferor to make the transfer.

37.	The registered instruments of transfer shall remain with the Company, but any instrument of transfer the registration of which was declined by the Board, shall be returned to the person who lodged it.

TRANSMISSION OF SHARES

38.
In case of the death of a shareholder (not being a joint owner of a share), the executors or administrators of the deceased or the legal heirs of the deceased shareholder where there is no executor or administrator, shall be the only persons recognized by the Company as having any title to his shares.

39.	If a share is registered in the names of two or more persons - the Company shall recognize only the surviving owners as persons having rights in the share.

Nothing in the aforementioned clause shall be construed as releasing the estate of a deceased shareholder from any liability in respect of the shares jointly held by him with other persons.

40.	Any person becoming entitled to shares in consequence of the death of a Member shall be registered as a shareholder with respect to these shares upon producing before the

Board a succession order or an order of probate of a will or an order appointing an administrator by the competent court, or such other evidence as may be sufficient in the opinion of the Board proving that he is entitled to be registered as the shareholder in accordance with these Articles or which will prove his title to these shares. The Board may refuse or defer such registration in the same way that they were entitled to so do if the deceased had transferred the share prior to his death.

41.
A receiver or a liquidator of a Member being a company or the trustee in bankruptcy or an official receiver of a bankrupt Member may, with the consent of the Board (which grant of consent by the Board is not mandatory) and upon producing such evidence as may be sufficient in the opinion of the Board proving that he is entitled to appear in such capacity or proving his title, be registered as a shareholder of such shares and subject to the provisions with regard to limitations on transfers herein contained, may transfer such shares.

42.
A person who has acquired shares by virtue of a transfer pursuant to the provisions of this chapter shall be entitled to receive any dividend or other moneys payable in respect of the shares, and give to the Company a receipt in respect of the payments, but he shall not be entitled to receive notices of, or to attend or vote at general meetings, or, except as herein provided, to exercise any of the rights of a Member until he shall have been registered as the owner of such shares in the Register.

SHARE CERTIFICATES

43.
Except as otherwise provided in the terms of the share offering, each shareholder shall within two months following his request, be entitled to receive a share certificate for all shares of the same class registered in his name. The Board shall be empowered to issue several certificates, each for a specified quantity of shares.

44.	All share certificates shall specify the quantity of the issued shares, the sequential number of such shares, and the amount paid up thereon.

45.
All share certificates shall be issued with the Company’s seal or the rubber stamp of the Company, and shall carry the signatures of at least two directors, unless at such time the Company has only one director and in such case his signature shall suffice.

46.	A share certificate which is registered in the joint name of two or more individuals shall be delivered to that individual whose name appears first in the Register regarding joint ownership.

47.
A share certificate which was lost, defaced or destroyed, shall be replaced by the Company which shall issue a substitute certificate provided that any conditions established by the Board at its discretion regarding proof and indemnification shall be satisfied.

REDEEMABLE SHARES

48.	Subject to the provisions of the Ordinance and the provisions of Article 67 hereafter, the Company may issue redeemable shares and redeem them.

ALTERATION OF CAPITAL

49.
The Company may, by special resolution and subject to the provisions of Article 67 hereafter, increase the share capital by an amount which shall be divided into shares of such increments or classes as the resolution shall prescribe.

50.	(a)
New shares shall be issued under the tand limitations and with the same rights and privileges as the special resolution creating such shares shall direct, and in the absence of such direction - as the Board may decide.

(b)
Subject to any instruction in the special resolution which increases the share capital, the shares shall be issued from the original or increased capital of the Company to such individuals and under such conditions, all as prescribed by the Board in its absolute discretion.

51.
Unless otherwise required by the resolution increasing the capital, and in addition to the abovementioned, the new shares shall be subject to the payment of calls, lien, forfeiture, transfer, transmissions and other provisions as apply to the shares of the original share capital.

52.	The Company may, by special resolution, subject to the provisions of Article 67 hereafter:

a)	Consolidate all or any of its share capital into shares of larger amount than the nominal amount of the existing shares;

b)	Sub-divide its shares or any of them into shares of smaller nominal amount than is presently fixed, subject to the provisions of the Companies Ordinance.

c)	Cancel any shares which at the date of the passing of the resolution have not been taken by any person and which the Company has not undertaken to issue.

53.
The Company may, by special resolution, subject to the provisions of Article 67 hereafter, decrease its share capital, its special reserve for share redemption, and any other account containing premiums paid for shares, provided that such action is done in accordance with the agreements and requirements set forth in the Ordinance.

53A.
With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions, subject to applicable law:

(a)	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b)	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holders;

(c)	redeem, subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

(d)
cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article.

GENERAL MEETINGS

54.
General meetings shall be held at least once in every calendar year at such time, being not more than fifteen months after the holding of the preceding General Meeting, and at such place as may be determined by the Board.

55.	The aforementioned general meetings shall be called “Ordinary Meetings” and all other general meetings shall be called “Extraordinary Meetings”.

56.
The Board may, whenever it deems fit, convene an extraordinary general meeting, and it can be convened pursuant to a demand of the Members as stated in section 109 of the Ordinance, and if the Board fails to so convene it, the persons making the demand may convene the meeting according to section 110 of the Ordinance.

57.	(a)
The Company shall send notice of a meeting, at least seven days prior to the meeting, counting the day of the meeting but excluding the day of mailing, to all Members who are entitled to receive it under Article 58 hereafter. The notice shall specify the place, the day and the hour of meeting and the general nature of any business on the agenda.

(b)	For any general meeting whose agenda contains a proposal for a special resolution notice shall be given at least 21 days in advance, satisfying the requirements of section (a) above.

58.	The Company must give notice of general meetings only to the following:

(a)	To any Member of the Company, excluding Members who have no address in Israel and have not notified the Company of a mailing address in Israel;

(b)
To any person who has a right in a share by virtue of the death or bankruptcy of a Member, who but for such would be entitled to receive notice of the meeting, and who has given an address in Israel for the delivery of notice.

59.
A general meeting at which it is intended to propose a special resolution, or any other general meeting may be called without the aforementioned 21 day or 7 day notices, if all shareholders who are entitled to receive such notice so consent.

60.
No matter shall be discussed at a meeting unless a quorum is present at the start of such meeting. Subject to any contrary provision in these Articles, a quorum shall mean the presence of at least 2 Members in person or by proxy, who hold at least 51% of the voting power of the Company.

61.
If within thirty minutes after the time appointed for the meeting called by virtue of a demand by the Members a quorum is not present, the meeting shall be cancelled but if such meeting was otherwise called, then it shall stand adjourned to the same day in the next week at the same time and place. If at such adjourned meeting a quorum as above defined is not present within thirty minutes after the time appointed for holding the meeting, any number of Members present in person or by proxy shall constitute a quorum. Such adjourned meeting shall not consider any matter other than matters that were on the agenda of the original meeting.

62.	The chairman of the Board who is elected pursuant to Article 107 or any other person appointed for this purpose by the Board shall preside as chairman at every general meeting.

63.
If there is no such chairman, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, or shall be present but unwilling to act as chairman, the Members present shall choose one of their number to act as chairman.

64.
The chairman, may, with the consent of any meeting at which a quorum is present, adjourn any meeting to a different time and/or place, and must so adjourn if demanded to do so by the meeting, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting, but otherwise it shall not be necessary to give any notice of an adjournment or of the business to be transacted at the adjourned meeting.

65.
No random omission or error in the delivery of notice for a meeting to any member entitled to receive notice or failure to receive notice by any such member shall invalidate any resolution passed at such meeting.

66.
Any resolution signed by all shareholders of the Company who are entitled to receive notice of and vote at general meetings of the Company or to which all such shareholders have given their written consent including, but not limited to, by letter, telegram, telex, facsimile or otherwise, shall be treated either as a proper ordinary resolution, or as a proper extraordinary resolution, or as a proper special resolution, having been passed at either an ordinary general meeting or an extraordinary general meeting, [and shall be viewed as having been adopted at a general meeting] of the Company. Similarly, any resolutions passed by the shareholders of the Company by teleconference or by video-conference shall be viewed as having been adopted at a general meeting or an extraordinary meeting of the Company.

VOTES OF MEMBERS

67.
Major Decisions — Shareholders. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, any of the following matters in respect of the Company or the Limited Partnership (each, a “JV Entity”) may only be determined with the approval of both of the Founding Shareholders regardless of whether such matter might otherwise be deemed to be part of the day-to-day management of such JV Entity and regardless of whether such matter might otherwise be deemed to be within the competence of the Board:

67.1.	Any change in the number or composition of the Board or the method prescribed for appointing the members to the Board.

67.2.	Any addition to, amendment, revision or other change of or to the organizational or charter documents of a JV Entity.

67.3.
Any change in the capital structure of a JV Entity, including, but not limited to, any split or subdivision of stock, the creation of new stock or separate classes of stock, the alteration of rights associated with any class of stock, or the issue of any debenture or loan stock of the JV Entity and any recapitalization or reduction in capital structure of the JV Entity or any changes in the authorized capital stock of the JV Entity and/or any increase in the issued and outstanding shares of capital stock of the JV Entity, issuance of any new or additional shares in the JV Entity, issuance or authorization for issuance or sale of any of the capital stock of the JV Entity (the term “stock” or “shares” shall also mean “partnership interest” as applicable, mutatis mutandis).

67.4.
The merger, reorganization, or consolidation of a JV Entity or the sale or other transfer of all or substantially all of the assets of a JV Entity or obligating a JV Entity to do so with or into any other entity.

67.5.
The making, entry into, or agreement to make or enter into, or amendment of any contract or arrangement between a JV Entity or its subsidiaries and any shareholder, officer or director or any entity controlled by, controlling, or under common control with any shareholder, officer or director (other than as provided for in the Joint Venture Agreement).

67.6.	The appointment and removal of the auditors of a JV Entity and the fixing of their remuneration.

67.7	Deleted.

67.8.
The approval of a Budget of a JV Entity or change thereto which shall allocate to annual marketing or research and development amounts which are more than 20% or 30% of annual forecasted sales, respectively.

67.9.
The Company shall give prior notice to the Founding Shareholders of any agreements between any of the JV Entities and an entity which competes, directly or indirectly, with either Founding Shareholder (other than an agreement solely for the sale, license and/or service of the “JV Products”, as defined in the Joint Venture Agreement, to or by such entity as an end user) and the key terms thereof. In the event a Founding Shareholder so requests by written notice to the Company and the other Founding Shareholder within 15 days of the Company’s notice, such agreement shall not be effective unless approved by both Founding Shareholders, which approval will not be unreasonably withheld.

67.10.	Any matter which if not approved, or any matter which if approved, would result in a freeze of a JV Entity’s business or lead to a cessation or termination of a JV Entity’s business.

67.11.
The taking by a JV Entity of any loan, or the granting by a JV Entity of any security in any of the assets of a JV Entity, which, in the aggregate, shall be in excess of 20% of the revenues of the JV Entity for the previous year.

67.12.
Entering into any contract, agreement, arrangement or commitment relating to the “Joint Venture”, as defined in the Joint Venture Agreement which provides for a cost or obligation to the JV Entities in excess of US$1,000,000.

68.	A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded by at least one member.

69.
A vote duly demanded to be taken by poll shall be taken in such manner as the chairman shall direct, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.	In the case of an equality of votes whether on a show of hands or on a poll, the vote shall be deemed to be deferred, and the chairman shall not be entitled to a second or deciding vote.

71.
A declaration by the chairman that a resolution has on a show of hands been carried unanimously or by a specified majority, or deferred and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or percentage of the votes for or against such resolution. For the purposes of this Article, the “chairman” shall have the same meaning ascribed to this term in Article 107 and the provisions of Article 107 shall apply to such shareholders meetings, mutatis mutandis.

72.
A poll vote which was requested on the matter of the selection of the chairman or on the adjournment of the meeting, shall be taken forthwith, but the time for a vote requested on any other matter, shall be set by the chairman.

73.
Subject to any special privilege or restriction for the time being attached to any class or classes of shares, by the Articles, every member present in person or by proxy shall have one vote, for each share of which he is the holder whether in a vote by a show of hands or a poll. During any poll vote, if he so desires, a shareholder or his representative for purposes of the vote may vote less than all of the shares under his control, or may vote a portion of such shares in a manner diverging from the vote of the remaining shares.

74.
In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.
A member who is mentally retarded or judged legally incompetent by an authorized court of law may vote both on a show of hands and on a poll by his guardian or by an individual appointed by the court, and in the case of a poll vote, he may vote by means of a designee for such voting.

76.	No member shall be entitled to vote at any general meeting in respect of any share held by him unless all calls and other sums presently payable by him in respect of this share have been paid.

77.	Votes may be exercised either personally or by proxy or, if the member be a corporation, by a duly authorized representative.

78.
An instrument appointing a proxy shall be in writing, made under the hand of the principal or by his representative duly authorized in writing, and if the principal is a corporation, then it shall be made with the corporate seal if any or by an officer or his designee designated for such purpose.

79.
An instrument appointing a proxy and/or a power of attorney or other instrument of designation under which such proxy is signed, or a copy thereof certified by a Notary Public or by another method acceptable to the Board, shall be delivered at the office or presented to the chairman of the meeting at or before the time appointed for holding the meeting at which the person named in the instrument proposes to vote, and failure to do so shall invalidate the instrument for purposes of such meeting.

80.	An instrument appointing a proxy for a vote may be in the following form, or in an alternative form designated by the Board:

“I, of, Member of __________ Ltd.. and entitled to vote hereby appoint _____________ of _____________ to vote for me and on my behalf at the (Ordinary/Extraordinary) “General Meeting of the Company to be held on the __________ day of __________ and at every adjournment thereafter.

As witness my hand this __ day of ____ 19__.
Signed: (Member’s Name)”

81.
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the prior death or incapacity of the principal or the transfer of the share in respect of which the proxy was given, unless notification in writing of such death, incapacity or transfer shall have been receat the office prior to the commencement of the meeting. Provided that if a poll shall be directed, a notice in writing revoking an instrument of proxy shall be effective if such notice shall be under the hand of the principal and shall be received at the Company’s office not later than one hour before the commencement of the poll.

DIRECTORS

82.
Board of Directors. Subject to the following provisions of this Article 82 and to the provisions of Article 105 below, the number of members of the Board of Directors of the Company (“Directors” and the “Board”) shall be determined from time to time by the Company in general meeting and the Directors shall be appointed by the members in general meeting. The Board shall initially consist of four Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, each Founding Shareholder shall have the right to appoint (and shall have right to remove and replace) two Directors. Directors shall be appointed, removed and replaced by the Founding Shareholders by written notice to the Company. Any Founding Shareholder entitled to appoint more than one Director hereunder shall also have the right to designate that a Director appointed by it shall have more than one vote provided that the aggregate number of votes held by all Directors appointed by any such Founding Shareholder shall not exceed the aggregate number of Directors that such Founding Shareholder is entitled to appoint hereunder.

At such time as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) shall no longer be equal, Directors shall be appointed or removed by ordinary resolution of the Company in general meeting. Except in the case of a person nominated by the Board, no person shall be eligible to be elected as a Director unless notice in writing of the intention to nominate such person is delivered to the registered office of the Company not later than 48 hours, and not earlier than 30 days, prior to the date scheduled for the general meeting at which Directors are to be appointed, signed by a Member entitled to participate in and vote at the scheduled meeting, together with the written consent of the proposed nominee.

Deleted.

84.
The continuing Directors may act notwithstanding any vacancy or vacancies in the Board. But if the number of Directors is reduced below two, the continuing Directors may act for the purpose — of summoning a general meeting of the Company for this purpose.

85.	A Director need not hold qualification shares in the Company.

86.	The Directors shall be entitled to receive from the Company such remuneration for their service on the Board as from time to time may be determined, if at all, by the Company in general meeting.

87.
A Director shall be entitled to be paid all reasonable traveling, hotel and other expenses properly incurred by him in attending the meetings of the Board or in connection with fulfilling his duties as a Director. A Director required (with his consent) to render special services to the Company or to make special efforts for any of the objects of the Company or to travel abroad or stay abroad, or otherwise shall be paid by the Company a remuneration of a fixed sum or otherwise, as the Board may determine, subject to the provisions of the Ordinance.

88.	The office of Director shall be vacated in any of the following events:

(a)	by his death, or if the director is a Company - upon its being dissolved or wound up;

(b)	If he be incapacitated;

(c)	If he becomes bankrupt or makes any arrangement of compromise with his creditors;

(d)	If he resigns his office by notice in writing to the Company;

(e)	If he is removed from office pursuant to Article 82 above.

89.
Agreements, contracts or arrangements between the Company and an interested party or officer of the Company, shall be subject to the provisions of chapter Dl of the Ordinance as amended from time to time and in so far as such provisions are applicable to such agreement, contract or arrangement.

No Director shall be disqualified by his office from holding any office or place of profit under the Company or outside the Company or under any company in which the Company shall be a shareholder or otherwise interested, or under any company which is a shareholder of, or otherwise interested in, the Company or from contracting with the Company either as vendor, purchaser, or otherwise, either on his own behalf or as a Director of another company or member of a firm or otherwise, nor (unless and to the extent provided otherwise in the Ordinance) shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be void or voidable, nor shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him as provided in the Ordinance but in any event not later then at the meeting of the Board at which the contract or arrangement is first taken into consideration, if his interest then exists, or in any other case - at the first meeting of the Board after the acquisition of his interest. Unless and to the extent provided otherwise in the Ordinance, every Director shall be entitled, after such disclosure, to vote as a Director in respect of any contract or arrangement in which he is so interested as aforesaid. Unless and to the extent provided otherwise in the Ordinance, a general notice that a Director is a member of any firm or company and is to be regarded as interested in all transactions with that firm or company shall be a sufficient disclosure under this Article as regards such Director and the said transactions, and after such general notice, (unless and to the extent provided otherwise in the Ordinance) it shall not be necessary for such Director to give a special notice relating to any particular transaction with that firm or company.

ALTERNATE DIRECTORS

90.
Each Director shall have the power to appoint by a written notice to the Board, an individual to be his alternate Director and may remove such alternate Director and appoint another in his or her place. Such alternate Director shall have all the rights and powers in respect of participation in the meetings of the Board, right of signature etc. as the Director appointing him. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases to be a Director or if one of the circumstances described in Articles 88(a)-(d) should befall the substitute. The appointment of an alternate Director is subject to the approval of the Board. A substitute for a Director shall have ~ in addition to his own vote, if he himself is a Director - a number of votes equal to the number of Directors for whom he acts as substitute, and shall be counted for purposes of establishing a quorum as the number of Directors for whom he acts as substitute, provided however, that not more than one (1) substitute appointed to act in place of a Director exercising this power may attend or vote at the same meeting. A substitute Director shall alone be responsible for his actions and omissions, and shall not be deemed an agent of the Director(s) who appointed him.

GENERAL MANAGERS AND BUSINESS MANAGERS

91.
General Managers. The General Manager(s) of the JV Entities shall be appointed by the Board. Initially, and for as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, the Company and the Limited Partnership shall be managed by two joint General Managers, one of whom shall be appointed by the Directors appointed by Orbotech, and one of whom shall be appointed by the Directors appointed by Valor (who may thereafter remove such General Manager appoint another in his or her place) provided such appointees are reasonably acceptable to both of the Founding Shareholders. At such time as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) are not equal or the Founding Shareholders shall mutually agree upon a suitable candidate, the two General Managers shall be replaced with a single General Manager. Such General Manager shall be empowered with all the same rights and authorizations, and subject to the same duties, as the two General Managers. Subject to the provisions of Articles 67 and 106, the General Managers shall have full authority to manage and execute all day-to-day business decisions relating to the Company and its business.

92.
Management and Officers. The General Managers will recommend internal rules of procedure to be approved by the Board. The Board shall nominate and appoint personnel to fill senior managerial functions. Initially, such senior functions shall be equally apportioned between personnel recommended by each of the Founding Shareholders.

93.
A General, Business or other Manager shall receive such remuneration as the Board may from time to time determine. Such remuneration may be either by way of salary, fees, or profit sharing, or by a combination of same.

94.
Subject to Articles 67 and 106, the Board may from time to time delegate to any General, Business, or other Manager for the time being such of their powers under these Articles as they may think expedient, and they may delegate such powers for the time, and for the purposes and for the periods and under the terms and restrictions as they may think expedient. These powers may be granted either parallel to the powers of the Board in such area or outside or instead of all or any of them, and they may from time to time cancel, suspend, alter, or replace any or all of such powers.

POWERS OF THE DIRECTORS

95.
The business of the Company shall be managed by the Board, which may expend such sums as necessary for the founding and registration of the Company and to exercise all the powers of the Company and to do all acts which the Company is empowered to do under these Articles and the law, excluding powers granted by law or by these Articles to the Company in general meeting. No regulation of a general meeting shall invalidate any prior act of the Board which would have been valid if such regulation had not been made.

96.
Subject to Article 106 below, the Board may, at any time, enter into or pursue any action, sector, or type of business or act toward any purpose toward which the Company is empowered, explicitly or implicitly to engage. Similarly, the Board in its discretion may refrain from or cease acting in any such activities.

97.	The Board in its discretion may, from time to time, borrow funds or guarantee the payment of any sum or sums for the purposes of the Company.

98.	(a)
The Board may secure the payment of such sums in the same manner and under the same conditions as it deems fit, whether by means of issuing debt, securities, debentures, or stock of debentures, against either a floating charge on all or a portion of the Company’s property whether owned now or in the future, including capital not yet called or called but unpaid, or against liens, charges or other security interests of any kind.

(b)
Any debt securities, debentures, stock of debentures or other security interest may be issued at a discount or a premium or in any other matter and with any other pre-financial redemption, conversion, or allotment rights.

PROCEEDINGS OF THE DIRECTORS

99.
The Directors may meet together for the transaction of business, adjourn and otherwise regulate their meetings as they think fit, including by telephone, video conference or any other means of communication or by written resolution as described in Article 114.

100.
Quorum. The quorum for meetings of the Board shall be at least two Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, such quorum must include at least one Director appointed by each Founding Shareholder. In the event that none of the Directors appointed by a Founding Shareholder is present, the meeting shall automatically be postponed 3 days to the same time and place (or in the event such day is not a business day in Israel, the first business day thereafter). At such postponed meeting, any two of the Directors then in office shall constitute a quorum, whether or not Directors appointed by both Founding Shareholders are present. Unless and to the extent provided otherwise in the Ordinance, a Director who is an interested party in any transaction shall be counted for purposes of a quorum despite his interest.

101.	A Director may at any time, and the Secretary (if any) shall, at the request of a Director, convene a meeting of the Directors.

102.
Notice of a Board meeting may be given in writing or by fax provided that such notice shall be given at least 72 hours prior to the time fixed for the meeting, unless all the Directors who are entitled to receive notices shall agree to a shorter or longer or other form of advance notice.

103.
A Director known to be absent for the time being from Israel shall not be entitled to receive notice of a Board meeting during his absence, but such notice shall be given to his alternate, if any, and if appointed by a Founding Shareholder pursuant to Article 82 above, to the Founding Shareholder which appointed such Director.

104.
A Director and any alternate Director may attend and vote by proxy at any meeting of the Directors provided that such proxy has been appointed in writing signed by his appointor and such appointment may be general or for any particular meeting or meetings. A proxy so appointed shall not be entitled to be present and vote in place of his appointor at any meeting of Directors at which the Director appointing him is present in person.

105.
Majority; Independent Director. Resolutions shall be passed by a simple majority of Directors present and voting at a meeting of the Board at which a quorum is present, and it is the intention of the Parties that the Board function with an even number of Directors as aforesaid. However, at any time after November 4, 1999 provided that the holdings of the Founding Shareholders (and their respective Permitted Transferees) are equal, each of the Founding Shareholders shall be entitled to request the appointment of an additional, independent, Director in the event it believes that the proper functioning of the Board requires such appointment. Any such request shall be made in writing. In the event the other Founding Shareholder agrees with such request then a fifth member of the Board (the “Independent Director”) will be appointed by both of the Founding Shareholders acting jointly. In the event the other Founding Shareholder disagrees it shall so notify the requesting Founding Shareholder in writing within seven (7) days of receipt of the request and the Founding Shareholders shall meet to discuss the matter. In the event that the requesting Founding Shareholder has not withdrawn such request in writing within thirty (30) days of such request, then the Independent Director will be appointed effective as of the termination of such thirty day period. The making of any request and/or the withdrawal of any such request by a Founding Shareholder shall not preclude such Founding Shareholder (or the other Founding Shareholder) from making any further or subsequent request. A person recommended by the requesting Founding Shareholder and reasonably acceptable to the other Founding Shareholder shall serve as the Independent Director. Any

Independent Director appointed may be removed at any time by the Founding Shareholders, acting jointly, and another may be appointed in his or her place.

105A.
Budget. The Board shall approve a budget prepared by the Company’s management for the JV Entities on a yearly basis prior to October 31 of each year (the “Budget”). All of the “JV Activities”, as defined in the JVenture Agreement (including those implemented by each of the JV Entities), shall be conducted pursuant to the Budget as shall be in effect from time to time. Until such time as a new Budget has been adopted, the prevailing Budget shall remain in force. The initial Budget (i.e., through December 31, 1998) of the JV Entities, which shall include a projected balance sheet for the Limited Partnership, shall be determined jointly by the Founding Shareholders immediately after November 4, 1998.

106.
Major Decisions — Board of Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, any of the following matters in respect of the Company or the Limited Partnership may only be determined by the Board regardless of whether such matter might otherwise be deemed to be part of the day-to-day management of such JV Entity:

106.1	The entry by a JV Entity into any business not described in, or any material deviation from, the Budget.

106.2.	Any sale of any substantial asset of a JV Entity, or contract or agreement to sell, or removal, abandonment, or other disposition of, any substantial asset of a JV Entity.

106.3.	The making and/or effecting of any change in any accounting principles or practices of a JV Entity or the method in which the books and records of a JV Entity are maintained.

106.4.	The taking by a JV Entity of any loan, or the granting by a JV Entity of any security in any of the assets of a JV Entity if not approved in the Budget.

106.5.
Entering into any contract, agreement, arrangement or commitment relating to a JV Entity which provides for a cost or obligation to such JV Entity in excess of US$200,000, if not included in the Budget.

106.6.	The approval, amendment or modification of the Budget, or the adoption of an annual plan and budget for either of the JV Entities (apart from the Budget).

107.
Chairman. The Chairman of the Board shall be elected by the Directors. For as long as the holdings of the Founding Shareholders (together with the holdings of their respective Permitted Transferees) in the Company are equal, there shall be two Co-Chairmen, one elected by the Directors appointed by Orbotech from among themselves and one elected by the Directors appointed by Valor from among themselves and the “chairman” shall be deemed to refer to both Co-Chairmen collectively. If at any meeting the Chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting. If at any meeting of the Board, either one of the Co-Chairmen is not present, the substitute Co-Chairman for that meeting shall be elected by the Directors who were entitled to elect the absent Co-Chairman.

108.	In case of an equality of votes, the motion shall be deemed to be rejected and the chairman shall not be entitled to cast a second or deciding vote.

109.	Any meeting of the Board where a quorum is present may enjoy all the authority, power, and discretion for the time being vested in the Board or usually practiced by it.

110.
The Board may delegate any of its powers to committees consisting of such member or members of their body as they think fit, and it may cancel such delegations. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board. The meetings and proceedings of such meetings of such a committee, composed of two or more Directors, shall be conducted in accordance with the provisions of these Articles with regard to the meetings and proceedings of the Board, mutatis mutandis, subject always to the regulations of the Board in appointing committees or at any time thereafter.

111.
Executive Committee. The Board shall appoint an executive committee to define the strategic business direction of the Company and the Limited Partnership, which committee shall consist of four members (the “Executive Committee”). For as long as the holdings of the Founding Shareholders (together with the holdings their respective Permitted Transferees) in the Company are equal, two of the members of the Executive Committee shall be appointed by the Directors appointed by Orbotech from among themselves and two shall be appointed by the Directors appointed by Valor from among themselves. In the event the Executive Committee is unable to reach a decision on any matter, such matter shall revert to the Board.

112.
Committees and Boards of Subsidiaries. The composition of all committees of the Board and all boards of directors (and committees thereof) of any subsidiaries of the Company and/or the Limited Partnership and the management of any other entity in which the Company and/or the Limited Partnership holds or will hold an equity or partnership interest, shall resemble that of the Board.

113.
All acts bona fide done by any meeting of the Board or of a committee of the Board, or by any person acting as a Director shall not be made invalid notwithstanding any defect in the appointment of any such Director or person acting as aforesaid, or the fact that they or any of them were disqualified to be a Director.

114.
A resolution in writing signed by all the Directors shall be as effective for all purposes as a resolution passed at a meeting of the Board duly convened, held and constituted. Similarly, any resolutions passed by the Directors of the Company by teleconference or by video-conference shall be viewed as having been adopted at a meeting of the Board.

115.
The Board may from time to time determine the persons authorized to act and/or sign documents on behalf of the Company either generally or to sign documents on specific obligations and the Board may restrict or limit the extent of the authority so granted,

The Board may grant the power to act or sign to a single director and/or directors, a manager and/or managers and/or agents and/or other individuals as the Board shall determine, and the Board shall also determine the combination of signatures required to bind the Company.

116.
The Company may have a seal and/or rubber stamp for the purpose of stamping its name on documents to be signed and if the Board so determines, documents binding the Company shall carry the seal or stamp in addition to the signatures required by Article 115 above. Except in the cases where the seal or rubber stamp is required as specified above, the Company shall be bound in respect of documents signed on its behalf by such person or persons authorized by the Board to sign on behalf of the Company in accordance with Article 108, together with the written or typewritten name of the Company.

117.	The Board must follow the provisions of the Ordinance and especially those provisions dealing with:

(a)	Registering details of liens on the Company’s assets;

(b)	Updating the register of Directors;

(c)	Delivering the following to the Registrar of Companies;

(d)
the Company’s annual report, notice of consolidation or increase of the share capital or conversion of shares into stock; copies of extraordinary special resolutions; and copies of the register of Directors and notice of any changes therein.

SECRETARY, OFFICERS AND POWERS OF ATTORNEY

118.
The Board may in its discretion from time to time appoint for the Company a secretary or secretaries, officers, employees, agents, and attendants for fixed tasks, either temporary or special. Similarly, the Board may terminate at its absolute discretion the service of one or more of the aforementioned from time to time and at any time.

119.
The Board may determine the extent of the authority, functions, salary and remuneration of any of the individuals mentioned in Article 118 above and the Board may demand securities in such cases and determine the amounts of such securities as it deems fit.

120.
The Board may at any time, and from time to time, grant a power of attorney to any company, firm, person or body of persons to serve as the Company’s empowered agent for such purposes, with such authority, for such time period, and under such which the Board determines fit, subject only that such authorities shall not exceed those vested in the Board. Such appointment may include provisions for the protection and direction of such empowered agents. Such appointment may also grant to such empowered agents the authority to transfer such powers granted to such agents.

DIVIDENDS

121.	The Company may, in general meeting, declare a dividend and it may fix a time for its payment, provided that no dividend shall exceed the amount recommended by the Directors.

122.
The Board may in each year, before recommending any dividend, set aside out of the profits of the Company available for dividend, such sums as it deems proper as a restricted reserve or general reserves which shall, at the discretion of the Board be applicable for special purposes or for the equalization of dividends or for any purpose to which the profits of the Company may be properly applied and pending such application may also at such discretion either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit.

123.	(a)
Except insofar as special rights regarding dividends attach to any share, all dividends shall be paid according to the amounts paid up on or credited as paid against the nominal value of the shares regardless of premiums paid thereon. But no amount paid up in advance on a share in advance of calls and in advance of the time for payment on which the Company pays interest, shall be deemed, for the purposes of this Article, as paid up on the share.

(b)
Except insofar as the rights attaching to, or the terms of issue of any share otherwise provide, any shares paid up or credited as paid up in full or in part within any period in respect of which dividends are paid, shall entitle their holder to dividends pro rata according to the amounts paid up or credited as paid up on the nominal value of the shares on a pro rata temporis basis.

124.	The Board may from time to time pay to the members such interim dividends as appear to the Board to be justified by the profitability of the Company.

125.	The Company shall not pay any dividends except out of profits.

126.
Any general meeting declaring a dividend may direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures or stock of the Company or shares or stock of debentures of any other company or by a combination of these ways.

127.	The Company shall not pay interest on any dividend.

128.	Each of the persons who are registered as jointly holding a share may give valid receipts for any dividends paid on such shares.

129.
The Board may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any Member, whether alone or together with another Member, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

130.	(a)	The Board may retain any dividend or other monies payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)
The Board of Directors may, when paying any final or interim dividend, resolve to retain any dividend, or other monies payable or property distributable, for distribution with respect to a share in respect of which any person is under these Articles entitled to become a Member, or which any person is under these Articles entitled to transfer, until such person shall become a Member in respect of such share or shall transfer the same.

131.
All unclaimed dividends or other monies payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other monies into a separate account shall not constitute the Company a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to a person entitled thereto.

CAPITALIZATION

132.	Notice of the declaration of dividends shall be delivered to anyone entitled to receive part of such dividend, as provided below.

133.
Any general meeting may, upon the recommendation of the Board, resolve that it is desirable to capitalize all or part of any undivided profits standing to the credit of any reserve or of any other moneys or surplus which may by law be distributed as dividends or money derived as premiums paid on shares, or reserves deriving from a revaluation of the assets to be used for the full or partial payment of shares or of debentures of the Company whether according to the nominal value or the premium. The said shares or debentures shall be distributed among the Members in the same proportion in which they are entitled to the distribution of dividends. Bonus shares divided in respect of any shares shall be of the same class as the shares in respect of which they were distributed, unless the general meeting has decided to distribute to all members bonus shares of the same class.

134.
For the purpose of carrying out any resolution passed by the general meeting as aforesaid the Board may, at its absolute discretion, settle as it thinks fit any difficulty arising as to any distribution; specifically they may issue certificates for fractional shares or pay for such fractions either in cash or otherwise, or determine that fractions the value of which is less than the lowest par value of the shares shall not be taken into account for the purpose of adjusting the Members’ rights.

The Board may also deposit such monies in trust for the beneficiaries as the Board may think fit. If necessary an appropriate agreement shall be registered in accordance with section 129 of the Ordinance and the Board may appoint any person to sign on the contract with the Company on behalf of the Members entitled to the dividend or the capitalized reserve or shares that were distributed as a bonus as aforesaid.

ACCOUNTS AND REPORTS

135.	The Board shall cause true accounts to be kept in accordance with the Companies Ordinance and any law.

136.
The books of account shall be kept at the Company’s registered office or at such other place as the Directors shall think fit and shall always be open to the inspection of the Board. The Board shall be entitled to decide from time to time to which extent, and at which time, place, and under which conditions the books of accounts of the Company or some of them may be available for inspection by the Company’s Members. A Member who is not a director shall have no right to inspect such books or accounts of the Company or its documents unless as granted permission by law or by the Board or by the Company in general meeting.

AUDIT AND CERTIFIED PUBLIC ACCOUNTANT

137.
The accounts as well as the balance sheet and the profit and loss account of the Company shall be audited at least once in every year by the certified public accountant who shall deliver to the Company a report on the accounts he has audited in accordance with the provisions of the Ordinance.

138.	The appointment, the powers, the remuneration and the duties of the Auditors shall be regulated in accordance with the Ordinance and with the law applicable for the time being.

139.
The Directors shall procure that a copy of the balance sheet and profit and loss account referred to in sections 203 and 204 of the Companies Ordinance shall be sent, seven days before the ordinary general meeting, to each of the shareholders entitled to vote at the general meeting who so requests same. The said documents shall be sent in a similar way to the sending of notices under these Articles.

REGISTERED OFFICE

139.	The Board shall from time to time establish the location of the Company’s registered office and shall satisfy all of the requirements of the Ordinance regarding same.

WINDING UP

140.
If the Company shall be wound up, the surplus assets shall be distributed among the Members suto any rights vested in any class of issued shares at such time, pro rata to the amount paid up or credited as paid up on the nominal value of the shares.

INSURANCE AND INDEMNIFICATION OF OFFICE HOLDERS IN ACCORDANCE WITH CHAPTER Dl OF THE ORDINANCE

141.	(a)	The Company will be entitled to make insurance contracts in respect of the responsibility of office holders of the Company, in whole or in part, for each of the following:

1.	Breach of duty of care to the Company or to another person;

2.
Breach of fiduciary duty to the Company, provided the office holder of the Company has acted bona fide and had reasonable grounds to assume that the action shall not affect the interest of the Company.

3.	Financial liability imposed on him in favour of another person for action taken by him as office holder of the Company.

4.	Any other liability which is insurable by law.

(b)	The Company will be entitled to indemnify office holders of the Company for each of the following:

1.
Financial liability imposed on him in favour of another person by virtue of a judgment, including judgment given in a settlement or arbitrators’ judgment approved by a court of law, for action taken by him as office holder of the Company.

2.
Reasonable litigation expenses, including lawyers’ fees, spent by the office holder or imposed by Court in litigation initiated by the Company or in its behalf or by another person, or in criminal proceedings in which he is acquitted, and all for an action taken by him as an office holder of the Company.

3.	Any other act or omission for which an office holder can be indemnified by law.

NOTICES

142.
Any notice or other document may be served by the Company upon any Member either personally or by sending it by prepaid mail (air mail if sent to a place outside Israel) addressed to such Member at his address as described in the Register or such other address (if any) as he may have designated in writing for the receipt of notices and other documents. Any notice or other document may be served by any Member upon the Company by tendering the same in person to the General Manager of the Company at the registered office of the Company or by sending it by prepaid registered mail (air mail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served forty-eight (48) hours after it has been posted (seven (7) days if sent to a place, or posted at a place, outside Israel), or when actually received by the addressee if sooner than forty-eight (48) hours or seven (7) days, as the case may be, after it has been posted, or when actually tendered in person, to such Member (or to the General Manager), provided, however, that notice may be sent by cablegram, telex or facsimile and confirmed by mail as aforesaid, and such notice shall be deemed to have been given the first business day after such cablegram or telex or facsimile has been sent or when actually received by such Member (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed in some other respect, to comply with the provisions of this Article.

143.	A notice may be given by the Company to the joint holders of a share by giving notice to the joint holder named first in the Register in respect of the share.

144.
Any Member whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

145.	The Company may declare that any document(s) will be delivered or be available for review at the registered office of the Company or any other place designated by the Board of Directors.

146.
Whenever it is required to give prior notice a specified number of days in advance or where a notice is valid for a specified period, the day of service of the notice shall be included in such count or period. Where notice is given by more than one method, it will be deemed served on the earliest of such dates.

147.	Service of notice to a relative of a Member living under the same roof with him, will be deemed service to such Member.

148.
Subject to applicable law, any Member, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

149.
Any person entitled to a share by operation of law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register as owner of the shares.

150.
It shall not be necessary to set forth in detail in notice of any meeting the full text of any proposed resolutions and a general description of the nature of the matters on the agenda will suffice. The Company shall be entitled, however, but shall be under no obligation to do so, to specify in a notice of a meeting, a place and a time where and when the full text of proposed resolution(s) may be reviewed, rather than include in the notice a general description of the nature of the matters in the agenda as aforesaid.

151.
The accidental omission to give notice of a meeting to any Member or the non-receipt of notice by any Member entitled to receive notice shall not invalidate the proceedings at any meeting or any resolution(s) adopted by such a meeting.

APPENDIX 14.4.5

Notification to the Companies Registrar

APPENDIX 14.4.6

Nomination of Directors

ORBOTECH LTD.
New Industrial Zone
Yavne, Israel

November 10, 1998

Orsoft Ltd.
New Industrial Zone
Yavne, Israel

Re: Appointment of Directors

Pursuant to Article 82 of the Articles of Association of Orsoft Ltd., we hereby appoint Arie Weisberg and Jaron Lotan as directors to the Board of Directors of Orsoft Ltd.

APPENDIX 14.4.7

Share Certificates

APPENDIX 16.6.3

Controlling Group of Valor

-	Courses Investment Holdings Ltd.

-	Schmil Dolberg

-	Shlomo Almog

-	Moshik Kovarsky

-	Chuck Feingold

-	DNLO Trustees Ltd. (To the best knowledge of Valor, these shares are held in trust for the benefit of Ofer Shofman)

-	Damon Oran

-	Kemberly Kovarsky

-	Leigh Eichel

APPENDIX 18.1

Press Release

FOR IMMEDIATE RELEASE

CONTACT:	ORBOTECH CONTACT:	VALOR CONTACT:

Jody Burfening [ext. 304] John Heilshorn [ext. 104] Lippert/Heilshorn & Associates (212) 838-3777 jody@lhai.com john@lhai.com	Dani Falk, Executive Vice President Adrian Auman, Director of Finance Orbotech Ltd. +972-8-942-3522 Amichai Steinberg, VP Finance & Operations Orbotech, Inc. (978) 901-5050 www.orbotech.com	Schmil Dolberg, President & CEO Itsik Ben Yesha, CFO Valor Computerized Systems Ltd. +972 8 9432 430 schmil@valor.com itsik@valor.com

ORBOTECH AND VALOR ANNOUNCE JOINT VENTURE WITH
RESPECT TO CAM OPERATIONS

YAVNE, ISRAEL - August XX 1998 - ORBOTECH, LTD. (NASDAQ/NM SYMBOL: ORBKF) AND VALOR Computerized Systems LTD. today announced the signature of an agreement to form a Joint Venture with respect to CAM (Computer Aided Manufacturing) software for PCB Fabrication applications. The interests in the Joint Venture will be held equally by ORBOTECH and VALOR.

The Joint Venture will continue to support the existing installed base of products from both companies and will focus on continuous development and marketing of advanced CAM and pre-production Engineering solutions to the PCB industry.

Commenting on the news, Jaron Lotan, Co-General Manager of Orbotech’s PCB Division said: “Combining the technologies, market knowledge and extensive global presence of both companies, will allow us to support the PCB industry with the best solutions available for its pre-production engineering and CAM needs. The Joint Venture will offer these solutions combined with the advantages of seamless integration with Orbotech’s AOI, Imaging and other products. At the same time it will promote and support an open system and open format approach for the benefit of our customers”.

Schmil Dolberg, President and CEO of Valor added: “The Joint Venture plans to consolidate all state of the art pre-production technologies from Valor and Orbotech to support the PCB industry in meeting the next millennium challenges of board density and speed. While promoting the open system approach, the Joint Venture is committed to migrating all its product lines to fully support the ODB++ data transfer format. This is expected to accelerate further endorsement of the ODB++ as the de-facto standard of Design to Manufacturing data exchange and provide a widely accepted vehicle of production-ready, unambiguous and comprehensive data transfer Valor will continue to independently develop and sell software products for PCB design and assembly applications”.

ORBOTECH and VALOR shall apply for all necessary approvals in order to consummate the agreement as soon as possible.

Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties which could cause the actual results to differ materially from those projected, including the timely development and acceptance of new products, delays in factory testing and acceptance, industry trends, technology or pricing competition and other risks detailed from time to time in the ORBOTECH’S SEC reports. ORBOTECH assumes no obligation to update the information in this press release.

ORBOTECH LTD. is the world leader in the design, development, manufacture and marketing of Automated Optical Inspection (“AOI”) systems for use in the manufacture of PCBs, and is a leading manufacturer of CAM systems and laser plotters for PCB production. In addition, the Company is a leading manufacturer of AOI systems for use in the production of liquid crystal flat panel displays (“LCD”s and “FPD”s) and for use in the electronics assembly industry, and is applying its proprietary AOI technologies to other applications both within and outside the electronics industry.

VALOR Computerized Systems LTD. is a world leader in the development of software products intended to provide a complete integrated solution to the Design, Assembly and Fabrication of high-technology circuit boards. Valor’s installed base includes leading OEM and PCB assembly facilities located throughout the world.

Aug 10, 1998

Further to Section 5.1 of the Joint Venture Agreement (the “Agreement”) signed between us today, we agree that the JV shall have the right to select Orbotech’s seven (7) Designated Employees from Orbotech’s personnel employed in the CAM business to be operated by the JV according to the Agreement. Additional employees required by the JV may be selected by the JV from among Orbotech’s above mentioned personnel and Orbotech shall use reasonable efforts to transfer such employees to the JV, including, in the event any such employee refuses to become an employee of the JV, to second such employee to the JV, but Orbotech shall have no obligation to terminate the employment of any such employee who refuses to be seconded to the JV. Any additional employee so transferred shall be deemed a “Designated Employee” for purposes of the Agreement.

Further to Appendix 8 of the Agreement Valor undertakes to examine within 10 days of the date hereof its escrow arrangements mentioned in Appendix 8 and in the event that the release of any escrow pursuant to any such escrow arrangement may be triggered by the Agreement or the transactions contemplated therein to supply Orbotech with all information concerning such escrow arrangement and the undersigned shall discuss such matter and in such event, other than if such release is a limited release for internal use only of the relevant customer, either of the undersigned shall be entitled not to proceed to Closing without any liability and without any mutual claims between the undersigned as a result thereof.

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS
OF FRONTLINE P.C.B. SOLUTIONS (1998) LTD.
HELD ON NOVEMBER 12, 2002

Present:	Arie Weisberg, Asher Levy, Ofer Shofman

Agenda:	Revised Framework for the sale, marketing, servicing, support and maintenance of Frontline products.

Revised Framework for the sale, marketing, servicing, support and maintenance of Frontline products

At the request of Orbotech Ltd. (“Orbotech”), the Board discussed a revised framework for the sale, marketing, servicing, support and maintenance of Frontline products.

RESOLUTION

It was unanimously resolved, according and further to the Joint Venture Agreement between Orbotech and Valor Computerized Systems Ltd. (“Valor”) dated August 10, 1998 (the “JV Agreement”) and the Limited Partnership Agreement with respect to the Partnership dated November 1, 1998 (the “Partnership Agreement”), to ratify and approve the Revised Framework for the Sale, Marketing, Servicing, Support and Maintenance of Frontline Products, in the form attached hereto as Exhibit A, beginning as of January 1, 2002.

IN WITNESS WHEREOF, we affix our signatures as of November 12, 2002.

/s/ Arie Weisberg	/s/ Asher Levy
Arie Weisberg	Asher Levy

/s/ Ofer Shofman
Ofer Shofman

The undersigned, the General Partner of the Partnership, the shareholders of the General Partner and the Limited Partners of the Partnership agree to and ratify and approve the above, and agree that, to the extent necessary, the JV Agreement be deemed amended accordingly.

/s/ Uri Feldman
Frontline P.C.B. Solutions, LP
General Partner

/s/ Arie Weisberg /s/ Asher Levy	/s/ Ofer Shofman
Orbotech Ltd.	Valor Computerized Systems Ltd.
Limited Partner and Shareholder	Limited Partner and Shareholder

EXHIBIT A

REVISED FRAMEWORK FOR THE SALE, MARKETING,
SERVICING, SUPPORT AND MAINTENANCE OF FRONTLINE PRODUCTS

1.	Definitions and Scope

In this Revised Framework:

The “Company” shall mean Frontline P.C.B. Solutions Ltd.;

“Frontline” shall mean Frontline P.C.B. Solutions Limited Partnership;

The “JV Agreement” shall mean that certain Joint Venture Agreement, by and among Orbotech, Valor, Frontline and the Company dated as of August 10, 1998, as amended;

The “JV Products” shall have the meaning ascribed thereto in the JV Agreement;

“Orbotech” shall mean Orbotech Ltd.; and

“Valor” shall mean Valor Computerized Systems Ltd.

This Revised Framework shall determine certain matters relating to the sale, marketing, servicing, support and maintenance of JV Products which are currently being carried out through the following agents (each, an “Agent” and collectively, the “Agents”) in the following territories, for so long as each such Agent continues to serve as the agent for the JV Products in such territory:

(i)	Europe - Orbotech SA;

(ii)	Far East (not including Japan) - Orbotech Pacific Ltd. and/or Orbotech Asia Ltd.;

(iii)	Japan - Orbotech Japan Ltd.; and

(iv)	North America - Orbotech Inc.

2.	Agreement with Agents

As soon as practicable hereafter, agreements will be signed between Frontline and each Agent (an “Agent Agreement”) which will provide, inter alia, for the following matters:

2.1
Agent Employees. Each Agent shall retain employees who will be solely engaged in the sales, marketing, servicing, support or maintenance of the JV Products (the “Agent Employees”). The initial number and titles of Agent Employees for a particular calendar year (defined as 1 January - 31 December) shall be set forth in a Budget (as defined below), and are subject to change, from time to time, in accordance with Section 4 below. Neither Frontline nor the Company is, nor shall they be deemed to be, an employer of the Agent Employees, and the Agent shall bear sole and exclusive responsibility in connection with the Agent Employees including but not limited to the salaries, social benefits and other rights of

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the Agent Employees. Without derogating from the above, each Agent shall immediately indemnify and hold Frontline and the Company harmless for any and all claims and/or demands addressed or lodged against Frontline and/or the Company in connection with the employer-employee relationship between such Agent and its Agent Employees or the alleged existence of any such employer-employee relationship between the Agent Employees and Frontline and/or the Company. For the avoidance of doubt, the above does not derogate from Frontline’s obligations pursuant to Section 4 below to participate in certain severance payments, all as provided for in Section 4 below.

2.2
Revenue. All income in connection with the sales, servicing, support or maintenance of the JV Products during any calendar quarter (the “Agent Services”) actually received by each Agent (excluding income in connection with automation services which are provided to Agents by third parties) shall be held in trust by the Agent in favor of Frontline and shall be paid by the same Agent to Frontline within thirty (30) days after the end of such calendar quarter. For the sake of clarification, no income (commission or fee etc.) may be retained, withheld or set-off by the Agent from payments to Frontline as aforesaid other than against any Fixed Costs or Variable Costs (as defined below) then due and payable, if any, from Frontline to such Agent. Frontline shall be responsible for all taxes or other charges with respect to such payments actually made to Frontline and the Agent may withhold any taxes or charges required to be withheld by applicable law.

2.3
Reports. Each Agent shall furnish reports to Frontline upon the latter’s request and at least once every calendar quarter, detailing the sales of JV Products during the previous calendar quarter including at least the following details: customer name, CO number, item, quantity, selling price, price net of warranty, warranty period, PO date and revenue date, and any problems encountered by the Agent in collecting delinquent debts.

2.4
Audit. Each Agent shall keep complete and accurate records pertaining to the Agent Services for a period of at least two (2) years from the date of each Agent Service. Frontline will be entitled to send a representative reasonably acceptable to the Agent to examine the Agent’s records insofar as they pertain to Agent Services, to determine, with respect to any calendar year, the accuracy of any report or payment made under the applicable Agent Agreement. Such audit may be conducted from time to time, upon at least fourteen (14) days advance written notice and during normal business hours. The Agent shall provide any such representative of Frontline with reasonable assistance in carrying out any such examination.

2.5	Budget and Agent Employee Cost Schedule. The following documents shall be attached to each Agent Agreement:

(i)	a budget with respect to such Agent for the initial calendar year, to be updated annually according to the provisions of Section 3.1 hereunder; and

(ii)	the Agent Employee Cost Schedule (as defined below) with respect to such Agent, to be updated annually according to the provisions of Section 4.1 hereunder.

3.	Budget

3.1
Approval of Budget. Prior to the end of each calendar year, Frontline, with the approval of the Board of Directors of the Company, and each Agent will agree upon a budget for the upcoming year (the “Budget”), detailing at least the following with respect to each Agent:

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(i)	Fixed Costs - meaning, the general and administrative costs and management fee to be paid by Frontline to the respective Agent;

(ii)	Variable Costs - meaning, the aggregate costs for the Agent Employees to be engaged by the Agent.

The 2002 budget is attached hereto as Exhibit A.

3.2
Extension of Budget. To the extent that the Budget for a specific year has not been agreed upon by 1 January of such year, the Budget from the previous year shall continue to apply, mutatis mutandis, until such time as the Budget for such year has been so agreed and approved but in any event, for a period of not more than three months from the beginning of such year. To the extent that no Budget has been agreed by the end of such three month period, the provisions of Section 5 shall apply.

3.3
Payments. Frontline will pay each Agent the Fixed Costs and the Variable Costs. Payments by Frontline to the Agents on account of the Fixed Costs pursuant to the Budget will be made prior to the first day of each calendar quarter with respect to the Budget for such quarter. Payments by Frontline to the Agents on account of the Variable Costs pursuant to the Budget will be made within thirty (30) days after the end of each calendar quarter with respect to the Budget for such quarter.

4.	Agent Employee Changes

4.1
Agent Employee Cost Schedule. Frontline and the PCB division of Orbotech will agree annually, as part of the Budget for each year, as to the cost of each Agent Employee, on a territory-by-territory basis, according to the specified job title held by him/her (the “Agent Employee Cost Schedule”). The Agent Employee Cost Schedule will be reviewed and revised (and updated as necessary) concurrently with the approval of the annual Budget pursuant to Section 3.1 above.

4.2
Increase in number of Agent Employees at the request of Frontline. Subject to Sections 4.3 and 4.6 below, Frontline may, from time to time, request in writing that an Agent employ further Agent Employees (a “Hiring Notice”). The Hiring Notice shall state the number of additional employees requested to be employed, their positions, and any other requirements of Frontline with respect thereto. The Agent shall use reasonable commercial efforts to locate and employ such additional Agent Employees as soon as practicable subject to obtaining Frontline’s approval as to the identity of any such employees. Commencing upon the first day of employment of such additional Agent Employees, the Variable Costs of the relevant Agent shall be increased by, and include (and Frontline shall accordingly thereafter pay, as provided in Section 3.3 above) the amount set forth in the Agent Employee Cost Schedule according to the position held by such employees (“Budget Increase”). In the event the relevant Agent Employee Cost Schedule does not provide for an employee of such title, Frontline and the relevant Agent shall agree upon the cost of such employee and amend the Agent Employee Cost Schedule accordingly.

4.3
Director Approval for Hiring Notices. Frontline shall obtain the prior written consent of the Board of Directors of the Company before issuing a Hiring Notice to an Agent, if the aggregate Budget Increase in connection with Hiring Notices sent by Frontline during the applicable calendar year (including the proposed Hiring Notice) would increase the aggregate

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Variable Cost component of the applicable annual Budget with respect to all Agents, by an amount greater than 10%.

4.4
Decrease in number of Agent Employees at the request of Frontline. Subject to Sections 4.5 and 4.6 below, Frontline may, from time to time, request in writing that an Agent decrease the number of Agent Employees retained to provide Agent Services (a “Dismissal Notice”). The Dismissal Notice shall set forth the number and position of the employees and the requested date of their cessation of provision of Agent Services. Frontline shall be entitled to request the cessation of provision of Agent Services by any specific employee (in which case, if requested by the Agent, Frontline will explain the reasons for the request and the parties will discuss the request, it being understood and agreed that the Agent will determine whether or not to accept the request). This type of request will not be deemed a Dismissal Notice. The Variable Costs of an Agent shall be reduced by the amount set forth in the relevant Agent Employee Cost Schedule for the employees who are subject to the Dismissal Notice, or who are dismissed pursuant to a specific request as aforesaid, according to the position held by him/her (“Budget Reduction”), effective as follows:

(i)
With respect to Agent Employees whose employment is terminated by the Agent (upon Frontline’s request whether pursuant to a Dismissal Notice or in response to a specific request as aforesaid), the Budget Reduction shall be effective beginning as of the day following the actual termination of employment of such employee, and, if termination is pursuant to a Dismissal Notice, in any event not more than 60 days (or a longer period, if mandated by law) after the requested date of cessation of provision of Agent Services for such employee(s) set forth in the relevant Dismissal Notice.

If severance payments are required to be paid by law to such Agent Employees, or are payable to such Agent Employees in accordance with the Agent’s customary practice, in connection with their termination of employment, Frontline shall pay the Agent its proportional amount of such payments, to the extent such payments have not been fully funded by the Variable Costs pursuant to the Budget. Frontline’s proportional amount shall be calculated by dividing (x) the period commencing on the later of (a) November 3, 1998 and (b) the date such employee commenced his employment with the Agent as an Agent Employee, and ending on the termination of employment of the Agent Employee by (y) the entire period of employment of the Agent Employee with the Agent (the “Frontline Proportional Severance Amount”); and

(ii)
With respect to Agent Employees whose dismissal is requested by Frontline pursuant to a Dismissal Notice and whose employment is not terminated by the Agent, the Budget Reduction shall be effective upon the actual day the Agent Employee ceases to provide Agent Services, and in any event not more than 60 days after the requested date of cessation of provision of Agent Services for such employee(s) set forth in the relevant Dismissal Notice (the “Reduction Date”). With respect to Agent Employees whose dismissal is requested by Frontline pursuant to a specific request as set forth above, and whose employment is not terminated by the Agent but who ceases to provide Agent Services, the Reduction Date shall be the actual date such Agent Employee ceases to provide Agent Services.

In such cases, the Agent shall compute the Frontline Proportional Severance Amount which would have been payable pursuant to Sub-section (i) above (if any), had such employee’s employment been terminated by the Agent on the Reduction Date, and shall notify Frontline in writing of such amount (the “Severance Amount Notice”). If

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severance payments are subsequently actually paid by the Agent (or any other entity related to Orbotech in the event that such employee’s employment is assumed by such other entity) to the relevant employee in the future whether pursuant to law or in accordance with the Agent’s or such other entity’s customary practice, then Frontline shall promptly pay the Agent (or such other entity), upon the first demand therefor, the amount stated in the Severance Amount Notice.

4.5	Director Approval for Dismissal Notices. Frontline shall obtain the prior written consent of the Board of Directors of the Company, before issuing a Dismissal Notice to an Agent, if:

(a)
the Dismissal Notice requests the dismissal of all of the Agent Employees then being employed by such Agent (and therefore would have the practical effect of terminating Frontline’s operations with such Agent); or

(b)
the aggregate Budget Reductions in connection with Dismissal Notices sent by Frontline during the applicable calendar year (including the proposed Dismissal Notice) would reduce the aggregate Variable Cost component of the applicable Budget, with respect to all Agents, by an amount greater than 30%.

4.6	Orbotech Approval for Hiring Notices and Dismissal Notices

Frontline shall be required to obtain the written approval of the PCB division of Orbotech:

(a)
Prior to sending a Hiring Notice to an Agent, if Frontline has sent a Dismissal Notice to such Agent during the preceding six month period with respect to an Agent Employee in the same position as an employee who is the subject of the Hiring Notice;

(b)
Prior to sending a Dismissal Notice to an Agent, if Frontline has sent a Hiring Notice to such Agent during the preceding six month period with respect to an Agent Employee in the same position as an employee who is the subject of the Dismissal Notice.

4.7
Decrease in number of Agent Employees at the request of the Agent. The Agent may, upon at least one months’ prior notice and with the written authorization of the PCB division of Orbotech, notify Frontline of its intention to dismiss Agent Employees (“Agent Dismissal Notice”). The Agent Dismissal Notice shall detail the name, number and position of the employees to be dismissed, the anticipated date of termination of employment and the reason for dismissal. The Variable Costs of such Agent shall be reduced by the amount set forth in the relevant Agent Employee Cost Schedule for the employee(s), beginning as of the day following the actual date of termination of employment of such Agent Employee(s). Notwithstanding the foregoing, an Agent may terminate an Agent Employee’s employment immediately, without prior notice or PCB division approval, in the event that the Agent Employee’s employment is terminated for “cause”, as customarily defined. In such event, the Agent shall notify Frontline promptly and in writing of such dismissal and the circumstances thereof. If severance payments are required to be paid by law to such Agent Employees, or are payable to such Agent Employees in accordance with the Agent’s customary practice, in connection with their termination of employment, and unless Frontline expressly objects to the dismissal of such Agent Employee (and provides a reasonable justification to the Agent for such objection), Frontline shall pay the Agent the Frontline Proportional Severance

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Amount with respect to such Agent Employee, to the extent such payments have not been fully funded by the Variable Costs pursuant to the Budget.

5.	Miscellaneous

Notwithstanding any of the above, (i) upon the failure of the parties to agree to a Budget within the three month period set forth in Section 3.2 above, or (ii) should either Orbotech or Valor, in their absolute discretion, inform the other party and Frontline by written notice of its desire to terminate this Revised Framework, then this Revised Framework (including the payment structure contained herein and any Agent Agreements entered into based hereon) shall terminate, and the marketing, sales, maintenance, servicing, customer support and payment structure contained in the JV Agreement (Appendix 7.1 (ii)) shall apply to the marketing, sales, servicing, support and maintenance of JV Products by the Agents, effective as set forth in the following sentence. In such circumstances, unless otherwise agreed by Orbotech and Valor, this Revised Framework (including the payment structure contained herein and any Agent Agreements entered into based hereon) shall terminate and be of no further force and effect as of the close of business on: with respect to subsection (i) above, March 31 of such year; and with respect to subsection (ii) above, the last day of the second full quarter following the date upon which the notice was given (e.g., on September 30, if notice was given during the first quarter of any year); after which the framework provided for in Appendix 7.1 (ii) of the JV Agreement (including the marketing, sales, customer support and payment structure contained therein) shall apply to the marketing, sales, servicing, support and maintenance of JV Products by the Agents.